    As filed with the Securities and Exchange Commission on August 12, 1996

                                                     Registration No. 33-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         ADVANCED VIRAL RESEARCH CORP.


Delaware                                      5129                         59-2646820
- --------                                      ----                         ----------
(State or other jurisdiction    (Primary Standard Industrial    (I.R.S. Employer Identification
of incorporation or             Classification Code Number)                 Number)
organization)


                        1250 East Hallandale Beach Blvd.
                                   Suite 501
                              Hallandale, Fl 33009
                                 (954) 458-7636
    (Address, Including zip code, and telephone number, including area code of registrant's principle executive offices)

                            -----------------------

                          BERNARD FRIEDLAND, President
                         ADVANCED VIRAL RESEARCH CORP.
                        1250 East Hallandale Beach Blvd.
                                   Suite 501
                              Hallandale, Fl 33009
                                 (954) 458-7636

           (Name, address, including zip code, and telephone number, including area code of agent for service)

                            -----------------------

                  Copies of all communications and notices to:
                             RICHARD J. RUBIN ESQ.
                                 1650 Broadway
                                   Suite 508
                              New York, N.Y. 10019
                                 (212) 581-6908
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

Table applies to Cover Page of Registration Statement on Form S-1.

================================================================================



Title of Each Class of         Amount To Be       Proposed Maximum        Proposed Maximum        Amount of Registration
Securities to be               Registered         Offering Price per      Aggregate Offering      Fee
Registered                                        Share(1)                Price(3)


Common Shares                4,199,500(2)(a))            $.10                  $419,950                   $144.78
$.00001 par value

Common Shares                1,348,300(2)((b)            $.11                  $148,313                    $51.06
$.0001 par value

Common Shares                1,700,000(2)((c)            $.12                  $204,000                    $70.23
$.0001 par value

Common Shares                858,000(2)(d)               $.13                  $111,540                    $35.50
$.0001 par value

Common Shares                4,100,000(2)((e)            $.18                  $738,000                   $254.10
$.0001 par value

Common Shares                5,000,000(2)(f)             $.19                  $950,000                   $327.10
$.0001 par value

Common Shares                2,000,000(2)(g)             $.20                  $400,000                   $137.72
$.0001 par value

Common Shares                3,000,0002)(h)              $.25                  $750,000                   $258.25
$.0001 par value

Common Shares                5,000,0002)(i)              $.27                $1,350,000                   $465.89
$.0001 par value

Common Shares                5,000,0002)(j)              $.36                $1,800,000                   $619.75
$.0001 par value

Common Shares                2,155,500(2)(k)              --                      --                         --
$.0001 par value


Total                       34,361,300                    --                 $6,871,800(3)                 $2,369(1)
                            ----------                                      -----------                  --------

================================================================================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g).
(2)(a) Includes 4,199,500 Shares of Common Stock issuable upon exercise of Options by Selling Security Holders at $ .10 per Share. (b) 1,348,300 Shares issuable upon exercise of Options by Selling Security Holders at $.11 per Share;
(c) 1,700,000 Shares issuable upon exercise of Options by Selling Security Holders at $.12 per Share; (d) 858,000 Shares issuable upon exercise of Options by Selling Security Holders at $.13 per Share; (e) 4,100,000 Shares issuable upon exercise of Options by Selling Security Holders at $.18 per Share; (f) 5,000,000 Shares issuable upon exercise of Options by Selling Security Holders at $.19 per Share; (g) 2,000,000 Shares issuable upon exercise of Options by Selling Security Holders at $.20 per Share; (h) 3,000,000 Shares issuable upon exercise of Options by Selling Security Holders at $.25 per Share; (i) 5,000,000 Shares issuable upon exercise of Options by Selling Security Holders at $.27 per Share; (i) 5,000,000 Shares issuable upon exercise of Options by Selling Security Holders at $.27 per Share; (j) 5,000,000 Shares issuable upon exercise of Options by Selling Security Holders at $.36 per Share; and (k) Pursuant to Rule 429, promulgated under the Securities Act of 1933, as amended, the Prospectus forming a part of this Registration Statement also relates to up to 2,155,500 Shares of Common Stock to be sold for the account of Selling Security Holders, which were initially included in Advanced Viral Research Corp.'s Registraiton Statement on Form S-1 declared effective on July 27, 1995. The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine. (3) Represents proceeds to Issuer assuming exercise of all Options, but no proceeds from sales of Option Shares.

                         ADVANCED VIRAL RESEARCH CORP.
                             CROSS-REFERENCE SHEET
                      Between Items of Part I of Form S-1
                         and the Registration Statement

                        Item No                                 Caption or Page
- -----------------------------------------------         -------------------------------
 1.  Forepart of the Registration Statement and         Facing Page; Reference Sheet
     Outside Front Cover Page of Prospectus             Outside front Cover Page
 2.  Inside Front and Outside Back Cover Pages          Inside Front Cover Page;
     Outside of Prospectus                              Front Cover Page
 3.  Summary Information, Risk Factors and Ratio        Prospectus Summary; The Offering
     of Earnings to Fixed Charges
 4.  Use of Proceeds                                    Use of Proceeds
 5.  Determination of Offering Price                    Outside Front Cover Page; Plan of  Distribution
 6.  Dilution                                           Dilution
 7.  Selling Security Holders                           Selling Security Holders
 8.  Plan of Distribution                               Outside Front Cover; Plan of
                                                        Distribution
 9.  Description of Securities to be Registered         Outside Front Cover Page;
                                                        Description of Securities
10.  Interests of Named Experts and Counsel             *
11.  Information with Respect to the Registrant

     (a) Description of Business                        Business

     (b) Description of Property                        Business - Properties

     (c) Legal Proceedings                              *

     (d) Market Price of and Dividends on the           Market Information; Dividend Policy;
         Registrant's Common Equity and Related         Description of Securities
         Stockholder Matters

     (e) Financial Statements                           Index to Consolidated Financial
                                                        Statements

     (f) Selected Financial data                        Selected Financial Data

     (g) Supplementary Financial Information            Index to Consolidated Financial
                                                        Statements

     (h) Management's Discussion and Analysis of        Management's Discussion and Analysis
         Financial Condition and Result of Operations   of Financial Condition and Result of
                                                        Operations

     (i) Changes in and Disagreements with Accountants * of Accounting and Financial Disclosure

     (j) Director, Executive Officers, Promoters        Management
         and Control Persons

     (k) Executive Compensation                         Management

     (l) Security Ownership of Certain Beneficial       Principal Shareholders
         Owners and Management

     (m) Certain Relationships and Related Transactions  Management - Certain Transactions

12.  Disclosure of Commission Position on                 *
     Indemnification for Securities Act Liabilities


                       PROSPECTUS Subject to Completion
                         ADVANCED VIRAL RESEARCH CORP.
                       34,361,300 Shares of Common Stock

          Advanced Viral Research Corp. (the "Company") hereby registers an aggregate of 34,361,300 shares of Common Stock, par value $ .00001 (the "Shares") which includes 32,205,800 Shares underlying and which are issuable upon exercise by Option Holders of certain Common Stock Purchase Options (the "Option Shares") at $.10 to $.36 per Option Share, and 2,155,500 Shares previously registered, all of Shares and Option Shares are registered for resale by Selling Security Holders hereunder. The foregoing also include and this Prospectus also relates to Shares of Common Stock and Option Shares underlying Options which were initially included in the Company's Registration Statements on Form S-1 declared effective on July 1, 1994 and on July 27, 1995. From January 1, 1996, through April 30, 1996, when the latter Registration Statement was no longer current, and with respect to which this Registrations Statement and Prospectus shall serve as a post effective amendment, 14,255,784 Option Shares were issued to Selling Security Holders upon exercise of certain outstanding Options at prices ranging from $.05 to $.18 per Option Share, resulting in proceeds to the Company of approximately $1,375,000. See "SELLING SECURITY HOLDERS", and "DESCRIPTION OF SECURITIES - PLAN OF DISTRIBUTION".

          On July 30, 1996 the high and low bid prices for the Company's Common Stock in the over-the-counter market as reported by the National Quotation Bureau ("NQB") were $.64 and $.58, respectively.

          The Option Shares issuable upon exercise of the Options will be offered from time to time by Selling Security Holders thereof in the public market. The Company will receive proceeds on the exercise of the Options, as set forth below, but will not receive any proceeds on the public sale of the Option Shares by the holders.

THESE SECURITIES ARE HIGHLY SPECULATIVE , INVOLVING A HIGH DEGREE OF RISK ASSOCIATED WITH THE COMPANY'S LIMITED OPERATING HISTORY, AND SHOULD ONLY BE PURCHASED BY THOSE WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT (See "HIGH RISK FACTORS")

                        -------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================
                                      Exercise price(1)  Underwriting Dis-           Proceeds to Com-
                                                         counts and Commis-          pany(2)(3)
                                                         sions
- ---------------------------------------------------------------------------------------------------------
Per Share (or exercise of Options)       $.10 - $.36           $.00                        $6,871,800
=========================================================================================================

(1) See "Plan of Distribution" for pricing and selling arrangements. The Options are exercisable to acquire Option Shares at a price range of from $.10 to $.36 per Option Share. (2) Expenses of the offering, estimated to be $50,000, shall be paid by the Option Holders and Selling Security Holders, and shall not be paid by the Company. (3) Represents proceeds to the Company assuming exercise of the Options. Does not include proceeds from the sale of the Option Shares, which will be offered from time to time in the public marketplace, and which proceeds will be paid to the Holders of such securities and not to the Company.

                 The date of this Prospectus is August   , 1996

          Information contained herein is subject to completion or amendment. A Registration Statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                             AVAILABLE  INFORMATION

          This prospectus, which constitutes part of a Registration Statement on Form S-1 (the "Registration Statement") files by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), does not contain all of the information set forth in the Registration Statement and the exhibits thereto, which the Company has filed with the Commission in Washington, D.C. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and securities offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the information and exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the following regional offices: Chicago Regional Office, Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 50551 and 7 World Trade Center, New York, New York. Also, copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington D.C. 20549.

          No person has been authorized to give any information or to make any representations in connection with the offering described herein other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so or to any person to whom it is not lawful to make such offer or solicitation in such jurisdiction. The information contained in this Prospectus if given as of the date hereof, except where otherwise indicated and neither in a delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances create any implications that there has been no change in the facts set forth herein or in the affairs of the Company since the date hereof.

                               PROSPECTUS SUMMARY

          This Prospectus, which constitutes part of Registration Statement filed with the Company with the U.S. Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statements and to their exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

          The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus and particularly in the section entitled "High Risk Factors."

THE COMPANY
- -----------

          Advanced Viral Research Corp. (the "Company") was organized on July 31, 1985, under the laws of the State of Delaware to engage in the production and marketing, promotion and sale of RETICULOSE(R)/1/ peptide-nucleic acid complex preparation. RETICULOSE is not presently approved for sale anywhere in the world. See "BUSINESS - MARKETING AND SALES," and "GOVERNMENT REGULATION." The Company is in the developmental stage, and has not yet commenced any commercial operations.

          RETICULOSE, which was acquired by the Company in 1985, was marketed and used in the United States and elsewhere in the world from 1940 until 1962. See "BUSINESS - GENERAL, "RETICULOSE," and "EXCLUSIVE RIGHTS TO RETICULOSE AND PRODUCTION ARRANGEMENTS." In 1962 RETICULOSE was classified as a "new drug" by the United States Food and Drug Administration (FDA), requiring FDA approval for sale in the United States. Legal action by the FDA resulted in RETICULOSE being withdrawn from the United States market. See "BUSINESS - BACKGROUND OF RETICULOSE." Between 1967 and 1968, two applications for approval of RETICULOSE for sale in the United States were filed and withdrawn without prejudice on indications from the FDA that the applications would not be approved, despite historical usage prior to 1962. See "BUSINESS - RETICULOSE" and "THE INVESTIGATIONAL NEW DRUG APPLICATION ("IND") PROCESS." See generally,
"GLOSSARY", "HIGH RISK FACTORS" and "SOURCES".   (All references to "SOURCES"
hereinafter are made with the caveat that such list of sources should be read in conjunction with the portions of this Prospectus which discuss the negative results of certain studies).

          While there have been no controlled double-blind clinical trials of RETICULOSE to date, the Company believes that the prior history of RETICULOSE, and the published data for the years 1951 though 1970, largely anecdotal, indicates and/or establishes that RETICULOSE is an anti-viral pharmaceutical product which is safe and effective in treating a number of interferon related viruses such as Asian Influenza, Viral Pneumonia, Virus Infectious Hepatitis, Mumps, Encephalitis, Herpes Simplex and Herpes Zoster. However, two reports in recognized medical journals questioned the efficacy of RETICULOSE on certain viral diseases in laboratory tests. Testing of RETICULOSE on the Human Papilloma Virus (HPV) has commenced in Argentina. There can be no assurance of the success of such testing or whether such testing or any other potential testing that may be commenced will result in FDA approval. See "RISK FACTOR 4. - RETICULOSE - Limited Medical Acceptance and No Assurance of Effectiveness," and "BUSINESS - CURRENT STATUS OF TESTING OF RETICULOSE".

          Bernard Friedland, President of the Company, as sponsor, filed with the FDA on September 20, 1984 an application for a study, on human subjects, of the efficacy of RETICULOSE upon AIDS. In response to two deficiency letters from the FDA,, the Company on March 6, 1992, submitted to the FDA additional information, including findings from independent research laboratories intending,, among other things, to procure the FDA's approval to conduct Phase I human trials for RETICULOSE. On July 31, 1992, the Company received a further deficiency letter from the FDA (the "July 1992 Deficiency Letter"). The July 1992 Deficiency Letter provided detailed comments with respect to chemistry, toxicology, microbiology and clinical areas requiring further studies and action on the part of the Company. To date the Company has not formally responded to the July 1992 Deficiency Letter from the FDA. The Company presently contemplates that it shall either file an amendment with the FDA

- -----------------------------
/1/RETICULOSE(R) is a Registered trademark of the Company.

seeking to reactivate the IND that had been previously filed with the FDA, or withdraw such IND that has been deactivated by the FDA, and filing a new IND application. The Company intends to allocate certain funds from the exercise of Options, provided at least 25% of the Options are exercised, for the purpose and filing a new IND with the FDA. See "BUSINESS - CURRENT STATUS OF TESTING OF RETICULOSE". No assurance can be given, however, that any Options will be exercised, or that a new IND will be accepted by the FDA or that any tests previously conducted or to be conducted will satisfy FDA requirements. See "BUSINESS - BACKGROUND OF RETICULOSE" and the "CURRENT STATUS OF TESTING OF RETICULOSE."

          The Company maintains its executive offices at 1250 East Hallandale Beach Blvd., Hallandale, Florida 33009. Its telephone number is (954) 458-7636. See "BUSINESS-PROPERTY."

THE OFFERING
- ------------

The Company hereby registers for sale the Option Shares and the Selling Security Holder Shares.

Stock Ownership
- ---------------

Common Stock Outstanding        265,437,558 Shares of Common Stock, par
Prior to Offering               value $.00001

Securities Being Registered     Of the total of 34,361,300 Shares being
                                registered hereunder, 32,205,800 Option Shares underlie the $.10 to $.36 Options held by Option
                                Holders, which include 10,683,000 Option Shares pursuant to Options granted to Selling Security
                                Holders and 2,155,500 Shares that were issued upon exercise of previously issued Options and were included in the Company's Registration
                                Statements declared effective by the SEC on July
                                1, 1994, and/or July 27,1995 All such Shares and
                                Option Shares are included in this Registration
                                Statement, for public resale by the Selling
                                Security Hold-ers. See "SELLING SECURITY
                                HOLDERS".


Common Stock to be Outstanding 297,643,358 Shares of Common Stock(2) Following Exercise of the
Options



(2) Includes all of the Option Shares being registered hereunder, and assumes all Options are exercised.

Use of Proceeds                 The Company, from January 1, 1996 to April 30,
                                1996, has received approximately $1,375,000 from the exercise by Option Holders of the previously issued Options at prices from $.05 and $.18
                                Options which were registered and included for resale in the Company's July 27, 1995
                                Registration Statement. The Company shall receive $6,871,800 assuming all Options registered hereunder are exercised. The Company shall apply such proceeds to pay the general operating and administrative expenses, contin-ued research and development and clinical trials regarding RETICULOSE and establishing a new or enhancing the existing production facility, among other uses. If only 25% of the Options are exercised, the Company will receive proceeds of approximately $1,717,950 See "USE OF PROCEEDS" below.

High Risk Factors               Prospective purchasers should consider carefully
                                certain risks concerning the Company and its business, including Limited Operations, No
                                Record of Earnings and Accumulated Deficit;
                                Failure of RETICULOSE to be Approved for Sale by FDA; Single Product- Very Limited Sales;
                                RETICULOSE- Limited Medical Acceptance and No
                                Assurance of Effectiveness; and Qualification
                                Regarding Going Concern; among other factors.
                                See "HIGH RISK FACTORS."

                                   GLOSSARY


     The following is a glossary of some of the scientific terms used in this Prospectus.


 . Amino Acids:          The basic chemical molecules from which proteins
                        are synthesized in the body. Amino acids are composed of carbon, hydrogen, oxygen and nitrogen.

 . Antibodies:           Modified type of serum proteins which are
                        responsible for immunity to an infectious agent.

 . Anti-viral agent:     A pharmaceutical product which has properties to
                        stop or reduce the effects of a virus infection.

 . Interferon:           A protein generated by the body's cells in the
                        presence of certain virus groups which counters the effects of the invading viruses with the cells.

 . Intramuscular:        Refers to injection of medication into and within
                        the muscle.

 . Karposi's sarcoma:    Mucocutaneous tumors, secondary opportunistic
                        infection related to HIV infection.

 . Lipotrotein:          A protein molecule with one or more fat molecules
                        attached.

 . Lymphocytes:          (White Blood Cells) The white corpuscles of the
                        blood system which are the first line of defense against invading organisms.

 . Nucleic acids:        Ribonucleic acid (RNA) or deoxyribonucleic (DNA)
                        protein molecules which determine genetic memory of cells. These molecules are essential to life.

 . Peptides:             Low molecular weight protein building blocks
                        derived from beef or from milk.

 . Peptones:             Water soluble protein building blocks derived from
                        beef or from milk.

 . Subcutaneous:         Refers to injection of medication between the skin
                        and muscle layers.

 . Virus Replication:    The duplication of a virus by itself within the
                        body cell by breaking down the RNA or DNA of the host cell and using it to make a replicate of itself, while killing the host cell.

 . Immune System
  Modulator:            Substance or substances which stimulate the human
                        body's immune system to more actively counter the effects of viral infection and viral invasion.

                            Selected Financial Data

The following presents selected consolidated financial information for Advanced Viral Research Corp. and is qualified ii its entirely by the more complete information contained in the financial statements and accompanying notes which are an integral part thereof appearing elsewhere in this registration statement.

                            YEAR ENDED DECEMBER 31

Consolidated                     1995           1994           1993           1992           1991           1990    Inception
Statement of                                                                                                         (2/20/84-
Operation                                                                                                              3/31/96)
==============================================================================================================================
Revenue (1)              $     69,483   $     84,852   $     23,892   $     23,920   $     18,465   $     39,290   $   557,451
==============================================================================================================================
Net Loss                     (401,884)      (440,837)      (563,309)      (839,981)      (249,871)      (267,867)   (3,764,196)
==============================================================================================================================
Net Loss per Share              (0.00)         (0.00)         (0.00)         (0.00)         (0.00)         (0.00)
==============================================================================================================================

Consolidated Balance            1995           1994           1993           1992           1991           1990
Sheet:
================================================================================================================
Working Capital          $    560,637       $167,360   $    318,582   $    564,943   $    179,679   $    366,075
================================================================================================================
Total Assets                  796,241        452,264       572, 507        858,019        462,309        652,985
================================================================================================================
Total Liabilities              14,651         40,244          8,150         37,854         19,359          5,905
================================================================================================================
Shareholder's  Equity         781,590        412,020        564,357        820,165        442,950        647,080
================================================================================================================
Shares Outstanding        251,181,774    241,616,991    236,276,991    227,276,991    204,073,782    200,299,882
================================================================================================================

Consolidated Statement of Operation:                                                         1996                         1995
Three Months Ended March 31.
==============================================================================================================================
Revenue (1)                                                                          $     10,908                 $     29,521
==============================================================================================================================
Net Loss                                                                                  (67,399)                     (66,106)
==============================================================================================================================
Net Loss per Share                                                                         $(0.00)                       ($.00)
==============================================================================================================================

Consolidated Balance Sheet at March 31:                                                      1996                         1995
==============================================================================================================================
Working Capital                                                                      $    888,267                 $    465,973
==============================================================================================================================
Total Assets                                                                            1,119,138                      726,916
==============================================================================================================================
Total Liabilities                                                                          13,068                       38,715
==============================================================================================================================
Shareholder's  Equity                                                                   1,106,070                      688,201
==============================================================================================================================
Shares Outstanding                                                                    256,838,508                  245,238,441
==============================================================================================================================

(1) Substantially all revenues since inception were derived from investment income, except that during 1994 and 1995 the Company was also paid for rights to sell RETICULOSE.

                               HIGH RISK FACTORS
                               -----------------

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE PURCHASER SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS HEREIN.


1.  Limited Operations, No Record of Earnings and Accumulated Deficit.-  The
    ------------------------------------------------------------------
Company was incorporated under the laws of the State of Delaware on July 31, 1985, has a very limited operating history, only insignificant operating revenues and must be considered promotional and still in its early developmental stage. From inception through December 31, 1995, the Company had an accumulated deficit of $3,696,797. Through its quarter ended March 31, 1996 the Company's accumulated deficit was $3,764,196. The Company is dependent upon approval of RETICULOSE for sale before it can begin any significant commercial operations. Until recently, application for approval has been filed in any country, except for the Investigational New Drug Application ("IND") filed in the United States with the U.S. Food and Drug Administration ("FDA") on September 20, 1984 by Bernard Friedland, President of the Company, as sponsor. The Company has received and responded to certain deficiency letters from the FDA, which responses were not deemed adequate. The Company has not yet responded to a July 1992 FDA Deficiency Letter with respect to this IND. The Company hopes to prepare and file a new IND with the FDA but cannot predict the time or costs
associated therewith.   However, the Company's distributors, AVIX International
Pharmaceutical Corp. ("AVIX") and DCT S.R.L. ("DCT"), have commenced the application process in China and Mexico (AVIX) and Argentina (DCT), and open label clinical trials (the "Clinical Trial") have commenced in Argentina on Human Papilloma Virus (HPV). See "BUSINESS-CURRENT STATUS OF TESTING OF RETICULOSE". There can be no assurance that the Clinical Trial or any other potential testing that may be commenced will prove successful.

   The Company's cash position, from time to time, has been the result of the proceeds from the Company's initial public offering; the exercise of warrants issued in connection with the initial public offering; the exercise of Options; fees paid for distribution rights by Company's exclusive distributors which fees also included deposits on purchases of RETICULOSE by a distributor; and limited sales of RETICULOSE for testing purposes. Its current cash position of approximately $1,700,000 as of June 30, 1996, is largely the result of Options being exercised, which were due to recently prevailing prices of the Company's Shares. This amount is adequate for the Company's operations at present levels for approximately 70 months. However, such funds may not be adequate to pay all the costs associated with the full range of continued research and development and testing , as well as the clinical trials that may be required by the FDA, in order to obtain approval for IND to test RETICULOSE in the United States, which is a prerequisite for being able to market and sell RETICULOSE in the U.S. However, its cash position is sufficient to fund the ongoing open label Clinical Trial and other studies and tests that may be undertaken, which costs are estimated at $250,000. The Company also gave a grant of approximately $30,000 to the Mount Sinai School of Medicine, New York, NY to study the mechanism by which RETICULOSE inhibited the replication of the Human Immunodeficiency Virus (HIV). The Company has also given another grant to Mount Sinai in the amount of $35,000 to conduct certain additional tests of RETICULOSE. Unless and until RETICULOSE is approved for sale in the United States, in another developed country or one or more of the Company's distributors obtains approval for the sale of RETICULOSE in any of their respective territories, the Company will be dependent upon the continued sale of its securities and/or the exercise of options for funds to meet its continued cash requirements.

   In such event the Company will also be dependent on the willingness of third parties to accept the issuance of Shares and/or the grant of Options as compensation to conduct tests or provide other services to the Company.

No assurance can be given that such financing or services, if and when required, will be available, or if available, will be at terms acceptable to the Company. Any issuance of a substantial number of additional Shares would also dilute the ownership of present shareholders.

   Potential investors should be made aware of the difficulties encountered by any business enterprise in its development stage, especially in view of the intense competition from existing and more established businesses in the medical/pharmaceutical fields, most of which have substantial capital assets and income to fund any research, development, promotional and marketing programs and regulatory protocols that are necessary in connection with medical/pharmaceutical products. See, "BUSINESS -COMPETITION." There is nothing at this time upon which to base any assumption that the Company will either generate operating revenues or will ever be able to operate on a profitable basis. If the Company's plans prove to be unsuccessful, its stockholders and Option Holders may lose all or a substantial portion of their investment. See "BUSINESS - CURRENT STATUS OF TESTING OF RETICULOSE," and "EXCLUSIVE DISTRIBUTION AGREEMENTS".

2.  Failure of RETICULOSE to be Approved for Sale by the FDA - The United States
    --------------------------------------------------------
constitutes the major and most profitable pharmaceutical market in the world. From 1962, when RETICULOSE, among many other drugs, was reclassified as a "new drug" by the FDA until the present date, the Company has not been able to market RETICULOSE in the United States, or any other developed country. This has been the direct result of its inability to satisfy the regulatory protocols and the substantial preapproval requirements imposed by the FDA upon the introduction of any new or unapproved drug product, which include lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures. While the United States pharmaceutical market is the largest in the world, it also takes the longest time for new drug approval. There is no assurance that FDA approval for the sale of RETICULOSE in the United States will ever be obtained or that the Clinical results of the current Clinical Trial or any other clinical studies and tests will be sufficient to lead to FDA approval of an IND for clinical testing of RETICULOSE on humans in the U.S. Nor can there be any assurance that RETICULOSE will ever be approved by any developed or developing country, without which no significant revenues will ever be generated by the Company from the sale of RETICULOSE.

3.  Single Product - Very Limited Sales - Since April 1988, there have been no
    -----------------------------------
sales of RETICULOSE, except for insignificant revenues related to distribution of the drug for testing purposes. RETICULOSE is not presently marketed anywhere in the world. It is not presently approved for sale or use in the United States and there can be no assurance that it ever will be approved in the United States in the future. RETICULOSE was previously sold in the Philippines, Hong Kong, Singapore, Malta, Taiwan, Malaysia, the Bahamas, the Dominican Republic and Montserrat, but no licensed distributors are presently selling RETICULOSE in such countries. The Company has currently in effect Exclusive Distribution Agreements with distributors to market and sell RETICULOSE, subject to each distributor obtaining regulatory approval, in the following countries: China, Japan, Hong Kong, Macao, and Taiwan (AVIX International Pharmaceutical Corp.); Mexico (AVIX); Channel Islands, Isle of Man, British West Indies, Jamaica, Haiti, Bermuda and Belize (Commonwealth Pharmaceuticals) and Argentina (DCT S.R.L.). The Company is presently dependent upon RETICULOSE obtaining regulatory approval in the United States, in other developed countries, or alternatively in one or more of its distributors' territories if it ever hopes to have significant distribution and sales of RETICULOSE. There can be no assurance that any significant sales will be generated by the Company's distribution agreements, and further, there can be no assurance that any such distributors will timely receive, if ever, necessary approvals to market RETICULOSE in their respective territories. SEE "BUSINESS - EXCLUSIVE DISTRIBUTION AGREEMENT WITH AVIX"; "ARGENTINA AGREEMENT WITH DCT S.R.L." and "EXCLUSIVE DISTRIBUTION AGREEMENT WITH COMMONWEALTH".


4.  RETICULOSE - Limited Medical Acceptance and No Assurance of Effectiveness -
    -------------------------------------------------------------------------
Although the Company believes that the prior history of RETICULOSE, since its development, should establish that RETICULOSE is a non-toxic and an effective anti-viral compound that is useful in treating such diseases as Asian Influenza, Viral Pneumonia, Viral Infectious Hepatitis, Herpes Simplex, Herpes Zoster and Mumps Encephalitis, RETICULOSE is neither widely known nor accepted by the medical community nor approved for use in the

U.S. for any purpose by the FDA. However, recent laboratory tests of RETICULOSE at the Mount Sinai School of Medicine, New York, N.Y. under the supervision of Dr. Shalom Z. Hirschman, the Director of Mount Sinai Division of Infectious Diseases, have shown that RETICULOSE stimulates the production of a unique set of chemokines including Interleukin 6 (IL-6) and Gamma Interferon and inhibits replication of HIV in cell cultures. Previously, two articles published in 1962 in recognized medical journals have questioned the anti-viral effect of RETICULOSE on Mumps Encephalitis and Herpes Simplex utilizing tissue culture; on Herpes Simplex in students; and on Lansing Polio and mouse adapted and egg adapted Influenza A. Kempe, Failure to Demonstrate Antiviral Activity of
                            --------------------------------------------
Reticulose, Diseases of Children, Vol. 103, No. 5, May 1962 and Behbehani,
- --------------------------------
The Effect of Reticulose on Viral Infection of Experimental Animals, Southern
- -------------------------------------------------------------------
Medical Journal, Vol. 55, No. 2, February 1962. Notwithstanding the foregoing, historically, the Company believes that the effectiveness of RETICULOSE has been demonstrated, albeit in a limited number of clinical studies, some of which were reported in recognized medical journals, and in limited public use. Reference is made to "SOURCES" below. However, because no "double blind" studies of RETICULOSE have ever been completed by or for the Company, there can be no assurance that RETICULOSE will be effective in treating viruses of any variety on a wide scale or any other basis. In addition, although the Company has filed an IND with the FDA, it must first satisfy the FDA that the present formulation of RETICULOSE is identical to the formulation reported on the prior anecdotal history and studies. A peptide study conducted by the University of Wisconsin Biotechnical Center in 1988 exclusively for the Company (the "Wisconsin Study") has shown that the prior formulation of RETICULOSE is essentially the same as
                                                      -----------
the present formulation. Should the Wisconsin Study not satisfy the FDA, and should the FDA not consider such prior anecdotal studies, RETICULOSE will continue to be considered as a total new drug. In such event, the uncertain amount of time and costs required for IND approval as a result of the FDA not accepting the prior history of the drug, can be expected to be financially burdensome and have a materially adverse effect on the Company and its likelihood of ever obtaining any requisite approval in the United States. The Company is dependent on the pending Clinical Trial or any other tests and trials that may be commenced in the future, the results of which, if successful, may assist the Company in receiving an IND for testing on humans on the United States.

   On March 6, 1992, the Company submitted to the FDA additional information which the Company believed was responsive to the FDA deficiency letters (the "March 1992 FDA Submission"). The March 1992 FDA Submission included, among other things, findings from certain independent research laboratories, including the Wisconsin Study. The purpose of the March 1992 FDA Submission was to obtain FDA approval to conduct Phase I human clinical trials regarding the effectiveness of RETICULOSE on AIDS. The FDA responded with a deficiency letter dated July 31, 1992, (the "July 1992 Deficiency Letter") but the Company has not responded to the Deficiency Letter and does not anticipate that it will be capable of responding to the FDA in the near future. The Company lacks the financial resources to fund all the tests and full clinical trials necessary to permit it to resubmit to the FDA the information required for approval. The Company is contemplating commencing preliminary steps to assist the Company in preparing a new IND for filing with the FDA. However, if the Company should be successful in obtaining approval of RETICULOSE in a industrially developed country, of which there can be no assurance, the Company may reevaluate its position with respect to the FDA and attempt to meet the FDA's stringent requirements.

   There can be no assurance that the FDA will ever approve the sale or even the testing on humans of RETICULOSE in the United States. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS", "BUSINESS - BACKGROUND OF RETICULOSE" and "CURRENT STATUS OF TESTING OF RETICULOSE."

5.  Qualification Regarding Going Concern. - The Company's independent
    --------------------------------------
accountants' report on the Company's financial statements included in the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1995, includes an explanatory paragraph (Footnote 3) in the footnotes to Financial Statements stating that the Company's ability to continue operations is dependent upon its continued sale of its securities for funds to meet its cash requirements, which raises substantial doubt about the Company's ability to continue as a going concern. Further, the accountant's report does not include any adjustment that might result from the outcome of this uncertainty. The Company has no immediate plan to issue any securities. The Company has suffered losses from operations during its limited operating history.

The Company is dependent upon registration of RETICULOSE for sale in the United States or in another country before it can begin commercial operations. The Company's cash position will be inadequate to pay all the costs associated with the full range of testing and clinical trials required by the FDA. Management does not anticipate registration or other approval of RETICULOSE in a developed country in the near future. Unless and until RETICULOSE is approved for sale in the United States or another industrially developed country or unless RETICULOSE is approved in one or more of its distributors territories with both a material population and healthy profile, the Company will be dependent upon the continued sale of its securities and/or exercise of its Options for funds to meet its cash requirements. Management continues to sell or issue for services the Company's securities in an attempt to mitigate the effects of its losses and poor cash position; however, no assurance can be given that such equity financing, if and when required, will be available. In the event that such equity financing is not available, in order to continue operations, management anticipates that they will have to defer their salaries. In addition, the Company may require to seek debt financing, but no such financing is in place or identified. Management does not believe that such financing will be readily obtainable on favorable terms unless FDA approval for Phase I testing of RETICULOSE is granted in one or more countries. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue in existence. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "Notes to Consolidated Financial Statements."

6.  Additional Financing Necessary. - There can be no assurance that the
    ------------------------------
presently outstanding Options at prices ranging from $.10 to $.36 per Option Shares, which Options and Option Shares are registered in the Registration Statement, will be exercised in their entirety. During the period from January 1, 1996 to April 30, 1996, 14,255,784 Option Shares underlying the previously registered Options were issued for total consideration of $1,375,000. However, Management believes that it current liquid assets of approximately $1,700,000 plus the proceeds derived from the exercise of all the Options being newly registered hereunder should be sufficient to enable the Company to conduct its contemplated activities for at least 55 months and conduct day to day operations at present levels, based upon currently monthly operating expenses of approximately $30,000. See "USE OF PROCEEDS". It should be noted that the exercise prices of the Options is significantly still below the recent prevailing market price of the Company's Shares. The Company may require additional equity and/or debt financing in the future to meet the considerable costs of human clinical trials, should the FDA grant permission for such trials. The cost of the tests in the distributors' territories will be paid by the Company's distributors in their respective territories. Such costs have not been ascertained by the Company. If no additional Options are exercised, the Company will be able to continue its business, which remains in the development stage at current levels for approximately 55 months. There can be no assurance that any additional financing will be available or, if available, that it can be obtained on terms satisfactory to Management. If the Company does not obtain any material proceeds from the exercise of Options, the Company could be dependent upon joint ventures with, or the sale of certain rights regarding RETICULOSE to third parties, the terms of which might not be advantageous to the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS" and "BUSINESS - EXCLUSIVE DISTRIBUTION AGREEMENT.


7.  Potential Loss of Bahamian Rights. -  RETICULOSE has been manufactured only
    ---------------------------------
in limited quantities, by the Company's Bahamian subsidiary, Advance Viral Research Ltd. ("LTD"), in the facility located in Freeport, Grand Bahama Island, and RETICULOSE is currently being produced at the Bahamas facility in limited quantities for preliminary testing and potential submission to regulatory authorities. Although there can be no assurance that this facility will have sufficient capacity in the event that demand should develop for RETICULOSE, the Company believes that its manufacturing facility is ready for production. The Company has a license to manufacture pharmaceutical products, including RETICULOSE, for export from the Grand Bahama Port Authority. The Grand Bahama Port Authority is a private, semi-autonomous body established by statute under the laws of the Bahamas. The Company was advised in August, 1988 by the Ministry of Health of the Government of the Bahamas that a license from the Ministry of Health is required for the manufacture of pharmaceuticals in the Freeport area of Grand Bahama Island. No proceeding to prevent the Company's manufacture for export of RETICULOSE has been instituted or threatened by the Government of the Bahamas.

If any such proceedings were to be instituted, which the Company has no reason to believe is intended, the Company would vigorously contest such proceeding. No assurance can be given that the Company could successfully defend and would indeed prevail if such a proceeding were commenced.

8.  Lack of Product Liability Insurance - The Company, like any pharmaceutical
    -----------------------------------
manufacturer could be subjected to claims for adverse reactions resulting from the use of RETICULOSE. While the Company is unaware of any such claims or threatened claims since RETICULOSE was initially marketed in the 1940's, one study noted adverse reactions in guinea pigs from doses 500 times normal human dosage. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the future marketability of RETICULOSE. As of the date hereof, the Company does not have product liability insurance for RETICULOSE. The Company has not allocated any portion of the proceeds that it may receive upon the exercise of any Options Shares, of which there can be assurance, for the cost of liability insurance. There can be no assurance that the Company will be able to secure such insurance in adequate amounts, at reasonable premiums if it so desires. Should the Company be unable to secure product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased and could materially adversely effect the Company.

9.   Lack of Patent Protection. - The Company does not presently have a patent
     --------------------------
for RETICULOSE and no application for a patent has been filed. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product using processes similar to those of the Company. Notwithstanding the foregoing, the Company is contemplating retaining patent counsel for the purpose of determining whether, in light of recent laboratory tests and the present cash position of the Company, the Company should pursue patent protection for RETICULOSE. However, there is no certainty that if such applications are filed, that patents will be granted, or if granted, that it will be sustained if judicially attacked, and, if declared valid, whether patents, in fact, will operate to protect the Company from others copying RETICULOSE. The Company has relied upon the utilization of proprietary information, trade secrets and confidentiality agreements to protect RETICULOSE and the processes for its manufacture, but there can be no assurance that such efforts and procedures will continue to be successful and protect the Company from any competition in the future.

10.  Potential Claim for Royalties - While the Company does not believe that any
     -----------------------------
valid claim for Royalties exists, if the Company was successful in selling RETICULOSE, the Company could be subject to claims from the heirs and the Estate of Mr. B. E. LaPenta in connection with royalty payments on the sale of RETICULOSE in an amount equal to 5% of net sales in the United States and 4% of net sales in foreign countries. The Company has not received, to date, any notice of claim from such party and further, the Company believes that any royalty claims were barred as a result of the Company's purchase of RETICULOSE from the Hong Kong Bankruptcy Court. Mr. LaPenta died in 1976 and no claims have ever been made to the Company's best knowledge. The Company would vigorously contest any Royalty claim in the future. See "BUSINESS - BACKGROUND OF RETICULOSE."

11.  Limited Staff for Operations - Reliance Upon Officers - The Company is
     -----------------------------------------------------
currently wholly dependent upon the personal efforts and abilities of its two full-time, executive officers/employees, only one of whom, Bernard Friedland, President, has any substantial experience in the pharmaceutical industry. See "MANAGEMENT - OFFICERS AND DIRECTORS" for further information concerning the extent, nature and scope of its officers' business experience. The loss or unavailability to the Company of the services of Bernard Friedland could have a materially adverse effect on the Company's business prospects and any potential earning capacity, and therefore, the Company has obtained "key-man" insurance on Mr. Friedland in the amount of $400,000. See "USE OF PROCEEDS." In the event the Company's level of operations shall significantly increase, the business may depend upon its abilities to attract and hire additional management and staff employees. There can be no assurance that the Company will be able to secure such additional management and staff, if necessary.

12.  Government Regulation - The FDA and comparable regulatory agencies in
     ---------------------
foreign countries impose substantial requirements upon the introduction of therapeutic drug products including lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures. There is no assurance that FDA approval for the sale of RETICULOSE in the United States will ever be obtained or that the Company will have adequate funds to finance the necessary clinical studies and related costs. A New Drug Application was filed for RETICULOSE by Key Pharmaceuticals in 1967 and subsequently withdrawn without prejudice. An IND was filed in 1968 and withdrawn in 1972 when RETICULOSE was sold to a Singapore company which subsequently went bankrupt for reasons unrelated to the pharmaceutical business. See "BUSINESS - BACKGROUND OF RETICULOSE." In 1984, the Company's President, as sponsor, filed an IND which is still pending and in the preliminary stages of the FDA approval process. The effect of FDA and foreign government regulation will be to delay marketing of RETICULOSE for a considerable period of time in certain countries, to impose costly procedures upon the Company's activities and to impede and/or prevent the Company's ability to compete with larger companies in its industry. The extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted.

   The FDA does not regulate and has no requirements or control over foreign manufacturers of products offered exclusively for sale, in foreign countries, whether with respect to proof of toxicity, stability, safety, efficacy, or to maintain records concerning same. However, in recent years, "Third World" countries have become increasingly more thorough in the registration and licensing of pharmaceutical products. In many of the Third World countries, registration/approval of a pharmaceutical product in one or more "developed" countries is a prerequisite in order to obtain registration and sale in Third World countries. Accordingly, until registration is granted, if ever, in the United States or another "developed" country, such as Canada, sales to Third World countries may not produce a material amount of revenue for the Company, unless RETICULOSE shall be approved for testing in one or more Third World countries having both a significant population and health profile.

13.  Dilution - Prior to this offering, during the period from 1985 through
     --------
1987, the officers, directors, and promoters of the Company acquired 91,061,537 shares for which they paid total cash consideration of $910.61, or $.00001 per Share. Purchasers of the 32,205,800 Option Shares underlying the Options registered herein will realize a material dilution of their equity-interest, as follows: $.2097 per Share, $.2039 per Share, and $.1932, assuming exercise of 25%, 50% and 100% of all such Options. See "DILUTION."

14.  Intense Competition - There are inherent difficulties for any development
     -------------------
stage company, such as the Company, seeking to enter an established field, particularly a field as capital intensive as the manufacture and sale of pharmaceuticals. The Company can expect to encounter intense competition from well-known pharmaceutical companies and chemical companies engaged in the development and marketing of therapeutic drug products.

   Almost all of such companies are substantially larger, possessing far greater capital resources, more substantial operating histories and records of successful operations, greater personnel and other resources, and more extensive facilities than the Company now has or will have in the foreseeable future. Accordingly, such companies are and shall continue to remain in a far better position to compete in this industry than the Company. Such companies may succeed in discovering, developing and marketing products that are either as effective or more effective than RETICULOSE, which has not yet been established or proven to be effective as an anti-viral agent to the FDA or indeed any other regulatory agency's standards. The Company is not at present and will not be in the foreseeable future a significant factor in the field in which it is endeavoring to engage. Additionally, small development stage entities, such as the Company, with very limited resources, are at a very serious disadvantage in attempting to operate in a market against established competitors. See "BUSINESS
- -COMPETITION."

15.  Voting - Control by Present Management - On July 31, 1996, the present
     --------------------------------------
officers and directors of the Company owned 77,886,383 Shares of the present outstanding Common Stock of the Company or approximately 29.3% of the Company's outstanding Common Stock. Assuming the acquisition of all of the Option Shares pursuant to the exercise of the Options, of which there can be no assurance, the present officers and directors of the Company will own approximately 26.2% of the Company's outstanding Common Stock. As there are no cumulative voting rights, present members of management, by virtue of their stock ownership, can be expected to substantially influence the election of all of the directors of the Company and thereby continue to control the Company's business.

16.  No Dividends and None Anticipated - The Company has not paid any dividends
     ---------------------------------
upon its Common Stock since its inception and it does not anticipate paying any dividends upon its Common Stock in the foreseeable future. See "DIVIDEND POLICY", and "DESCRIPTION OF SECURITIES".

17.  Potential Sales Pursuant to Rule 144 - As of July 31, 1996,  approximately
     ------------------------------------
77,886,383 Shares of the Company's presently issued and outstanding Common Stock are "restricted" Shares and the securities as that term is defined under Rule 144 under the Securities Act of 1933, as amended (the "Act"), excluding "restricted" Option Shares which may be issued to Selling Security Holders and are being registered or are otherwise being included for sale pursuant to this Registration Statement. In the future, the 77,385,383 Shares may be sold without prior registration under the Act upon compliance with Rule 144. Giving effect to the exercise and the sale of all the Option Shares, the Company will have issued and outstanding 297,643,358 Shares of Common Stock, of which 77,385,383 Shares will be "restricted" securities. The 32,205,800 Option Shares underlying presently outstanding Options and 2,155,500 Shares that were issued in connection with previously outstanding Options are being included for resale by Selling Security Holders pursuant to this Registration Statement.

   In general, under Rule 144, a person (or persons whose shares are aggregated) who has held restricted securities for a period of two (2) years may, under certain circumstances, sell to the public, in ordinary brokerage transactions, within any three month period, a number of shares which does not exceed the greater of one percent of the then outstanding shares of the Company's Common Stock, or the average weekly trading volume of the shares during the four (4) calendar weeks prior to such sale. In addition, under Rule 144, there are certain additional requirements that may apply, including but not limited to, the requirement that the Company have available adequate current public information with respect to the Company under the Securities and Exchange Act of 1934 and that a notice of proposed sale on Form 144 be filed with the Securities and Exchange Commission (the "Commission") at its principal office in Washington, D.C. Further, the shares held by persons deemed to be affiliates of the Company would be "controlled securities," and therefore, these persons would be required to sell shares under the provisions of Rule 144. Rule 144 also permits under certain circumstances, the sale of shares by a person who is not an affiliate of the Company and who has satisfied a three year holding period
(a) without any quantity limitations, (b) a requirement that adequate current published information be available, or (c) the requirement to file the Form 144 notice. Possible or actual sales of such Common Stock by current stockholders of the Company under Rule 144 may have a depressive effect upon the price of the Company's Common Stock in the over-the-counter market, and also could render difficult the sales of the Company's Shares purchased by investors herein.

18.  Lack of Underwriter - The Selling Security Holder Shares and any Option
     -------------------
Shares offered hereby will be sold directly by the Selling Security Holders, from time to time in the market, without an underwriter. Because an underwriter is not involved in this offering, the services that an underwriter typically would render will not be available to purchasers of the Option Shares or the Selling Security Holder Shares. Such services typically include, among others, representations and warranties of the material facts contained in the Prospectus. There has been no independent confirmation or due diligence investigation undertaken by any third party of any of the representations made in this Prospectus, which is normally an obligation undertaken by an underwriter.

19.  Benefit to Certain Officers and Directors - Upon completion of the
     -----------------------------------------
Company's initial public offering, the Company paid $50,000 to an affiliate, Advance Viral Research Ltd. ("LTD") in consideration for the acquisition of exclusive rights to manufacture and market RETICULOSE. In addition, the Company purchased certain inventories from LTD for a consideration of $45,000 and was obligated to pay LTD $3.00 per ampule of RETICULOSE for the initial 100,000 ampules purchased the first year and $2.00 per ampule purchased thereafter. The Company, on December 16,1987, acquired LTD. See "BUSINESS - EXCLUSIVE RIGHTS TO RETICULOSE AND PRODUCTION ARRANGEMENTS." Such $95,000 was used to prepare the Company's manufacturing facility based upon what the Company believed was required for the production of RETICULOSE. Bernard Friedland, President and a director of the Company, and William Bregman, Secretary-Treasurer and a director of the Company, were also officers and directors and owner of 99.6% of the LTD. stock. Messrs.

Friedland and Bregman continue to hold such LTD Stock as trustees for the Company, pending Bahamian approval of the Company's acquisition of LTD.

20.  Broker-Dealer Sales of the Company's Common Stock - The Company's Common
     -------------------------------------------------
Stock is subject to SEC rule that imposes additional sales practice requirements on certain broker-dealers who sell securities, such as securities of the Company with stock prices of less than $ 5.00, to persons other than institutional-accredited investors and affiliates of the Company or the Company itself. Such rule does not apply to transactions which are not recommended by the broker-dealers. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale, provide customers with a disclosure document including information regarding market quotations, if any, compensation to be delivered by the broker-dealer and its salesperson as a result of the sale, and monthly account statements showing the market value of each security deemed a "penny stock" under the SEC rule held in the customer's account.

   The SEC rule may affect the ability of broker-dealers to sell the Company's Common Stock and also may affect the ability of purchasers who acquire shares of the Company's Common Stock to sell their Shares in the secondary market. In addition, certain states may have rules and regulations that impose additional sales practice requirements on broker-dealers who sell the Company's Common Stock.


                                    DILUTION

   As of the date of this Prospectus, the Company has 265,437,558 Shares of Common Stock outstanding, which were issued for an aggregate cash consideration
of approximately   assuming the exercise of twenty-five (25%) percent, fifty
(50%) percent, and one hundred (100%) percent of the unexercised 32,205,800 Option Shares underlying the Options registered in this Registration Statement at an average exercise price of $.22 per Option Share, a total of 8,051,450; 16,102,900; and 32,205,800 additional Shares of Common Stock, respectively, will be issued, in which event the holders of the Option Shares will have purchased approximately 1.44%; 5.72%; or 10.82%, respectively, of the Company's then issued and outstanding Common Stock for which they will have paid approximately $1,717,950; $3,435,900; and $6,871,800, respectively. There can be no assurance that any additional Options will be exercised, unless the market price of the Shares prevailing recently price rage of from $1.50 to $.85, while in excess of the Option exercise prices of the Option Shares registered hereunder, has fluctuated during the last 12 months. As of July 31, 1996, the high and low bid prices in the over the counter market and reported by the NQB were $.64 and $.58, respectively.

   Dilution is a reduction in the value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the shares after purchase. The net tangible book value of a share is equal to stockholders' equity, as shown on the Company's balance sheet, less intangible assets, divided by the number of shares outstanding. As of April 30, 1996, the net tangible book value of 265,437,558 outstanding Shares of Common Stock was $.0028 per Share (without giving effect to the results of any Company operations since March 31, 1996) and assuming the exercise of twenty-five (25%), fifty (50%) and one hundred (100%) percent of the 32,205,800 Options the net tangible book value of 273,489,008; 281,549,458; or 297,643,358 Shares of Common Stock,
respectively, to be outstanding (without giving effect to the results of any Company operations since March 31, 1996) will be $2,824,105; $4,542,056; and $7,477,955, respectively, or approximately $.0103; $.0161; or $.0268 per Share or an increase of $.0061; $.0119 or $.0226 per Share, respectively. Such increase will be derived from the proceeds of exercise of Options this offering and will inure to the benefit of the Company's present stockholders and be at the expense of the persons exercising Options at an average price of $.__ per Option Share, who will sustain an immediate dilution to the extent of approximately $..2097; $.2039; or $.1932 per Share, respectively, the difference between such net tangible book value and the average exercise price of $..22 per Share, if only the Options are exercised.

   The following table compares the total number of Shares of Common Stock purchased from the Company, by officers and directors of the Company and the public investors in the initial public offering, the total cash consideration and the price per Share paid and to be paid by the Option Holders assuming exercise of twenty-five (25%), fifty percent (50%) and one hundred percent (100%) of the 32,205,800 Options registered hereunder.

                                            25% of     50% of     100% of
                                            Options    Options    Options
                                           Exercised  Exercised  Exercised
                                           ---------  ---------  ---------

Net tangible book value per Share
before exercise of Options:                   $.0042     $.0042     $.0042
Increase per Share attributable to
payment by public investors:                  $.0061     $.0019     $.0226
Net tangible book value after Offering:       $.0103     $.0161     $.0268
Dilution of book value per Share:             $.2097     $.2039     $.1932


(1) For the purpose of the table, it is assumed that the 32,205,800 Options will be exercised at an average price of $..213 per Option Share.


                               MARKET INFORMATION


   The principal U.S. market in which the Company's Common Stock, $.00001 par value, is traded in the over-the-counter market. The following table shows the range of reported low bid and high bid quotations for the Common Stock for each full quarterly period during the Company's six most recent fiscal years ending December 31, 1990, 1991 ,1992, 1993, 1994, and 1995 and for the quarters ending March 31, and June 30, 1996 and the period ending July 31, 1996. The high and low bid prices for the periods indicated are inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. These quotations have been obtained from the National Daily Quotation Bureau ("Pink Sheets").

                                     Low Bid(Per Share)  High Bid(Per Share)
                                     ------------------  -------------------
Quarter Ending March 31, 1990              $ 0.01              $  0.02
Quarter Ending June 30, 1990                0.005               0.0225
Quarter Ending September 30, 1990            0.01               0.0375
Quarter Ending December 31, 1990             0.02                 0.07

Quarter Ending March 31, 1991              $ 0.02              $0.0425
Quarter Ending June 30, 1991                 0.02               0.0425
Quarter Ending September 30, 1991           0.015                 0.03
Quarter Ending December 31, 1991             0.02                0.065

Quarter Ending March 31, 1992              $ 0.02                 0.07
Quarter Ending June 30, 1992                 0.02                 0.09
Quarter Ending September 30, 1992            0.02                 0.11
Quarter Ending December 31, 1992             0.01                0.065

Quarter Ending March 31, 1993              $ 0.02              $  0.08
Quarter Ending June 30, 1993                 0.01                0.055
Quarter Ending September 30, 1993            0.01                 0.06
Quarter Ending December 31, 1993             0.01                 0.06

Quarter Ending March 31, 1994              $ 0.02              $  0.05
Quarter Ending June 30, 1994                 0.03                 0.17
Quarter Ending September 30, 1994            0.10                 0.24
Quarter Ending December 31, 1994            0.055                 0.21

Quarter Ending March 31, 1995              $ 0.03                 0.40
Quarter Ending June 30, 1995                 0.12                 0.20
Quarter Ending September 30, 1995            0.10                 0.19
Quarter Ending December 31, 1995             0.10                 0.17


Quarter Ending March 31, 1996              $ 0.14              $  0.14
Quarter Ending June 30, 1996                 0.10                 1.57
Period Ending July 31, 1996                 0.125                 0.57

   The approximate number of holders of the Company's Common Stock, as of July 31, 1996 is 2,842 inclusive of those brokerage firms and/or clearing houses holding the Company's Shares of Common Stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).


                                DIVIDEND POLICY

   The Company has not paid or declared any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirement, does not contemplate paying any dividends upon its Common Stock in the foreseeable future.

                                USE OF PROCEEDS

   The net proceeds to be received by the Company assuming the exercise of all the Options included and registered hereby, are estimated to be $6,871,800. If 25% of such Options are exercised, the net proceeds are estimated to be $1,717,550.


                                                          Assuming Exercise of
                                                          --------------------
                                                    100% of Options     25% of Options
                                                  --------------------  --------------
                                                     Approximate          Approximate
            Use                                        Amount                Amount
- ------------------------------------------------  --------------------  --------------
   Research and Development                                 $1,000,000      $  500,000
   Clinical Trials and Testing                               1,500,000         300,000
   Production Facility or Enhancement                        2,000,000         250,000
   Production Raw Materials and Supplies                       800,000         100,000
   General and Administrative, including rent,
   salaries, supplies, insurance                               525,000         225,000
   Bahamian Facility Costs                                      75,000          75,000
   Professional Fees, Licenses and Permits                     350,000         100,000
   Working Capital                                          $  621,800      $   52,450
                                                            ----------      ----------
                                                            $6,817,800      $1,717,550
                                                            ==========      ==========

   If substantially less than 100% of the Options are exercised, the Company's priority of its Use of Proceeds shall be as follows: Research and Development; and Clinical Trials and Testing have a priority because they are essential to the Company's obtaining approval to market RETICULOSE in any country where it or its distributors are currently seeking such approval; General and Administrative will increase as a result of the possibility of the Company determining to engage the services of scientific and pharmaceutical specialists, if available at satisfactory terms; Professional Fees, Licenses and Permits are essential in order for the Company to commence the regulatory approval process and potential for patents; Production Facility or Enhancement will have reduced priority but remains important to assure the Company's ability to produce RETICULOSE for all Clinical Trials and testing. If substantial revenues are generated from sales of RETICULOSE, through the Company's distributors or as a result of approvals from one or more countries, of which there can be no assurance whatsoever, together with the proceeds form 100% of the Options, the Company may determine to build a new production facility. No feasibility study or actual cost estimate of a new production facility has been prepared but the Company believes that it will have the required resources if it has received approvals and generated sales. The Company will also allocate funds from Working Capital, if 100% of the Options are exercised, as required to increase of its administrative staff, and begin hiring scientific personnel to assist in Research and Development. There can be no assurance that qualified personnel will be available at terms satisfactory to the Company, in light of its limited operations to date.

   The foregoing represents the Company's best estimate of the allocation of the net proceeds of the offering, based on both the expected utilization of funds necessary to finance the Company's existing research and development activities and the Company's current objectives, as well as current regulatory conditions. The Company may reallocate funds from time to time among the categories shown above or to new categories if it believes reallocation to be in its best interest. The above does not include the revenues that the Company may receive, if any, from its Exclusive Distribution Agreements with its distributors. Prior to application of the net proceeds of from the exercise of Options, if any, to the purposes discussed above, the Company may invest these proceeds in short-term money market instruments and Government securities.

   The Company believes that the net proceeds from the exercise of all of the Options registered in this offering, together with existing working capital, will be adequate to planned expenditures and to sustain continued operations for approximately a 55 month period following the completion of this offering. If only 25% of the Options are exercised, at an average exercise price of $.213 per Option Share, the Company will lack funds to build a new production facility but will be able to enhance its present production capacity, unless revenues are generated from the arrangements with AVIX, DCT, Commonwealth or from some other presently unidentified sources, of which there can be no assurance. There can be no assurance, notwithstanding recently prevailing prices for the Shares, and the fact that 14,255,784 Options were exercised from January 1, 1996 through April 30, 1996, on which latter date the prior Registration Statement was no longer current, that any additional Options will be exercised.


                                 CAPITALIZATION

   The following table sets forth the Pro Forma capitalization of the Company at March 31, 1996, and as adjusted to reflect the exercise of Options through April 30, 1996 .


                                        Pro Forma
                                        March 31, 1996 *   As Adjusted
                                        ----------------   ------------
Stockholders' Equity:

Common Stock, $.0001 par value;
1,000,000,000 shares authorized;
265,437,558 Shares outstanding as of
April 30, 1996;
297,642,358 shares outstanding if
all of the Options are exercised.         $     2.654       $     2,976
Additional paid-in-capital                  4,870,351        11,739,175

Deficit accumulated in the
Development Stage*                         (3,764,196)       (3,764,196)
                                          -----------       -----------

Total Stockholders' Equity                $ 1,106,155       $ 8,563,000
                                          ===========       ===========


*Pro Forma is adjusted to reflect the exercise of Options through April 30, 1996. From March 31, 1996 through April 30, 1996, total of 8,599,050 Option Shares were issued at an average of $.243 per Option Share.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF
                                   OPERATIONS

     Results of Operations
     ---------------------

   During the fiscal year ended December 31, 1995, the Company incurred a loss of $401,884 ($.00 per Share) compared to $440,837 ($.00 per Share) in 1994 and compared to a loss of $563,309 ($.00 per Share) during 1993.

   The Company's decreased losses for 1995 as compared with 1994 and 1993 were attributable to: (i) the issuance in 1993 to Plata of the 5,000,000 Shares in consideration for the performance of certain services in connection with the Plata Agreement (the "Plata Issuance"); (ii) increased professional fees in 1993 relating to the preparation and processing of registration statements relating to the exercise of warrants issued a part of the initial public offering of the Company, and (iii) the issuance in 1993 to Leonard Cohen, a consultant to the Company, of 3,500,000 Shares (the "Cohen Issuance"). The Plata Issuance was accounted for as a research and development expense in the amount of the Company's valuation of the 5,000,000 Shares. The Cohen Issuance was accounted for as an administrative expense in the amount of the Company's valuation of the 3,500,000 Shares. The Company incurred no significant expense in connection with the preparation and processing of Registration Statements declared effective July 1, 1994 and July 27, 1995, in which the Selling Security Holders, paid the expenses of offering their securities which were registered.

   For the three month period ended March 31, 1996, the Company incurred a loss of $67,399 compared $66,106 for the three month period ended March 31, 1995. During the fiscal year ended December 31, 1995, the Company incurred a net loss of $401,884 ($.00 per Share) compared to a loss of 440,837 (.00 per Share) in 1994. The Company's losses during the above periods and historically are principally attributable to ongoing administrative expenses, the lack of sales revenues and non-cash expenses resulting from issuance of Shares for testing, consulting and other services.

   There were sales of $7,685 and $2,359 respectively during the three month periods ended March 31, 1996, and March 31, 1995. All sales during the three month periods ended March 31, 1996, and March 31, 1995, resulted from distributors purchasing limited quantities of RETICULOSE from the Company for testing purposes. Interest income was $3,223 and $2,162, respectively, during the three month periods ended March 31, 1996 and March 31, 1995, respectively.

   There were $27,328 in sales revenues in 1995 compared to $22,402 in sales revenues for 1994, compared with $12,000 in 1993 and $12,700 in 1992. All sales revenues resulted from distributors purchasing RETICULOSE for testing purposes. Interest income was $16,155 in 1995, $7,450 in 1994 and $11, 892 in 1993. In
1995, the Company collected $25,000 for the sale of territorial rights compared to $55,000 for the sale of territorial rights in 1994.

   The Company's decreased losses for the fiscal year ended December 31, 1995 ($401,884) as compared with ($440,837) for the fiscal year ended December 31, 1994 were attributable to a reduction in the issuance of shares for consulting services compared to 1994 and no increase in operating expenses.

   In 1993, the Company issued 5,000,000 Shares to Plata and granted 10,000,000 Options to Plata (5,000,000 Options exercisable at $.08 and 5,000,000 Options exercisable at $.10). The Plata Issuance was accounted for as a research and development expense in the amount of $.035 per Share, the bid price of the Shares on the date of issuance, and the Cohen Issuance of 1,000,000 Shares was accounted for as a general and administrative expense during the last quarter of 1992 (500,000 Shares) and the first quarter of 1993 (500,000 Shares) in the amount of $.055 per Share, the bid price on the respective dates of issuance. The 3,500,000 Shares issued to Mr. Cohen and his designees in 1994 were accounted for as general and administrative expenses in the amount of $.03 per Share, the bid price of the Shares on the date of issuance. Based upon the foregoing, the 1992 TRM Share issuance of 10,000,000 Shares aggregated $405,000; the Cohen Share issuance of 500,000 Shares during the last quarter of 1992 and 500,000 Shares during the first quarter of 1993 aggre-gated $27,500 and $27,500, respectively; the Cohen Share issuance of 3,500,000 Shares in 1994 aggregated $105,000; and the Plata Share Issuance of 5,000,000 Shares in 1993 aggregated $175,000. In 1995, the Company in connection with the Hirschman Consulting Agreement issued 1,000,000 shares to Dr. Hirschman and 100,000 shares to Deborah Silver, which issuance was valued at $.11 per share. The Company in 1995 also issued 300,000 shares to Richard Rubin for professional services which issuance was valued at $.14 per share. See "CONSOLIDATED FINANCIAL STATEMENTS -CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY and the Notes thereto. See the discussion under "BUSINESS-CONSULTING AGREEMENTS", "TESTING AGREEMENTS" and "AIDS DEMONSTRATION IN DOMINICAN REPUBLIC" with respect to the issuance of Shares.

   Although there can be no assurance of the levels, if any, the Company believes that it will generate sales revenue at least with respect to testing of RETICULOSE pursuant to its agreements with exclusive distributors from initial testing in their respective territories. However, there will be no likelihood of significant sales of RETICULOSE unless and until requisite approvals are obtained in such territories.

   Liquidity
   ---------

   As of March 31, 1996, the Company had current liquid assets of $901,335 compared to $504,688 at March 31, 1995, and $269,062 at March 31, 1994. The
Company had total assets of $1,119,138, $726,916 and $510,415, at March 31, 1996, 1995 and 1994, respectively. The increase in liquid assets and total assets was primarily attributable to the exercise of options. Subsequent to its year ended December 31, 1995 and through March 31, 1996, a total of 11,451,633 Options were exercised, resulting in proceeds of approximately $990,650. From March 31, 1996 through April 30, 1996, a total of 2,804,151 Option Shares were issued for total consideration to the Company of $384,350.

   As of December 31, 1995, the Company had current liquid assets of $575,288 compared to $207,444 as of December 31, 1994, and $314,986 as of December 31, 1993. The increase in liquid assets at year end 1995 resulted principally from revenues from the exercise of the Company's Options. As of December 31, 1995, 1994, and 1993, the Company had total assets of $796,291, $452,264, and $572,507 respectively.

   Until RETICULOSE is registered for sale in a developed country or in one or more of its distributors territories, sales of RETICULOSE are not expected to generate material revenues. There can be no assurances that RETICULOSE will ever be available for sale in any developed country. FDA approval to begin human clinical trials will require significant cash expenditures, the amount of which is not presently determinable. As of April 1996 the Company has taken no action with regard to the most recent deficiency letter received from the FDA.

   The Company is contemplating filing use patent applications for RETICULOSE(R) and believes it has the financial resources to do so at this time. Because RETICULOSE(R) does not have patent protection, there is a risk that other companies could develop a similar product using processes similar to those of the Company. No assurance can be given that a patent will be granted, or if granted, that it will be sustained if judicially attacked, and if declared valid whether such patent will in fact operate to protect other from copying RETICULOSE(R). The duplication of RETICULOSE(R) by others would have a materially adverse affect on the Company.

   In the event the Ministry of Health of the Bahamas for any presently unforeseen reason shall seek to prevent the manufacture of RETICULOSE by the Company for export from Freeport under its license from the Grand Bahamas Port Authority, the Company may be required to relocate the manufacturing facility. Should such relocation become necessary, the Company currently anticipates being able to obtain a suitable site. The cost of such relocation depending upon the site of such relocation will in any event be material. See "USE OF PROCEEDS".

   The Company's independent accountants' report on the Company's financial statements included in the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1994 includes an explanatory paragraph in the footnotes to Financial Statements stating that the Company's ability to continue operations is dependent upon its continued sale of its securities for funds to meet its cash requirements, which raises substantial doubt about the Company's ability to continue as a going concern. Further, the accountant's report does not include any adjustment that might result from the outcome of this uncertainty. The Company has no immediate plan to issue any securities.

   While the Company has received approximately $1,375,000 from the exercise of Options from December 31,1995 through April 30, 1996, if the Company does not begin to generate revenues from the sale of RETICULOSE, and if the Company does not receive significant funds from the exercise of additional Options, it shall be dependent upon additional debt and/or equity financing, of which there can be no assurance or must reduce expenses or further limit operations.


   Capital Resources
   -----------------

   The Company in the past has been dependent upon sales of Shares of its Common Stock and upon the exercise of its warrants, all of which have expired and since the expiration of the Warrants the Company has been dependent upon the proceeds from the continued exercise of the outstanding Options for the funds required to continue operations at present levels and to fund the planned research and development, clinical trials and testing of RETICULOSE. If FDA or other approvals are ever obtained, of which there can be no assurance, funds will have to be budgeted by the Company from such sources, including potential grants and/or additional equity if available.

   The Company is currently expending approximately $30,000 per month, which expenses include salaries, rent, accounting fees, license fees and taxes, and travel, principally between Company's headquarters and its Bahamian facility, and anticipates that it can continue operations for at least sixty months with its current liquid assets, if no additional Options are exercised. If all of the outstanding Options are exercised hereunder the Company will receive proceeds of $6,871,800. The total net proceeds of approximately $6,871,800 will contribute to G&A and working capital and will permit the Company substantially increase its budget for research and development and clinical trials and testing and to operate for at significantly increased levels of operation, assuming RETICULOSE receives approvals and prospects for sales increase to justify such increased levels of operation, of which there can be no assurance. See "USE OF PROCEEDS" with respect to the uses of such proceeds. However, there can be no assurance that any additional Options will be exercised. The recent prevailing market price for the Shares has been above the exercise prices of the Options registered hereunder. However, there can be no assurance that the recent trading levels will be sustained or that any additional Options will be exercised. In the event that less than 25% or no additional Options are exercised, and no other additional financing is obtained by the Company, in order for the Company to achieve the level of operations contemplated under "USE OF PROCEEDS", management anticipates that they will have to limit intentions to expand operations beyond current levels which involve expenditures of $30,000 per month. Based upon the Company's current cash position of approximately $1,700,000, the Company can operate for approximately 55 months. In addition, the Company has in the past sought debt financing, licensing agreements, joint ventures and other sources of financing, but no such financing is in place or identified or currently under discussion, other than potential funding from the Exclusive Distribution Agreements between the Company and its Exclusive Distributors, as well as certain levels of purchases for testing and higher levels of purchases following any Exclusive Distributors obtaining regulatory approvals. There can be no assurance that any of the Company's distributors will ever obtain regulatory approvals to test, or market and sell RETICULOSE in any territory. Management does not believe that at present, debt or equity financing will be readily obtainable on favorable terms unless FDA approval for Phase I clinical testing is granted or comparable approval is obtained from another developed country. Due to the uncertainties involved in the process of gaining approval for commercial drug use on humans, no assurance can be given that the Company will be able to ever sell RETICULOSE anywhere. See "BUSINESS
- - THE INVESTIGATIONAL NEW DRUG APPLICATION ("IND") PROCESS".

   In the event the Ministry of Health of the Bahamas attempts to prevent the manufacture of RETICULOSE for export in Freeport by the Company's subsidiary under its license from the Grand Bahamas Port Authority, and is successful, the Company will be required to relocate the manufacturing plant.

Should such relocation become necessary, the Company currently anticipates being able to obtain a suitable site. The cost of such relocation will in any event be material, but is not likely to exceed the Company's current assets.

                                    BUSINESS

   Advanced Viral Research Corp. (the "Company"), incorporated under the laws of the State of Delaware on July 31, 1985, was organized to engage in the production and marketing, promotion and sale of an anti-viral peptide-nucleic acid complex preparation with the trade name RETICULOSE(R). RETICULOSE(R) has not been approved by the FDA. The Company is in the developmental stage, has not as yet commenced any material commercial operations. The Company is dependent on registration and/or approval by applicable regulatory authorities of RETICULOSE(R) in a developed or developing country in order to commence commercial operations, which shall include the production, marketing, promotion and sale of RETICULOSE(R) in each jurisdiction where the product becomes registered.

BACKGROUND OF RETICULOSE(R)

   RETICULOSE(R) had been marketed in the United States during the 1940's through the early 1960's. In 1962, the FDA issues regulations which caused RETICULOSE, among other drugs, to be classified as a "New Drug" requiring FDA approval prior to any sales in the United States. Since the FDA regulation, RETICULOSE has not been marketed in the U.S. or other developed countries. See "GOVERNMENT REGULATION" and "the INVESTIGATIONAL NEW DRUG APPLICATION ("IND") PROCESS" below. While there have been no controlled clinical trials of RETICULOSE(R), the published data for the years 1951 through 1970, largely anecdotal, indicates that RETICULOSE(R) is a anti-viral pharmaceutical product which is effective in treating a number of interferon related viruses such as Asian Influenza, Viral Pneumonia, Virus Infectious Hepatitis, Mumps, Encephalitis, Herpes Simplex and Herpes Zoster. The Company believes that RETICULOSE(R) should be classified as an Immune System Modulator. The Company is in receipt of recently completed studies by Dr. Shalom Z. Hirschman, Professor of Medicine and Director of The Division of Infectious Diseases of The Mount Sinai School of Medicine, in New York City, which show that RETICULOSE stimulates the production of unique chemokines, including Gamma Interferon and Interleukin 6, and inhibits the replication of HIV in cell cultures. The Company is dependent upon the success of studies and tests of RETICULOSE if it is ever to receive regulatory approval in the United States, or developed or developing countries to market RETICULOSE and generate significant operating revenues. See "CURRENT STATUS OF TESTING OF RETICULOSE" below.

   The concept of an anti-viral agent composed of peptones, peptides, lipoproteins and nucleic acid was an original idea of Vincent M. LaPenta, M.D. In 1934, Dr. LaPenta produced a product utilizing horse serum albumen, peptones and ribonucleic acid which had anti-viral properties and evidenced no toxicity. The product was later modified to substitute bovine serum albumen for horse serum albumen and was named RETICULOSE(R). From 1951 through 1962, data was collected and reported concerning the safety and scope of the use of RETICULOSE(R). Much of the data was of "anecdotal nature," such as reports by physicians of results from the use of RETICULOSE(R), some of which were published in recognized medical journals. No controlled "double blind" studied were undertaken during this period. Two reports in recognized medical journals questioned the efficacy of RETICULOSE(R) in tests respectively, in vitro (i.e.,
                                                                --------  ----
eggs) and in mice by intracerebral and intraperitoneal injection. The two reports are Kempe, Failure to Demonstrate Antiviral Activity of Reticulose,
                   -------------------------------------------------------
Diseases of Children, Vol. 103, No. 5, May 1962 and Behbehani, The Effects of
                                                               --------------
Reticulose on Viral Infection of Experimental Animals, Southern Medical Journal,
- -----------------------------------------------------
Vol. 55, No. 2, February 1962.

In the early 1940's, Chemico Laboratories, Inc. ("Chemico"), a Florida corporation, headed by B.E. LaPenta, the son of Vincent M. LaPenta, M.D., was established to manufacture RETICULOSE(R). It distributed the product for the treatment of viral diseases in the midwest and southern United States until the early 1960's. During the period beginning October, 1960 through January, 1962, in excess of one million ampules of RETICULOSE(R) (2 milliliter dosages) were distributed and sold by Chemico in the United States.

   In 1962, the FDA issued regulations which caused RETICULOSE(R), among other drugs, to be classified as a "New Drug" requiring FDA approval prior to sale in the United States. A forfeiture action then instituted by the FDA against RETICULOSE(R) as well as other drugs classified as "New Drugs". The FDA was successful in its litigation and RETICULOSE(R) as well as other "New Drugs" were withdrawn from the U.S. market. In 1965, the rights to manufacture and market RETICULOSE(R) were sold to Key Pharmaceuticals, Inc. through a subsidiary, Key Pharmaceuticals, Ltd. ("Key") which obtained license to produce pharmaceuticals, including RETICULOSE, for export and sale from the Grand Bahama Port Authority, the governing body of the Free Port area of Grand Bahama Island, Bahamas. Key proceeded to construct a manufacturing facility in Freeport, Bahamas, and produce RETICULOSE(R) strictly for sale in certain foreign markets. A New Drug Application ("NDA") for RETICULOSE(R) was filed with the FDA by Key in 1967. After review by the FDA the New Drug Application was withdrawn without prejudice when the FDA advised Key that the New Drug Application would not be approved. Key then filed an Investigational New Drug Application ("IND") in 1968 with the FDA, which IND was pending for four (4) years without favorable action by the FDA and was withdrawn in 1972 without prejudice. In 1972, Key sold Key Pharmaceuticals Ltd., its Bahamian manufacturing facilities, and the product RETICULOSE(R), as well as the services of Mr. B.E. LaPenta, to Mr. Cepher Chen Yan Sun. Mr. Chen distributed existing inventory of RETICULOSE(R) for a number of years but the product was not manufactured after Mr. LaPenta died in 1976. Mr. Chen was subsequently forced into bankruptcy for reasons unrelated to RETICULOSE and the pharmaceutical business.

   In 1984, Bernard Friedland and William Bregman, President and Vice-president of the Company respectively, purchased Key Pharmaceuticals, Ltd., all rights to RETICULOSE(R), including existing inventory of the product, and the license from the Grand Bahama Port Authority from the Hong Kong Bankruptcy Court Receiver. Messrs. Friedland and Bregman then changed the name of Key Pharmaceuticals, Ltd. to Advance Viral Research Ltd., ("LTD"), and assigned all the rights which they had acquired individually to LTD. In 1985, Messrs. Friedland and Bregman organized the Company for the purpose of producing RETICULOSE(R), seeking approvals for marketing it world-wide, and causing rights to RETICULOSE(R) to be assigned from LTD to the Company as part of the Exclusive Rights and Production Agreement between the Company and LTD.

   Laboratory analysis of RETICULOSE(R) by the University of Wisconsin Bio-Technology Center, based on a study conducted exclusively for the Company from December 1987 to September 1988, has indicated that RETICULOSE(R) contains both long and short chain peptides. Peptides nucleic acids appear to cause an alteration of virus activity and/or the inhibition of virus replication within infected cells. However the exact mechanism by which RETICULOSE(R) may be effective in treatment, if at all, is, at present, uncertain and shall be dependent upon the success of the Clinical Double Blind Tests and the clinical trials in Argentina as well as other future studies and tests.

   Since the IND was originally filed on September 20, 1984, the FDA has submitted three (3) letters of deficiency with regard to the IND of the Company. Pursuant to a deficiency letter dated November 29, 1984, the FDA indicated that the prior anecdotal and other published evidence relating to the effectiveness of RETICULOSE(R) on virus related diseases will not be accepted unless the Company can establish that the RETICULOSE(R) recently used was the same formulation as the RETICULOSE(R) produced in 1984. In addition, the FDA required among other things, that an IND application include relevant information on the chemistry, laboratory and animal testing and that a protocol be provided for the initial study to be conducted on humans. The information must also assure the proper identification, quality, purity and strength of the investigational drug and a description of the drug substance, including its physical, chemical and biological characteristics. On September 11, 1987, the Company received a further deficiency letter from the FDA, and in July 1992 the Company gain received a deficiency letter from the FDA. See "THE INVESTIGATIONAL NEW DRUG APPLICATION ("IND") PROCESS" below.

   On March 6, 1992 the Company submitted to the FDA additional information, which the Company believed was responsive to the earlier FDA deficiency letters (the "March 1992 FDA Submission"). The March 1992 FDA Submission included, among other things, findings from a certain independent research laboratories. The purpose of the March 1992 FDA Submission was to enable the Company to obtain FDA approval to conduct Phase I human clinical trials regarding the effectiveness of RETICULOSE(R) on AIDS. However, no assurance can be given as to the time required for the completion of such tests or the time required for FDA approval, if ever, for commencement of human clinical trials. No contractual arrangements have been made by the Company for the preparation of protocol necessary for conducting such human clinical trials in the United States, assuming that FDA approval for conducting such human clinical trials will ever take place. There can be no assurance that the FDA will ever approve the sale of RETICULOSE(R) in the United States.

   In response to the March 1992 FDA Submission, the Company received from the FDA a further Deficiency Letter dated July 31, 1992 ("July 1992 Deficiency Letter") providing detailed comments with respect to chemistry, toxicology, microbiology, and clinical areas regarding further studies and actions on the part of the Company. Following receipt of the July 31, 1992 Deficiency Letter, the Company has made no further submission or response to the FDA nor does the Company have any present intention to make an application or response with the FDA. As a result, there can be no assurance that the FDA will ever approve the sale of RETICULOSE(R) in the United States if any application were to be made by the Company. The Company shall reevaluate this position depending upon the results of the Clinical Trial in Argentina, among other planned tests and studies. "THE INVESTIGATIONAL NEW DRUG APPLICATION ("IND") PROCESS" below. The
           --------------------------------------------------------
Company intends that further clinical trials and studies will be commenced when FDA requirements are clarified.

   No assurance can be given that any new IND for clinical tests on humans will ever be approved by the FDA for human clinical trials on AIDS or other immune related diseases, or that the results of such human clinical trials will prove that RETICULOSE(R) is effective in the treatment of AIDS, or other immune related diseases.

   While the FDA has not yet approved human clinical trials in the United States and therefore the Company has not made arrangements for a principal investigator for the Phase I human clinical trials, if such trials are ever approved by the FDA. The Company may be required, in the absence of grants or other subsidies, to bear the expenses of the Phase I human clinical trials. The Company does not know what the actual cost of such trials, if ever conducted, will be, but has allocated certain sums under "USE OF PROCEEDS". However, the Company may need additional financing to fund such Phase I human clinical trials, and there can be no assurance that additional financing will be available to the Company.

EXCLUSIVE RIGHTS OF THE COMPANY TO RETICULOSE AND PRODUCTION ARRANGEMENTS

   On January 3, 1986, the Company and LTD entered into an agreement pursuant to which the Company purchased the exclusive rights to manufacture and market RETICULOSE worldwide, except in the Bahamas, for $50,000.

   The agreement further provided that LTD would produce and sell RETICULOSE to the Company until consummation of the Company's public offering, which occurred on May 14, 1986. In addition, pursuant to its exclusive agreement with LTD, the Company purchased from LTD at $3.00 per ampule, approximately 15,000 ampules of RETICULOSE for $45,000. The Company has utilized these 15,000 ampules for testing and promotional inventory.

   LTD received a Grand Bahama Port Authority license to produce pharmaceutical products and leased the former Key plant in Freeport, Bahamas, consisting of a 29,242 foot site containing a one-story concrete building of approximately 7,300 square feet which facility was equipped for all phases of the testing, production and packaging of RETICULOSE.

Historically, this plant had a production capacity of 40,000 ampules per week and management believes such capacity should support the Company's requirements for the foreseeable future. However, if RETICULOSE should be approved for sale in the United States or any other market with material demand for its products, there can be no assurance that this facility will be sufficient to produce adequate quantities of RETICULOSE. If and when the Company's business requires a higher level of production of RETICULOSE that such level of sales will generate sufficient revenues to permit construction of another production facility.

   The Company's facility in Freeport, Grand Bahama Island is licensed for the manufacture of pharmaceuticals for export by the Grand Bahama Port Authority, which is a private, semi-autonomous body established by statute under the laws of the Bahamas.

   The Company was advised in August, 1988, by the Ministry of Health of the Government of the Bahamas that a license from the Ministry of Health is required for the manufacture of pharmaceuticals in the Freeport area of Grand Bahama Island. No proceeding to prevent the Company's export of RETICULOSE has ever been instituted by the Government of the Bahamas nor does the Company have any knowledge that any such proceedings shall be instituted. The Company would of course vigorously contest such proceeding if commenced. However, there can be no assurance that the Company would be successful in contesting any action by the government of the Bahamas.

   The lease on the Grand Bahama facility expired by its terms in July of 1987. Prior to such time, the landlord advised the Company that he would sell the property in the Bahamas to the Company for a purchase price of $250,000. Management secured an appraisal from a Registered Real Estate Appraiser in the Bahamas which indicated that the value of the property including the building and improvements was, as at June 17, 1986, of a value of B$580,170 or US$ 582,000. Management secured a later appraisal from another Bahamian Registered Appraiser which stated that, as of July 24, 1987, the "property," which consists of a the land-lease from the Grand Bahama Port Authority (which has a residue of 80 years to run), the 7,300 sq. feet one-story building thereon and the plant and equipment contained therein was valued at B$450,000 or US$ 459,000.

   Management also ascertained that there were certain legal restrictions relating to the purchase of real property interests in the Bahamas by non-Bahamian citizens or by legal entities, such as corporations or partnerships, which are owned or controlled by non-Bahamian citizens. Inasmuch as LTD was a pre-existing Bahamian corporation and had secured and maintained the appropriate licenses and has Bahamian citizens owning .4% of its stock, and Messrs. Friedland and Bregman, the Company's principals, had been approved by the Central Bank of the Bahamas, the Company believes that LTD could legally purchase the property.

   The Company acquired 99.6% control of LTD and furnished LTD, as the Company's subsidiary, the funds necessary to effect the purchase following its initial public offering in May, 1986.

   The transaction involved an immediate transfer to the Company of approximately $46,000 cash, and of all of Bernard Friedland's and William Bregman's beneficial interest in all of the 996 shares of the Ordinary Shares, B$1.00 par value per share, registered in their names, representing 99.6% of all of the outstanding Ordinary Shares of LTD. Messrs. Friedland and Bregman agreed to make a contribution to the capital of LTD of approximately $86,000 which they had previously loaned to LTD. Messrs. Friedland and Bregman also agreed that payment to them for their shares in LTD would be made from refund of the security deposit.

   At the Annual Shareholders Meeting on November 12, 1987, the Company's shareholders approved the acquisition by the Company of LTD, and the purchase of the Bahamian manufacturing facility. On December 16, 1987, Management, through an appropriate trust agreement to satisfy the Bahamian Government, completed the approved transactions, acquiring LTD, as a wholly owned (99.6%) subsidiary of the Company, and paid approximately $29,000 of closing costs. The acquisition eliminated the exclusive production agreement pursuant to which the Company was required to pay LTD $2.00 per ampule. No additional payments were made to LTD with respect to the exclusive production agreement.

   The Company has not taken further action since August 1988 to seek to cause the Bahamian Government to approve the formal transfer of LTD Shares to the Company./2/ Messrs. Friedland and Bregman have agreed, by virtue of their execution and delivery of a Declaration of Trust, that they shall, without remuneration, hold their shares "in trust" for the Company, delineated in such Declaration of Trust as the owner of the beneficial interest in such shares and will vote all such shares and transfer the record ownership thereof as directed by the Company. The Bahamian Government has not acted to permit the transfer of the LTD shares to the Company, because prior to any such approval, the company believes that the Bahamian government would require approval of all of present 2,738 shareholders of record of the Company.

   The Company does not believe that it will be adversely effected by such lack of formal approval and believes it can operate indefinitely under its present arrangement. Messrs. Friedland and Bregman continue to hold the Company's shares of LTD as trustees for the Company and no royalties or other payments are or shall become due to LTD under this arrangement.

GOVERNMENT REGULATION

   The FDA and regulatory agencies in foreign countries impose substantial requirements upon and conditions precedent to the introduction of therapeutic drug products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures. There is no assurance that FDA approval for the sale of RETICULOSE in the United States will ever be obtained. However, the Company through the current efforts of its Exclusive Distributors: AVIX in China, the Far East and Mexico; Commonwealth, principally in the Caribbean; and DCT S.R.L in Argentina and the MERCOSUR countries to secure approval for the sale of RETICULOSE, though not necessarily in the United States. The Company has sufficient funds to finance the necessary clinical studies of RETICULOSE on humans for among other diseases Hepatitis B and C and AIDS. In the event that regulatory approvals are obtained in such areas. If such human clinical trials are successful of which there can be no assurance the Company will endeavor to raise the required capital for the purpose of furthering the FDA process. There can be no assurance that the Company will ever have available sufficient funds nor is there any assurance that the Company could satisfy FDA regulatory protocol and gain approval for RETICULOSE in the United States.

   The effect of government regulation may be to delay marketing of RETICULOSE for a considerable period of time in certain countries, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to the larger companies which compete with the Company in the field of anti-viral drugs. The extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted.

   The FDA has no regulatory authority or control over foreign manufacturers of pharmaceutical products offered exclusively for sale in foreign countries, However, in recent years, even Third World countries have become increasingly more thorough in the registration and licensing of pharmaceutical products and require new products to prove their non toxicity, stability, safety, efficacy and to maintain records concerning same in many of the Third World countries. Accordingly, until registration is granted, if ever, in the United States or another developed or developing country, it is not expected that the Company will be able to generate material sales revenues. See "CURRENT STATUS OF TESTING OF RETICULOSE" below.

THE INVESTIGATIONAL NEW DRUG APPLICATION ("IND") PROCESS

   The IND process is governed by the guidelines established by the FDA which strictly control the use and distribution of an investigational drug in the United States. The guidelines require that the application contain sufficient information to justify giving the drug to humans, that the application includes relevant information on the chemistry, pharmacology and toxicology of the drug-data derived from chemical, laboratory and animal or in vitro testing, and that
                                                     --------
a protocol be provided for the initial study of the new drug to be conducted on humans.

- -----------------------------
/2/ The Company received from The Grand Bahama Port Authority, Limited, a copy of a grant of authority, dated October 15, 1992, confirming the right of LTD to manufacture and export sale ethical pharmaceutical products, including Reticulose.

   In order to conduct a clinical trial of a new drug in humans, a sponsor must prepare and submit to the FDA a comprehensive IND. The clinical study cannot begin unless the FDA has responded to the IND within 30 days or has approved the IND. The Company's understanding is that it is rare for a new drug sponsor to obtain approval of an IND on the basis of the initial submission, as the FDA almost always requests additional information. The focal point of the IND is a description of the overall plan for investigating the drug product and a comprehensive protocol for each planned study. The plan is carried out in three phases: Phase I, in which the pharmacological effects and possible toxicity are evaluated in a small number of volunteers or patients; Phase II, in which the drug is carefully evaluated in a small population of patients for the effectiveness of the drug and short-term side effects in controlled clinical trials; and Phase III, in which greater numbers of patients are employed and broader information is gathered to provide the basis for the drug's proper use by physicians. The initial IND may cover only Phase I.

   An investigator's brochure must be included in the IND and the IND must commit the sponsor to obtain initial and continual review and approval of the clinical investigation. A section describing the composition, manufacture and control of the drug substance and the drug product is included. Sufficient information is required to be submitted to assure the proper identification, quality, purity and strength of the investigational drug. A description of the drug substance, including its physical, chemical, and biological characteristics, must also be included in the IND. The general method of preparation of the drug substance must be included. A list of all components including inactive ingredients must also be submitted. There must be adequate information about pharmacological and toxicological studies of the drug involving laboratory animals or in vitro tests on the basis of which the sponsor
                                --------
has concluded that it is reasonably safe to conduct the proposed clinical investigation. Where there has been widespread use of the drug outside of the United States or otherwise, it is possible in some limited circumstances to use well documented clinical experience in place of some other pre-clinical work.

   After the FDA approves the protocol, the investigation is permitted to proceed, during which the sponsor must keep the FDA informed of new studies, including animal studies, make progress reports, and also be responsible for alerting FDA and clinical investigators immediately of unforeseen serious side effects or injuries.

   When the clinical testing has been completed and analyzed and final manufacturing processes and procedures are in place, a manufacturer submits a new drug application ("NDA") to the FDA. The NDA must be approved before the manufacturer can commence commercial distribution of the drug. The NDA contains a section describing the clinical investigations of the drug which section includes the following: a description and analysis of each clinical pharmacology study of the drug; a description and analysis of each controlled clinical study pertinent to a proposed use of the drug; a description of each uncontrolled clinical study including a summary of the results and a brief statement explaining why the study is classified as uncontrolled; and a description and analysis of any other data or information relevant to an evaluation of the safety and effectiveness of the drug product obtained or otherwise received by the applicant from any source foreign or domestic. The NDA also includes an integrated summary of all available information about the safety of the drug product including pertinent animal data, demonstrated or potential adverse effects of the drug, clinically significant drug-drug interactions and other related drugs. A section is included describing the statistical controlled clinical study and the documentation and supporting statistical analysis used in evaluating the controlled clinical studies.

   Another section of the NDA describes the human pharmacokinetic data and human bioavailability data (or information supporting a waiver of the submission of in
                                                                              --
vivo bioavailability data). Also included in the NDA is a section describing the
- ----
composition, manufacture and specification of the drug substance including the following: a full description of the drug substance, its physical and chemical characteristics; its stability; the process controls used during manufacture and packaging; and such specifications and analytical methods as are necessary to assure the identity, strength, quality and purity of the drug substance as well as the bioavailability of the drug products made from the substance. NDA's contain lists of all components used in the manufacture of the drug product and a statement of the specifications and analytical methods for each component. Also included are studies of the toxicological actions of the drug as they relate to the drug's intended uses.

   The data in the NDA must establish that the drug has been shown to be safe for use under its proposed labeling conditions and that there is substantial evidence that the drug is effective for its proposed use(s). Substantial evidence is defined by statute and FDA regulation to mean evidence consisting of adequate and well-controlled investigations, including chemical investigations by experts qualified by scientific training and experience, to evaluate the effectiveness of the drug involved.

   It is not known at this time how extensive the Phase II and Phase III clinical trials will be, if they are conducted. There can be no assurances that the data generated will show that the drug RETICULOSE(R) is safe and effective as described above and even if the data shows that RETICULOSE, is safe and effective, obtaining approval of the NDA could take years and require financing of amounts not presently available to the Company.

   Management of the Company believed that there was sufficient data available on RETICULOSE to file an IND with the FDA to investigate the possible effects of the drug for the treatment of patients with AIDS as well as other interferon related viruses. This belief was based upon the fact that RETICULOSE was distributed in the United States and used regionally from the late 1940's through the mid 1960's during which period several million ampules were utilized medically by physicians to treat patients with the viral diseases previously listed. Further, no significant side effects in humans were reported for a period of over 15 years of use of RETICULOSE from the 1940's to the early 1960's.

   Nevertheless, on November 29, 1984, the FDA, in a letter to Bernard Friedland, as sponsor, found that "the information presented is inadequate and does not allow us to conclude that it is reasonably safe to initiate clinical trials." The FDA letter further stated:

   "The deficiencies are summarized as follows:

Regarding Manufacturing and Controls:
- -------------------------------------

1. You have not provided an acceptable definition of the drug moiety. If you propose a lipid-protein-nucleic acid complex, then the lipid, protein and nucleic acid must be characterized and their interactions defined.

2. After the moiety has been acceptably defined, its quantitative composition in the vehicle must be stated.

3. You should include appropriate chemical, physical and microbiological controls to assure the integrity of the dosage form as well as data from stability studies using these controls.

4. Please provide complete information on the composition, size and dimensions of the container-closure system to be used.

5. Please include a complete description of the manufacturing and packaging procedures and the name and address of the producing facility. An FDA inspection will be required.

6. Labeling is inadequate until the drug moiety is characterized and a quantitative composition is proposed. The drug must be labeled sterile.


Regarding the Clinical and Preclinical Portions of Your Submission:
- -------------------------------------------------------------------

1. Please provide data that show that you RETICULOSE formulation is the same as the RETICULOSE formulation that is the subject of the articles you have provided. The articles cannot be used in support of the safety of your product if the formulations are different. If the formulations are not the same, you must provide complete pharmacology/toxicology in formation for your formulation.

2. Please provide clinical and preclinical data to support the statement that RETICULOSE is either an antiviral or a biological response modifier, or both.

3. We are reserving full comment on your clinical protocol until you have provided the necessary safety information. However, we have these preliminary comments.

  a.  The study objectives are not stated clearly.

  b. [Some of the raw materials]/3/ used in RETICULOSE are animal antigens capable of inducing adverse reactions in humans. What precautions will be taken with regard to this possibility?

  c.      You have not submitted a patient consent form.

  On March 27, 1987, the Company advised the FDA that the Freeport, Grand Bahama manufacturing facility for RETICULOSE had been put into "good manufacturing process" condition and requested an FDA inspection. The Company advised the FDA that stability data and other requested information would be forwarded by the Company as a separate submission in conjunction with this inspection.

  On May 22, 1987, the Company submitted to the FDA what the Company considered to be the requested information for the completion of the submission of the IND for RETICULOSE.

  On September 11, 1987, the FDA responded to the Company's May 22, 1987 submission stating the FDA finding that "essentially no new information has been provided," and further that "they were unable to conclude that it is sufficiently safe to initiate clinical trials." The deficiencies noted in September 1987 by the FDA were as follows:

  There is no scientific rationale provided for the use of RETICULOSE in patients with HIV infections. Please submit data which support in
                                                                         --
          vitro anti-HIV activity. There are no data submitted which support any
          -----
          criterion for a biological response modifier. Without a scientific rationale and supporting in vitro data there is no basis for allowing
                                   --------
          your study to proceed. Once a rationale for use of the drug has been established, the following should be addressed:

1. There are no data provided that show that the product you intend to manufacture is the same RETICULOSE formulation that is the subject of the articles cited in support of safety. As acknowledged in the application, the formulation of RETICULOSE has changed over the years. It appears from our records that there have been at least three formulations. We are unable to determine from the submission specifically which formulation was used in each of the various animal and human studies.

  The assertion that "the sponsor was trained by the original manufacturer of RETICULOSE and is utilizing the same formulation with identical raw materials, in the same facility with the same equipment as was utilized for the RETICULOSE described in the animal safety studies submitted with this application, and in the published human clinical data" is not sufficient. Please provide data that characterize the present formulation and its relationship to previous formulations. If possible, please submit a letter of authorization from the original manufacturer to allow us to refer to their data in order to make the comparison. We may not refer to another manufacturer's data on file with us on your behalf without specific written authorization.

2. We have concerns regarding the allergenic potential of RETICULOSE.
          Please refer to the referenced study reported in 1968 by Kozima et al. of Nikken Chemicals Co. Ltd. In that study, RETICULOSE was administered intraperitoneally to guinea pigs and the animals were subsequently rechallenged 3 weeks later. "Shock symptoms were observed in 7 of the 10 animals.

- -----------------------------
/3/  Ingredients deleted to preserve confidentiality.

          These studies should be repeated with the currently proposed formulation and a detailed report on all animals,including necropsy findings, should be submitted.

3. The manufacturing and controls information requested in our November 29, 1984 letter have not been adequately addressed:

   a. Please provide a complete characterization of the raw materials used for the drug substance.

   b. Provide a complete characterization of the nucleic acid/lipoprotein complex.

   c. After the above characterizations have been completed, set specifications for the final drug substance and for stability profiles.

   d. Provide comparative stability data for all formulations.

   e. Specifications and methods must be submitted for the dosage form which assure reproducible chemical, physical, and microbiological attributes.

   f. Complete manufacturing details for the drug substance and dosage form must be submitted with clear descriptions of conditions, in-process controls and facilities.

   g. Labeling must define quantities of each ingredient and state that the product is sterile.

4. We will not conduct an inspection of the manufacturing facility until the application is complete in other respects.

5. Comments on the clinical protocol will not be made until the necessary safety information has been submitted.

  On March 6, 1992, the Company submitted to the FDA additional information which the Company believed was responsive to the FDA deficiency letters (the "March 1992 FDA Submission"). The March 1992 FDA Submission included, among other things, findings from certain independent research laboratories. The purpose of the March 1992 FDA Submission was for the Company to obtain FDA approval to conduct Phase I human clinical trials regarding the effectiveness of RETICULOSE on AIDS.

  On July 31, 1992, the Company received from the FDA certain correspondence regarding the Company's IND (the "July 1992 Deficiency Letter"). The July 1992 Deficiency Letter stated, among other things, that the Company's resubmitted IND application, dated February 28, 1992, "does not adequately respond to the concerns listed in the FDA's letter to the Company dated September 11, 1987." The FDA July 1992 Deficiency Letter further states that the following deficiencies must be addressed prior to initiation of clinical studies:


Chemistry
- ---------

  1. Please provide the supplier, biological source and method of preparation for [specific ingredients]/4/ ether directly or by cross-reference to the appropriate Drug Master Files(s). Also, please submit a certificate of analysis and acceptance specifications for each of these substances as well as for the inactive ingredients.

  2. Please revise the manufacturing process to use one of the USP-recommended waters./5/

- -----------------------------
/4/ Specific ingredients have been deleted to preserve confidentiality. /5/ Specific discussion of waters used in the manufacturing process has been deleted to preserve confidentiality.

  3. Please submit documentation concerning the controls and verification of sterility along the entire aseptic processing pathway, including sampling points. Also, please state the final temperature obtained in the autoclave during the reaction step of the manufacturing process and during sterilization of the ampules.

  4. Please describe the chemical tests used to determine the dilution factor during manufacturing. Also, please provide sample calculations.

  5. Please describe in detail the analytical methods, including sterility and LAL test, used for drug product release specifications.

  6. Please submit batch analyses on all available preclinical and clinical lots of the drug product.

  7. Please establish a complete stability protocol describing test parameters, testing stations and storage conditions, which include room temperature, elevated temperature, elevated humidity and light exposure.

  8. Please revise the labeling on individual ampules and ampule shipping cartons to be in accordance with FDA Guideline, "Compilation of Regulatory Labeling Requirements for Human Drug Products," pages 40-44 (copy enclosed). Please include the following information on the label: (a) "Reticulose For Injection; (b) "CAUTION: New Drug. Limited by Federal law
                 -------------
     to investigational use" in accordance with 21 CFR 312.6 (copy enclosed);
     (c)the potency, i.e. mg/ml of the active ingredient(s) in the drug product;
     (d) an identifying lot or control number from which the manufacturing history can be determined; (e) the name or code number of the patient; (f) the name and address of the investigator; (g) the expiration date of the drug; and (h) the study and/or protocol designation.

Toxicology
- ----------

  9. Please perform 4-week repeat dose toxicity studies in two species, one being a non-rodent, with the proposed investigational article in a manner consistent with Good Laboratory Practices. Studies should include hematologic and clinical chemistry measurements and complete histopathologic evaluation of all animals. Doses selected should include some clearly toxic doses, if feasible.

Microbiology
- ------------

  10. Please perform in vitro studies to determine what effect, if any,
                     --------
      Reticulose has on HIV replication inmodels of both acute and chronic (i.e., low persistent) infections. Studies have indicated that agents which modulate macrophage and T-cell functions such as IL-2 and TNF-A, may modulate viral expression and/or release of HIV from infected cells. The potential for drug-associated regulation of virus production is an important consideration in the analysis of risk/benefit. At a minimum, activation potential should be evaluated in the following human cell types:

       (a)     Freshly isolated peripheral blood mononuclear cells;

       (b) At least one established T-cell line (e.g., H9, MT4, MT2 or MOLT4); and,

       (c) One line representative of the monocyte/macrophage lineage (e.g., U937, U1 or OM10.1).

       Studies employing a variety of different human cell cultures and HIV strains are encouraged.


Clinical
- --------

  11. Please submit the name and address and a statement of the qualifications (curriculum vitae or other statement of qualifications) of the principal investigator.

  12. Please define inclusion and exclusion criteria according to current standard terminology and practice. For example, the confirmatory test for HIV infection is the Western Blot, not the ELISA test for HIV antibody.

  13. Please provide an initial proposed dosage based on preclinical safety information. Please also refer to the comment under "Toxicology" in developing preclinical safety data.

  14. Please provide a rationale for the proposed study parameters, for laboratory monitoring, and for toxicity evaluation. In addition, please define endpoints which are measurable and can be quantified and which may be subject to statistical analysis. For example, please specify what constitutes a "significant and consistent increase" in CD4 lymphocyte count. Please provide safety monitoring which is appropriate for the preclinical safety data. In particular, please provide monitoring for the potential for anaphylaxis, as seen in the preclinical repeat dose study in guinea pigs.

  15. Please revise the informed consent document to reflect the preclinical safety and effectiveness data.

  16. Please provide a concise rationale for the proposed sample size and define the proposed statistical methodology. In general, interim analyses are not appropriate for a 12 week phase 1 study.

Until you have submitted the above-required information for items 1-16, and we notify you that if it is safe to initiate the studies, you may not proceed with the proposed study.

We also have the following advice which we believe would improve your IND:

Chemistry
- ---------

The following chemistry issues must be addressed prior to studies beyond initial phase 1/2 studies:

  17. Please establish the identity(ies) and structure(s) of the active component(s).

  18. Please identify the impurities contained in the drug substance(s) and drug product and establish individual limits for the impurities.

  19. Please incorporate into the drug product specifications and identification test(s) and an assay for the active ingredient(s) using properly validated analytical methods.

  20.  Please identify the supplier and composition of the ampules.

Microbiology
- ------------

  21. Please clarify the following with respect to the data submitted in the submission:

     (a) Please specify whether the peptide nucleic acid solution and the Reticulose preparation used by Dr. Resnick are the same or a different preparation.

     (b) Please provide the units of p24 and RT activity and explain whether the results represent percent inhibition of activity. In addition, please clarify the discrepancy in the numbers shown in the submission and in the published report.

The following microbiology issues should be addressed concurrent with phase 1/2 studies:

  22. Please use preclinical studies in appropriate animal models of retrovirus infection to define and characterize the activity of Reticulose.

  23. Please perform studies to investigate whether Reticulose can induce an antibody response which might inhibit its activity against HIV.

  24. We encourage you to investigate the mechanism by which Reticulose inhibits HIV."

     As of the date of the Prospectus, the Company has not submitted to the FDA a formal response to the July 1992 Deficiency Letter, nor have any of the studies cited therein been undertaken. The Company has no immediate plans to respond to the FDA. However, with the availability of significant additional funds from the recent exercise of Options, the Company believes that it may commence discussions with the FDA for the purpose of reactivating or commencing anew the IND Application process.

There can be no assurance that FDA approval of the IND will ever be obtained or that the Company will have adequate funds to finance the necessary clinical studies and related costs referenced in the FDA Correspondence, whether or not the Barbados Clinical Trials.

CURRENT STATUS OF TESTING OF RETICULOSE

     In response to the FDA letters in 1984 and 1987, the Company undertook a series of protein tests for product control and protein fragment identification which were conducted by the University of Wisconsin's Biotechnical Center. Prior to the completion phase of laboratory testing of RETICULOSE in vitro at the
                                                            --------
Mount Sinai School of Medicine, New York, New York by Dr. Hirschman, the rationale for trial of RETICULOSE in humans was based upon in vitro studies
                                                           --------
which the Company believes have demonstrated at least partial activity against HIV. In October 1989 and December 1989, respectively, Southern Research Institute, Birmingham, Alabama and Vironic Testing Laboratory, Miami, Florida conducted in vitro screenings of RETICULOSE against the HIV virus in two
          --------
separately conducted independent laboratory screenings. In both screenings, RETICULOSE was shown to be partially active against HIV at specific dilutions and was non-cytotoxic. The IND was submitted for a Phase I type study to determine if there was any pharmacological activity in humans against HIV. In addition, a historical search is being conducted and the timeline to connect the current RETICULOSE product and its manufacturer with the original product and its manufacturer. This search is being documented for eventual submission to the FDA to further substantiate the identity of the current product which is the subject of the IND. In October 1989, International Diagnostics, Ltd., Dania, Florida, an independent testing laboratory, undertook standard mouse toxicity assays to demonstrate toxicity of RETICULOSE. Results indicated no apparent signs of toxicity in RETICULOSE treated animals at specific doses. Management of the Company originally believed that due to the early safety record and published reports of human use that the FDA would permit the initial Phase I trials in humans after approximately six months. Provided that sufficient funds are available from the exercise of Options and/or other sources, the Company currently believes that it will take the requisite scientific steps to satisfy the FDA that the formulation of RETICULOSE is identical to the formulation reported in the prior anecdotal history and studies. To date, the FDA has not considered that such studies justify RETICULOSE not being considered as a new drug. The time and costs required for IND approval as a result of the FDA not accepting the prior history of the drug is presently not known to the Company but could be considerable. Certain of the foregoing studies, excluding the Mount Sinai testing and the present Clinical Trial in Argentina, were submitted to the FDA as part of the March 1992 FDA submission, but were not deemed sufficient by the FDA.

     The Company, during the period from 1992 to 1995, had been seeking approval in Canada for controlled distribution of RETICULOSE. It submitted an application for a limited study (the "Canadian Study") on 24 patients with Kaposi's Sarcoma, a condition associated with AIDS, the approval of which application was pending in 1995. However, due to delay in obtaining the approval for this study and after receiving deficiency letters from the Health Protection Branch of the Health and Welfare Department of Canada ("HPB"), the Company has withdrawn the application to have this study commenced.

     The recently completed studies by Dr. Shalom Z. Hirschman, Professor of Medicine and Director of The Division of Infectious Diseases of The Mount Sinai School of Medicine, New York City, show that RETICULOSE stimulates the production of unique chemokines, including Gamma Interferon and

Interleukin 6, and inhibits the replication of HIV in cell cultures. However the exact mechanism by which RETICULOSE(R) may be effective in treatment, if at all, is, at present, uncertain. See "TESTING AGREEMENTS" below.


TESTING AGREEMENTS

Canadian Contract

     Pursuant to an agreement with Dr. R.A. Morisset, a Canadian physician (the "Canadian Agreement"), the Company was informed that a Compassionate Treatment was being undertaken of ten HIV-positive patients treated with the Company's drug RETICULOSE and comparing such treatment with ten HIV-positive persons not treated with RETICULOSE (the "Canadian Compassionate Treatment").

While the Company advanced certain monies under this agreement, the Company does not presently intend to advance any further monies for the Canadian Compassionate Treatment. Further, due to the delays in obtaining information and guidance from Dr. Morisset regarding the Canadian Compassionate Treatment, the Company believes that no further efforts are being employed by Dr. Morisset in connection with the Canadian Compassionate Treatment. The Company presently believes that no further work will be performed by Dr. Morisset and has no further obligation under this agreement.

TRM Management Corp.

     Pursuant to an agreement dated August 20, 1991 between the Company and TRM Management Corp. ("TRM"), a Florida corporation unaffiliated with the Company (the "TRM Agreement"), TRM performed certain open clinical trial tests in Haiti to assess the effectiveness of RETICULOSE against the Hepatitis "A" virus and Hepatitis "B" virus in accordance and in compliance with the Hepatitis Open Label Clinical Trial Protocol developed by TRM (the "Haiti Tests"). The Haiti Tests were previously reported by the Company on its Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 17, 1992.

     In accordance with the TRM Agreement, Matthew Cohen prepared a paper which describes the methods and results of the Haiti Tests (the "Results Paper"). The Results Paper was published by The Royal Society of Health , December 1992 issue (the "Journal"). Matthew Cohen is not affiliated with or related to Leonard Cohen, who acts as a consultant to the Company.

     The Results Paper states, among other things, that the Haiti Tests resulted in certain "positive clinical and laboratory effects" regarding the use of RETICULOSE against the Hepatitis "A" virus and Hepatitis "B" virus. The Company believes, however, that the Haiti Tests may have been limited in terms of its methodology and results. The Company is considering such factors relative to future testing. In accordance with the terms of the TRM Agreement, the Company has issued to the shareholders and certain associated persons of TRM (the "Recipients") (i) an aggregate amount of 10,000,000 shares of the Company's Common Stock (the "TRM Shares") and (ii) an option to acquire, at one time, until January 28, 1997, 10,000,000 shares of the Company's Common Stock at a purchase price of $.05 per share (the "TRM Options"). Through April 30, 1996 the Company has received $333,333 pursuant to the issuance of 6,666,667 Shares in connection with the exercise of TRM Options by David Sass, as an assignee of Mr. Posner, and by Richard Waldman, two of the three original TRM shareholders. Messrs. Waldman and Sass are Selling Security Holders in this Registration Statement, but Matthew Cohen has not requested the inclusion of his Shares or Option Shares for registration and resale hereunder. See "SELLING SECURITY HOLDERS" below.


Plata Partners Limited Partnership

     On March 20, 1992, the Company entered into an agreement with Plata Partners Limited Partnership, a Michigan limited partnership unaffiliated with the company (the "Plata Agreement"), pursuant to which Plata agreed to perform a demonstration at Campus #1 University C.B.E.P., University of Santo Domingo,

Santo Domingo, Dominican Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using RETICULOSE incorporated in the Protocol against AIDS (the "Demonstration"). The Protocol provides, among other things, that the treatment consists of RETICULOSE along with vitamin supplements.

The preliminary and final results of the Demonstration were previously reported by the Company in its Reports on Form 8-K filed with the Securities and Exchange Commission on July 10, 1992 and November 6, 1992.

     The Demonstration was conducted from May 1992 through August 1992. The Demonstration was supervised by Angelo Chinnici, M.D., of New Jersey, and administered by medical doctors certified to practice in the Dominican Republic. A videotape has been produced by Plata memorializing the Demonstration, which videotape was delivered to the Company in August, 1992. In August 12, 1992 the Company received from Plata a translated written transcript of a press conference (the "Press Conference") called and conducted by Plata in Santo Domingo, Dominican Republic on August 7, 1992 (the "Transcript"). The Press Conference was held by Plata following the completion and the release of preliminary results of the Demonstration.

     The Transcript, a copy of which has been filed with the Company's Report on Form 8-K with the U.S. Securities and Exchange Commission on August 14, 1992, provides, among other things, statements from Dr. Joaquin Perez Mendez, the Director of the Program for Control of Sexually Transmitted Diseases (Procets) a governmental organization in the Dominican Republic, who participated in the administration of the Demonstration, Dr. Charles Dunlop, the Surgeon General of the Dominican Republic, Dr. Norman de Castro and Dr. Rafael Alcantara, who is associated with the Center for Sexually Transmitted Diseases in the Dominican Republic.

     Generally, the Transcript states that the Doctors expressed "optimism and hopefulness" and encouraged further testing of the efficacy of RETICULOSE against AIDS. Further, the Transcript notes that Dr. Dunlop, the Surgeon General of the Dominican Republic, stated that "my job from the point of view of the government has been to register the medicine and we are doing all the studies possible with the Public Health Center and Drug Administration to see that this happens." As of the date hereof, the Company has not (i) independently verified the accuracy or completeness of the Transcript or the Press Articles, or (ii) otherwise substantiated the statements reflected in the Transcript or the Press Articles. The Demonstration conducted by Plata was not a double-blind study. However, as of the date of this Prospectus, no registration certificate has been granted by the Dominican Republic, and there can be no assurance that such certificate will be issued.

     The Company has also been made aware that newspaper articles appeared in Spanish language newspapers (published in the Dominican Republic) regarding the Press Conference (the "Press Articles") and interviews with Drs. Perez-Mendez and Alcantara. Certain of the Press Articles report that the preliminary results of the Demonstration were "very encouraging" and that the "laboratory results subsequent to the treatment, reveal a more than 50 percent reconversion of the cell immunological system in almost all of the patients being maintained with relatively little favorable change in the only patients who did not complete the treatment". According to certain of the Press Articles, certain of the Doctors stated: "Although it (the Demonstration) does not have the representativeness which a study of this caliber requires, precisely due to the small number of patients involved in the same, and above all due to the fact that it did not rely on a control group which permits us to make some significant comparisons, basically it is a good job of research and the results [are] clearly excellent." Certain of the Press Articles, including translated copies thereof, have been filed with the Company's Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 1992

       As of the date hereof, the Company has not (i) independently verified the accuracy or completeness of the Transcript or the Press Articles, or (ii) otherwise substantiated the statements reflected in the Transcript or the Press Articles. The Demonstration conducted by Plata was not a double blind study.

     The Company received from Plata certain written information, certain copies of which are incorporated by reference into the Company's Reports on Form 8-K delivered for filing to the U.S. Securities and Exchange Commission on July 10, and July 23, 1992 (the "Plata Statement"). The Plata Statement reports, among other things, certain positive preliminary results of the Demonstration (the "Results"). The Plata Statement advised the Company of preliminary improvement of the patients participating in the Demonstration. Specifically, according to the Plata Statement, all patients showed weight gain, as well as resolution of malaise, joint pain, diarrhea and that those patients "initially presented with herpetic lesions (i.e., shingles) showed clearing and well healed vesicles."

     In October, 1992, the Company received from Anthony Mangia, M.D., a medical doctor certified by Plata to be an expert in the area of AIDS research, written correspondence relating to the Demonstration (the "Mangia Correspondence"). The Mangia Correspondence states, among other things, Dr. Mangia's opinion as an independent observer to the Demonstration. The Mangia Correspondence provides "Review of the data submitted indicates that RETICULOSE may be an effective alternative treatment for AIDS patients." As an independent observer, Dr. Mangia visited the Demonstration site, reviewed scientific data regarding the in vitro activity of RETICULOSE against certain viruses, interviewed the physicians, examined some of the patients, and reviewed the written results of the Demonstration. The Mangia Correspondence concludes that the results of the Demonstration appear to indicate that RETICULOSE is " well tolerated, with no significant adverse reactions to the drug."

     The Mangia Correspondence also indicates that the patients he examined had experienced an "amelioration in symptoms and a sense of well being" by the time the Demonstration had concluded. The Mangia Correspondence does, however, contain several criticisms of the Demonstration, including, among other things, the brevity of the Demonstration, the lack of stratification according to CD 4 count, the small number of subjects, the inclusion of nutritional supplements along with the RETICULOSE, and the lack of pre- and post-treatment weights and performance status evaluation of the subjects. The Mangia Correspondence concluded that the results of the Demonstration appear to indicate that further studies in animals and humans appear to be warranted. The Mangia Correspondence suggested that such further studies need to be better controlled and performed on a larger scale with more sophisticated methods, including the monitoring of endogenous interferons, other cytokines and "surrogate markers" for HIV activity, than the Demonstration.

     On October 30, 1992, the Company received from Plata a copy of certain correspondence from Angelo Chinnici, M.D. regarding the Demonstration (the "Chinnici Correspondence"). The Chinnici Correspondence reports on the hypothesis, objective, methodology, clinical tracking and procedures involved in the Demonstration. The Chinnici Correspondence concludes that the majority of the subjects involved experienced "dramatic clinical improvement, i.e., reduction in oral thrush, reduction in herpetic lesions, and improvement in certain dermatological conditions such as seborrheic dermatitis and eczema."
Dr. Chinnici noted: "The most dramatic change was observed in the number of CD 4 and CD 8 lymphocytes, as well as in the CD 4 and CD 8 ratio. Nine of the ten patients experienced an increase in the CD 4 cells, the most dramatic being that of an initial count of 27 at the initial phase of treatment , which rose to 193". The Chinnici Correspondence further concluded that the administration of RETICULOSE, among other things, produced no adverse side affects nor caused significant anemia or decrease in the subject's white blood cell count.
Further, the Chinnici Correspondence states that RETICULOSE may cause a halt to viral replication and possibly produce endogenous interferon which serves to ameliorate a patient's condition. The Chinnici Correspondence also indicated, among other things, however, that the Demonstration was limited in that the subjects were treated for a short period of time and there was no control group. The Company has not independently verified any of the statements contained in either the Mangia Correspondence or the Chinnici Correspondence.

     Pursuant to the Plata Agreement, the Company authorized the issuance to Plata of 5,000,000 Shares and Options to purchase an additional 5,000,000 Shares at $.08 per Option Share through July 9, 1994 (the "Plata Options") and 5,000,000 Option Shares at $.10 per share through July 9, 1994. Pursuant to several amendments, the Plata Options and the Additional Plata Options are exercisable through April 30, 1996. The Company offered and the holders of the Plata Options and the Additional Plata Options accepted the offer to extend the exercise date of the Plata Options and the Additional Plata Options through December 31, 1996 in consideration for an increase in the exercise price to $.10 per Option Share as to the Plata Options and $.13 per Option Share as to the Additional Plata Options. As of April 30, 1996, the last date that the Plata Options and Additional Plata Options could be exercised and the underlying Option Shares could be sold under the registration statement declared effective July 27, 1996, holders of Plata Options and the Additional Plata Options agreed to the extension through December 31, 1996.



     The Company believes the Demonstration will not significantly impact the FDA's decision to (i) approve the pending IND filed with the FDA or (ii) approve of the marketing, sales or distribution of RETICULOSE within the United states. Further the Company believes the Demonstration will not significantly impact the Company's ability to obtain approval for the marketing, sales or distribution of RETICULOSE anywhere in the world.

Argentina Agreement

     On December 27, 1993, the Company entered into an agreement (the "Initial Argentina Agreement") with Dr. Juan Carlos Flichman, President of the Argentine Association Against Sexually Transmitted Diseases, whereby Dr. Flichman agreed to conduct a double blind study of RETICULOSE in Argentina of (i) forty patients who have been diagnosed by Dr. Flichman as suffering from Hepatitis "B" and (ii) twenty patients diagnosed by Dr. Flichman as suffering from Hepatitis "C" (the "Argentina Study"). The treatment of Hepatitis "B" patients was expected to last for 20 days followed by a 60 day observation period and of Hepatitis "C" patients was expected to last for 20 days followed by 180 day observation period. Dr. Flichman, however, indicated to the Company that the Argentina Study was delayed because of the Argentina Health Ministry.

     In April, 1996, the Company entered into an amended agreement (the "1996 Argentina Agreement") with DCT SRL, and Argentine corporation ("DCT"), pursuant to which DCT agreed to conduct open label clinical trials of RETICULOSE at two separate hospitals located in Buenos Aires, Argentina (collectively, the "Clinical Trial"). Prior to the execution of the 1996 Argentina Agreement, the Company, in June, 1994, entered into an exclusive distribution agreement with DCT, whereby the Company granted to DCT the exclusive right to distribute and sell RETICULOSE in certain South American countries, including Argentina and other MERCOSUR States. See " EXCLUSIVE DISTRIBUTION AGREEMENTS" below. Pursuant to the 1996 Argentina Agreement, the Clinical Trial commenced and is being conducted pursuant to a protocol developed by Juan Carlos Flichman, M.D. The purpose of the Clinical Trial is to assess the efficacy of RETICULOSE on the Human Papilloma Virus (HPV). The protocol calls for, among other things, a study to be performed with clinical and laboratory follow-up on patients between the ages of 18 and 50 years of age. The Clinical Trial is not a double blind study and will not include a placebo control group or reference to any other anti-viral drug.

     Pursuant to the 1996 Argentina Agreement, the Company agreed to deliver $34,000 to DCT to cover out of pocket expenses associated with the Clinical Trial. The 1996 Argentina Agreement further provided that at the conclusion of the Clinical Trial, DCT shall cause Dr. Flichman to prepare and deliver a written report to the Company regarding the methodology and results of the Clinical Trial. as further consideration for the 1996 Argentina Agreement, the Company has included for registration hereunder 2,000,000 Option Shares underlying an Option exercisable at $.20 per Option Share. This Option is exercisable for a period of one year after delivery of the written report to the Company. On April 22, 1996, the Company was informed by DCT that the Clinical Trial had commenced and Dr. Flichman presently anticipates that the Trial should be complete by in or about August 1996.

Study at The Mount Sinai School of Medicine

     The Company in late 1995 issued a grant of $30,000 to The Mount Sinai School of Medicine, New York City, New York, for the purpose of studying the mechanism, if any, by which RETICULOSE inhibits replication of HIV. The study was conducted by Dr. Shalom Z. Hirschman, Professor of Medicine of The Mount Sinai School of Medicine and Director of the Division of Infectious Diseases of The Mount Sinai Medical Center. The Company grant of $30,000 was to fund the costs of research study conducted at Mount Sinai. The results of this research were presented by Dr. Hirschman at Biomedicine '96, the national meeting of the Ameri-can Medical honor societies, held May 4-6, 1996, in Washington, D.C. The manuscript of Dr. Hirschman, entitled "Peptide Nucleic Acids Stimulate Gamma Interferon and Inhibit the Replication of the Human Immunodeficiency Virus", will be published by the Journal of Investigative Medicine at the end of August, 1996. Dr. Hirschman was able to report to the Company that its drug, RETICULOSE, inhibits the replication of HIV and stimulates a unique set of chemokines, including Interleukin 6 and Gamma Interferon, and that this action may in part account for the previously reported antiviral action of RETICULOSE.

MARKETING  AND SALES

     RETICULOSE is not presently being sold commercially anywhere in the world. The Company has entered into Exclusive Distribution Agreements with AVIX International Pharmaceutical Corp., Commonwealth Pharmaceuticals and DCT S.R.L., which entities are currently endeavoring to secure approvals to test and thereafter market RETICULOSE in their respective territories. See "EXCLUSIVE DISTRIBUTION AGREEMENTS" below.

     The marketing plans of the Company for RETICULOSE are still dependent upon registration of RETICULOSE for sale in the various jurisdictions where its distributors are seeking approvals.

The Company may also determine to renew its efforts to secure an IND for human testing of RETICULOSE in the United States. There can be no assurance that the Company or any distributor will ever secure registration of RETICULOSE. The Company initially targeted its sales and marketing efforts to those countries where RETICULOSE was previously marketed by its prior owners for a number of years as a successful anti-viral agent in the treatment of Asian Influenza, Viral Pneumonia, Virus Infectious Hepatitis, Mumps, Encephalitis, Herpes Simplex and Herpes Zoster. Those countries included Singapore, Hong Kong, Malaysia, Taiwan, the Philippines, Malta, the Dominican Republic and Montserrat. Registration of RETICULOSE will be required in such countries as well as in the other countries comprising the distributors' territories before any significant sales may begin. Until RETICULOSE is registered and approved for sale in the United States, in another developed country or in the other countries the distributors' territories, there can be no assurance that the Company will generate significant sales of RETICULOSE. For the years ended December 31, 1995, 1994 and 1993, the Company reported no commercial sales except limited sales for testing purposes($27,325, $22,400 and $12,000, respectively). RETICULOSE is not legally available for use anywhere in the world, except for testing purposes. See "CURRENT STATUS OF TESTING OF RETICULOSE" and "TESTING AGREEMENTS" above, with respect to the Hepatitis Demonstration in Haiti, the AIDS Trials in Santo Domingo, the recently terminated Canadian Compassionate Treatment of RETICULOSE on AIDS patients, the Study at The Mount Sinai School of Medicine in New York, and the Clinical Trial in Argentina.

COMPETITION

     There are inherent difficulties for any development stage company seeking to enter an established field, particularly in a field so capital intensive as the manufacture and sale of pharmaceuticals. The Company if it is ever successful in securing FDA and other regulatory approvals, will encounter intense competition engaged in the development and marketing of drug products, all of which are substantially larger, possess far greater capital assets, have substantial operating histories and records of successful operations, greater financial and other resources, more employees and far more extensive facilities than the Company now has or will have in the foreseeable future. Accordingly, such companies are in a far better position to compete than the Company. Moreover, such companies may succeed in discovering, developing and marketing anti-viral products that are more effective than RETICULOSE. The Company at present is not and in the foreseeable future will not be a significant factor in the field in which it proposes to engage. Additionally, small "start-up" firms, such as the Company, with very limited resources, are at a very serious competitive disadvantage against established companies. The Company hopes to compete, however, based on cost and the effectiveness of RETICULOSE.

EMPLOYEES

     At the present time, the Company has three (3) full-time employees including its two (2) executive officers and an administrative employee. Bernard Friedland, President and a Director of the Company and William Bregman, Secretary-Treasurer and a Director of the Company, each devote all of their business time to the day-to-day business operations of the Company.

     Additionally, the Company may hire, as and when needed, and as available, such sales and technical support staff and consultants for specific projects on a contract basis. See "Management".

CONSULTING AGREEMENTS

     On September 11, 1992, the Company entered into a one (1) year consulting agreement with Leonard Cohen. Prior to the execution of this initial consulting agreement, Mr. Cohen had no relationship with the Company other than as a former holder of the Company's Class C Warrants which had expired. Mr. Leonard Cohen has no relationship to Matthew Cohen who was one of the principals of TRM. This initial Cohen agreement required that Leonard Cohen provide the Company certain consulting services including: (i) the identification of pharmaceutical companies which may have an interest in engaging in joint ventures or other agreements to advance the testing and study of RETICULOSE; (ii) services related to achieving approval of RETICULOSE for commercial sale in the United States and in foreign countries; (iii) the location of investment banking firms and venture capital firms, the purpose of which is to raise capital for the Company; (iv) the dissemination of public information about the Company to persons who may have an interest in RETICULOSE; and (v) making contacts with persons in the investment and financial communities.

     The initial Cohen agreement provided that: (i) upon execution, the Company issue to Leonard Cohen 500,000 Shares of Common Stock, which were issued October 20, 1992; and (ii) upon completion of 50 hours of services, the Company issue to Leonard Cohen an additional 500,000 Shares of Common Stock which were issued on February 28, 1993, after Mr. Cohen completed the 50 hours of consulting services. Mr. Cohen provided the 50 hours of services to the Company during the last quarter of 1992 and the first quarter of 1993. In addition, upon execution of the initial Cohen agreement, the Company granted to Leonard Cohen the option to acquire commencing as of September 11, 1992, 3,000,000 shares of Common Stock of the Company, at an exercise price of $.09 per Share (the "Cohen Options"). The initial Cohen agreement granted to the holder of the Cohen Options, piggyback registration rights with respect to the Shares of Common Stock issued for services and Shares underlying the Cohen Options.

     On February 28, 1993, the Company entered into a further three-year consulting agreement with Leonard Cohen (the "Cohen Agreement"). This Cohen Agreement provides that Leonard Cohen shall provide to the Company financial consulting services concerning the business operations of the Company. The Cohen Agreement was entered into because the Company believed that the Cohen Agreement provided incentive to Mr. Cohen to provide greater services to the Company and because Mr. Cohen's hourly obligations under the prior consulting agreement had been satisfied during the last quarter of 1992 and the first quarter of 1993. The Company issued to Leonard Cohen and his designees a total of 3,500,000 Shares of Common Stock, which was accounted for as a general and administrative expense. On February 28, 1993, pursuant to the Cohen Agreement, 3,500,000 Shares of the Company's Common Stock were issued to Mr. Cohen and his designees as follows: (i) Leonard Cohen - 2,000,000 Shares; (ii) Richard Rubin - 1,000,000 Shares; and (iii) Bobby Goldman - 500,000 Shares, and the latter persons sold the Shares transferred to them in the prior registration statements. The services provided and to be provided by Mr. Cohen under the Cohen Agreement were not all inclusive nor was the compensation given to Mr. Cohen. As a result, in consideration for the additional services provided by Mr. Cohen in connection with the introduction and negotiation of Exclusive Distribution Agreement with C.U.R.E. Pharmaceutical Corp. , which agreement was terminated because of the failure of C.U.R.E., but was then superseded by the AVIX Agreement, Mr. Cohen was issued an additional 2,500,000 Shares in April 1994. Further, the Company agreed to issue to Leonard Cohen an additional 300,000 Shares in 1995, at a time when the Shares were valued at $.14 per Share, in consideration for expenditures incurred by Mr. Cohen in connection with securing for the benefit of the Company and AVIX the continued services of Dr. Chinnici. Such additional

300,000 Shares were inadvertently not issued to Mr. Cohen in 1995, though were included for registration in the Registration Statement declared effective by the SEC on July 27, 1995, and therefore have been included again in this Registration Statement, of which this Prospectus is a part, and shall be accounted for as general and administrative expense at $.14 per Share, the price when the Shares were to be issued, in the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1996. See the discussion below and "EXCLUSIVE DISTRIBUTION AGREEMENTS".

     By letter of September 15, 1993, Leonard Cohen requested registration of the Shares and Option Shares issued to Mr. Cohen and his designees pursuant to the Cohen Agreements. On January 25, 1994, the Company filed a Registration Statement on Form S-1 which was declared effective by the SEC on July 1, 1994 respecting the registration of Shares and Option Shares for the account of Selling Security Holders (including the Plata Partners, Mr. Cohen and his designees. Subsequent to the year ended December 31, 1993, and the quarter ended March 31, 1994, the Company issued the above referenced additional 2,500,000 Shares to Mr. Cohen for additional services rendered by Mr. Cohen in connection with the introduction, negotiation and execution of an Exclusive Distribution Agreement between the Company and C.U.R.E. Pharmaceutical Corp. dated April 25, 1994. Mr. Cohen transferred by gift 2,500,000 Shares to his adult sons, Todd, Glenn and David Cohen, and disclaims beneficial interest with respect to the 2,000,000 Shares presently owned by his sons, which are included herein to permit their resale under this prospectus. These services were in addition to those under the Cohen Agreement. Such additional Shares were included in the July 1, 1994 and July 27, 1995 Registration Statements to permit the public sale of the Shares by Mr. Cohen.

     The Company's Exclusive Distribution Agreements with C.U.R.E. and its affiliate were terminated according to their terms on May 31, 1995 because of C.U.R.E.'s inability to obtain Approvals in a timely manner and its ability to obtain requisite funding to pursue such Approvals. See "TERMINATION OF AGREEMENTS WITH C.U.R.E." below. In connection with the execution of the Exclusive Distribution Agreement with C.U.R.E. in April 1994, the Company issued Messrs. Elliot Bauer and Lee Rizzuto a total of 1,250,000 Shares and granted Options to acquire 10,000,000 Shares at $.10 per Share exercisable through May 1, 1996 which Shares and Option Shares were included in the July 1, 1994 Registration Statement and were also included in the July 27, 1995 Registration Statement. The Shares issued to Messr. Cohen, Bauer and Rizzuto have been accounted for as a general and administrative expense at a price $.055 per Share. Prior to April 30, 1996, Mr. Rizzuto executed and sold all of the 625,000 Shares and all but 100,000 Option Shares underlying his Options, which 100,000 Option Shares are registered herein. Mr. Bauer sold 850,000 Option Shares underlying his Option prior to April 30, 1996, and Mr. Bauer also transferred 312,500 Shares to Mark Montifiore and 312,500 Shares to his minor children and he disclaims any beneficial interest with respect to such Shares. The 4,150,000 Option Shares underlying Mr. Bauer's Option and the 312,500 Shares owned by Mr. Bauer's minor children as well as the 112,500 Shares owned by Mr. Montifiore are also being registered to permit public resale hereunder. In addition, Mr. Cohen sold 1,300,000 Option Shares underlying his Options prior to April 30, 1996. See "SELLING SECURITY HOLDERS"

Hirschman Consulting Agreement

     The Company entered into the Hirschman Consulting Agreement with Dr. Shalom Hirschman dated as of May 24, 1995, pursuant to which the consultant agreed to provide services relating to financing of pharmacological/biotechnology companies and agreed to assist the Company in seeking joint ventures with and financing of companies in such industries. As consideration for such financial related services, the Company issued 1,000,000 Shares to Shalom Hirschman, which have been accounted for as a general and administrative expense, at a price of $.11 per Share, the market price on the date of issuance, and granted Options to acquire 5,000,000 Shares at $.18 per Option Share, exerciable through May 24,1998, which Shares and Option Shares were included in the Registration Statement declared effective on July 27, 1995. Dr. Hirschman sold the 1,000,000 Shares in 1995 and exercised part of the Option to acquire 900,000 Option Shares at $.18 per Option Share prior to April 30, 1996. As a result, 4,100,000 of the Option Shares underlying the initial Hirschman Option are also included in this Registration Statement.

In connection with the Hirschman Consulting Agreement, the Company also issued to Deborah Silver 100,000 Shares and granted 500,000 Options exerciable for one year at $.18, which Option was fully exercised and all the Option Shares were sold prior to April 30, 1996. However, the 100,000 Shares owned by Ms. Silver were not sold and therefore are included for resale hereunder. Such Options and Shares were issued for services to the Company and were also accounted for as a general administrative expense at $.11 per Share. The Company in 1995 also issued 300,000 Shares to Richard Rubin for services, which Share issuances were accounted for at $.11 per Share, the price at the date of issuance. The Company, as of March 24, 1996, executed an addendum to the Consulting Agreement with Shalom Hirschman, which addendum did not become effective until April 1, 1996. Pursuant to the Addendum, Shalom Hirschman agreed to provide additional services to the Company, for the extended period of five (5) years.

Such additional services shall include furthering the Company's financial and investment banking efforts, and assisting the Company in joint efforts for the purpose of securing manufacturing and sale approvals for RETICULOSE, as well as efforts to pursue regulatory approvals and fulfill regulatory protocols regarding RETICULOSE. In consideration for the foregoing increased term and additional services, especially in assisting the Company in its investment banking efforts, the Company granted to Shalom Hirschman and his designees a total of 15,000,000 Options, exercisable as follows: 5,000,000 Options at $.19 per Option Share; 5,000,000 Options at $.27 per Option Share; and 5,000,000 Options at $.36 per Option Share. The price of the Shares at the date the addendum was agreed to was $.18 to $.185 per Share. Pursuant to this Addendum, Shalom Hirschman assigned rights with respect to such Options as follows:
1,500,000 Options to Richard Rubin and 1,500,000 Options to Deborah Silver, each of which shall be exercisable at the same terms and prices as are the Hirschman Options granted in the Addendum, which Option Shares are registered hereunder.


                       EXCLUSIVE DISTRIBUTION AGREEMENTS

ARGENTINA AGREEMENT WITH DCT S.R.L.

     On December 27, 1993, the Company entered into an Agreement with Dr. Juan Carlos Flichman, President of the Argentine Association Against Sexually Transmitted Diseases, whereby Dr. Flichman agreed to conduct a study in Argentina of: (i) patients who have been diagnosed by Dr. Flichman as suffering from Hepatitis "B" and (ii) patients diagnosed by Dr. Flichman as suffering from Hepatitis "C" (the "Argentina Study"). Dr. Flichman expected that the Argentina Study would commence in March, 1994, but such study was not in fact commenced, due to delays in Argentina by the Health Ministry.

     In June, 1994, the Company entered into an Exclusive Distribution Agreement with DCT S.R.L. ("DCT"), a corporation formed under the laws of Argentina, whereby the Company has granted, to DCT subject to certain conditions precedent, the exclusive right to market and sell RETICULOSE within the territories of Argentina, Bolivia, Paraguay, Uruguay, Brazil and Chile (the "DCT Agreement"). The term of the DCT Agreement is for a three year period with renewals, from the date DCT obtains approval (the "Argentina Approval") to import and distribute RETICULOSE in Argentina; provided, however, that in the event the Argentina Approval is nor obtained by June 12, 1995, the Company may terminate the DCT Agreement, subject to DCT; right to extend the DCT Agreement so long as DCT is meeting certain minimum purchase requirements as set forth in the DCT Agreement. The DCT Agreement further provides that in the event the Argentina Approval is obtained, DCT shall be obligated to make minimum purchases of RETICULOSE from the Company. DCT was also be granted an Option to purchase for a period of one year from the date of the Argentina Approval, 2,000,000 Shares at a purchase price of $.20 per Share.

     As a result of the 1996 Argentina Agreement, discussed under "TESTING AGREEMENTS" above, and the Health Ministry's approval for and the commencement of the test of RETICULOSE on the Human Papilloma Virus (HPV) on patients, the Company agreed that the DCT Option vested and the 2,000,000 Option Shares underlying this Option are included for public resale by the three principals of DCT in this Registration Statement. See "SELLING SECURITY HOLDERS".

TERMINATION OF AGREEMENTS WITH C.U.R.E.

     On April 25, 1994, the Company entered into an Exclusive Distribution Agreement with C.U.R.E. Pharmaceutical Corp., a Delaware corporation formed for the purpose of the Agreement, pursuant to which C.U.R.E. was granted exclusive rights to distribute RETICULOSE within the countries of China, Japan, Thailand, Singapore, Hong Kong, Taiwan and Malaysia.

     The Exclusive Distribution Agreement with C.U.R.E was for an initial term of five (5) years, subject to certain automatic extensions if C.U.R.E. satisfied its minimum purchase obligations and obtained Approval to sell and market RETICULOSE in one or more countries constituting the Territory, within one year from the Agreement. Because of its failure to obtain any Approval, the Company terminated the rights of C.U.R.E. under this Agreement.

     As of June 1, 1994, the Company had also entered into an Exclusive Distribution Agreement with C.U.R.E. Pharmaceutica Central Americas Ltd., a Delaware corporation and an affiliate of C.U.R.E. ("C.U.R.E. C/A Ltd."). C.U.R.E. C/A Ltd. was required to purchase a minimum of 20,000 milliliters of RETICULOSE during the first year following Approval and such Approval had to be obtained within one year of this Agreement. C.U.R.E. was unable to obtain such Approval and the Company terminated C.U.R.E.'s exclusive distribution rights, effective May 31,1995, following acknowledgment by C.U.R.E. and its affiliate that neither had obtained Approvals and both lacked additional financing to pursue the Approvals.


EXCLUSIVE AGREEMENTS WITH AVIX

     As the result of the termination of Agreement with C.U.R.E. and C.U.R.E. C/A LTD, the Company entered into an Exclusive Distribution Agreement dated as of June 2, 1995 with AVIX International Pharmaceutical Corp. ("AVIX"), a newly organized New York corporation, pursuant to which AVIX has been granted the exclusive distribution rights to the countries previously subject to the agreement with C.U.R.E. and a separate Exclusive Distribution Agreement with AVIX with respect to Mexico, which rights previously belonged to C.U.R.E. C/A Ltd. AVIX has informed the Company that it has commenced negotiations with parties in Mexico, China and elsewhere in the Far East for the purpose of seeking initial authorization for testing RETICULOSE, following which Approvals to sell RETICULOSE shall be sought. The Company has been informed by AVIX that certain of the principals of AVIX were formerly principals of C.U.R.E.

     In December, 1995, the Company entered into a separate agreement with AVIX and Unistone Pharmaceutical Co., Ltd., a company established and in good standing under the laws of the People's Republic of China, with headquarters in Beijing, China (the "ADVR-Unistone-AVIX Agreement"). In connection with the ADVR-Unistone-AVIX Agreement, the Company and AVIX agreed to utilize the services of Unistone for the purposes of securing approval to test RETICULOSE in China, with the intent of gaining regulatory for marketing and selling RETICULOSE in China. In this agreement, Unistone shall be the actual distributor in China and AVIX shall receive a royalty equal to 12% of the total sales of RETICULOSE in China during the term of this agreement.

     In June, 1996, the agreement with AVIX was amended with AVIX being granted the additional country of Macao and waiving its rights to the countries of Singapore, Thailand and Malaysia, as well as AVIX penalty rights that existed under the prior agreement that vested in the event that the Company could not produce sufficient quantities of RETICULOSE within certain periods. This last right was waived, in part, because AVIX has not yet generated a sufficient demand for RETICULOSE within its territories and because of the Company's increased liquidity from the exercise of Options and potential future exercise of additional Options registered hereunder.

     AVIX shall be required, pursuant to the Exclusive Distribution Agreement for China and the Far East to purchase 42,000 milliliters of RETICULOSE for $500,000 and within one (1) year after Approval

C.U.R.E. is required to purchase a minimum of 42,000 additional milliliters of RETICULOSE for $500,000. If, however, AVIX does not obtain Approval to market and sell RETICULOSE in any country in the Far East Territory by June 2, 1996, the Company may terminate such Exclusive Distribution Agreement, subject to the right of AVIX to extend the period for obtaining any approval for up to an additional twelve (12) months until June 2, 1997, by paying the Company $8,000 for each month that it is continuing to seek approval. The Company has been informed by AVIX that it intends to pay the Company the $8,000 per month to secure this extension and retain their exclusive rights, and has paid such sum during both June and July, 1996. If AVIX satisfies its purchase requirements during the 5 year term of the Agreement, the Agreement provides for automatic extension for additional 5 year terms. The separate Agreement for Mexico requires Approval within one year and has minimum annual purchase requirement commencing at 20,000 milliliters. The Company has extended the period of one year for AVIX to secure Approval from Mexico because AVIX has been diligently seeking such Approval from the FDA of Mexico.


EXCLUSIVE DISTRIBUTION AGREEMENT WITH COMMONWEALTH

     On October 24, 1994, the Company entered into an Exclusive Distribution Agreement (the "Commonwealth Agreement") with Commonwealth Pharmaceuticals, whereby the Company has granted to Commonwealth, subject to certain conditions precedent, the exclusive right to market and sell the Company's pharmaceutical drug RETICULOSE within the territories of the Channel Islands, The Isle of Man, the British West Indies, Jamaica, Haiti, Bermuda and Belize (collectively, the "Commonwealth Territories"). The term of the Commonwealth Agreement is for successive three year periods from the date Commonwealth obtains Approval to import and distribute RETICULOSE in any one of the Commonwealth Territories; provided, however, that in the event Approval is not obtained by October 25, 1996, the Company may terminate the Commonwealth Agreement.

     Pursuant to the Commonwealth Agreement, Commonwealth purchased from the Company 1,500 ampules of RETICULOSE at a purchase price of $12.00 per ampule (2 milliliters per ampules) and delivered to the Company $5,000 as a signing payment (for a total payment of $23,000) Further, pursuant to the Commonwealth Agreement, in the event Approval is obtained, Commonwealth is obligated to purchase from the Company (i) $225,000 worth of RETICULOSE within one year from the date of Approval; (ii) $642,000 worth of RETICULOSE during the second year from the date of Approval; and (iii) $1,026,000 worth of RETICULOSE during the third year from the date of Approval. In addition, pursuant to the Commonwealth Agreement, the Company has granted to Commonwealth the right to acquire 3,000,000 Shares of the Company's Common Stock at a purchase price of $.25 per Share at any time and from time to time for a period of one year from the date that certain tests are conducted and a paper is published with respect to such
test of RETICULOSE.   The Company has been informed by Commonwealth that certain of the affiliates of the Commonwealth Distributor were formally affiliated with Plata.

PROPERTIES

     The Company presently maintains its executive offices at 1250 East Hallandale Beach Blvd., Hallandale, Florida 33009, pursuant to a three year lease agreement, at approximately $12,000 annually. The Company's telephone number is (954) 458-7636. The Bahamian manufacturing facility, which was acquired on December 16, 1987, is located in Freeport, Bahamas and consists of a 29,242 foot site containing a one-story concrete building of approximately 7,300 square feet and is equipped for all phases of the testing, production, and packaging of RETICULOSE. The Bahamian facility is currently being used to store and produce inventory for testing purposes. In September, 1992, a new roof was placed on the manufacturing facility at a cost to the Company of approximately $15,000.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The Officers of the Company, and further information concerning them, are as follows:


     Name                                    Positions
     ----                                    ---------
     Bernard Friedland                       President and Director
     William Bregman                         Secretary-Treasurer and a Director
     Louis J. Silver                         Director


     Bernard Friedland (age 70), President and a Director of the company received his Bachelor of Science degree in Chemistry from Rollins College in June, 1949. Mr. Friedland was employed by Key Pharmaceuticals, Inc. of Florida for twenty-nine years, until March 1, 1986, in the Research and Development and Quality Assurance Departments in Pharmaceuticals, Pharmacology, and Canceantimetabolites. Mr. Friedland is also currently President of Advanced Viral Research, Ltd. ("LTD") and has been since September 1984. Mr. Friedland received an honorary Doctor of Science degree from St. Joseph's College, Philippines, in 1968. He did research projects at both Rollins College (1949) and Vanderbilt University Medical School (1956). He is a member of twelve Scientific and Medical Societies and has published thirteen scientific papers.

     William Bregman (age 74), Secretary-Treasurer and a Director of the Company, received his Bachelor of Electrical Engineering degree from the Polytechnic Institute of Brooklyn in June, 1952 and his Professional Engineering license from the State of Florida. Since September, 1984, Mr. Bregman has been Secretary-Treasurer of LTD. From 1968 to 1983, Mr. Bregman was President of American Food Equipment Co., Inc., a Company which sold and repaired food service equipment and supplies for the hotel and restaurant industry in Miami Florida.

From March 1949 to March 1961, he practiced as an Electrical Engineer for American Electrical Power Corp., and from 1961 to 1968, Mr. Bregman was in the real estate business, including the operation of the Majestic Hotel in Miami Beach, Florida.

     Louis J. Silver (age 67) was elected a Director at the Special Board of Directors Meeting on May 4, 1992. He received his bachelor of Science Degree in Finance from Rider College in Trenton, New Jersey and did post-graduate course work in accounting at the University of Miami, Coral Gables, Florida. From 1962 to 1984, Mr. Silver was a supervisor in the Payroll and Resort Tax Departments for the City of Miami Beach, Florida. Since 1985, Mr. Silver has been self-employed as a free-lance bookkeeper and auditor. Mr. Silver previously served as a member of the Board of Directors of the Company during the period from May, 1987 to July , 1987.

     Bernard Friedland and William Bregman may be deemed a "parent" and "promoter" of the Company as those terms as defined in the rules and regulations promulgated under the Securities Act of 1933, as amended and, except for Mr. Silver has served the Company in the capacity indicated since the Company's formation in December of 1985.

     Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of he Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

REMUNERATION

     No individual officer, Director or other person received compensation in excess of $100,000 in the fiscal year 1995. All officers and Directors were paid $70,000 in the aggregate. The table below sets forth the remuneration paid to the Company's executive officers.

EXECUTIVE COMPENSATION

     No officer or Director employed by received compensation in excess of $100,000 in the fiscal years 1995, 1994 or 1993. All officers and Directors (2 persons) were paid an aggregate of $70,000 during each such years. The following summary compensation table sets for the information concerning compensation for services in all capacities awarded to, earned by or paid to, the Chief Executive Officer and Principal Financial Officer, both of whom are also Directors of the Company. No other person employed by the Company earned in excess of $100,000 during the fiscal years ended December 31, 1995, 1994 and 1993.



                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term Compensation
                                                                         ----------------------------------------------------------
                                      Annual Compensation                         Awards                 Payouts
===================================================================================================================================
Name and                                                                                     Securities                 All Other
Principal                                             Other Annual       Restricted Stock   Underlying      LTIP        Compen-
Position              Year    Salary ($)  Bonus ($)   Compensation ($)       Award ($)     Options/SARs  Payouts ($)  sation ($)(1)
- -----------------------------------------------------------------------------------------------------------------------------------

Bernard Friedland
CEO
                      1994     35,000          0             6,500                 0              0           0           0
- -----------------------------------------------------------------------------------------------------------------------------------

                      1993     35,000          0             6,500                 0              0           0           0
- -----------------------------------------------------------------------------------------------------------------------------------

                      1992     35,000          0             6,500                 0              0           0           0
- -----------------------------------------------------------------------------------------------------------------------------------
William Bregman
Sect/Tres             1994     35,000          0             6,500                 0              0           0           0
- -----------------------------------------------------------------------------------------------------------------------------------

                      1993     35,000          0             6,500                 0              0           0           0
- -----------------------------------------------------------------------------------------------------------------------------------

                      1992     35,000          0             6,500                 0              0           0           0
===================================================================================================================================

(1) Other Annual Compensation represents medical insurance premiums paid by the Company for executive officers.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as at July 31, 1996, certain information regarding the beneficial ownership of the Company Common Stock, par value $.00001 per Share, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding voting securities; (ii) each of the Company's directors; and (iii) all directors and officers of the Company as a group.


                                         Shares of Common Stock     Percent Before        Percent Owned After
Name and Address of Beneficial Owner       Beneficially Owned         Offering(1)     Exercise of all Options(3)
- ------------------------------------    ------------------------   ----------------   --------------------------

Bernard Friedland                                   40,916,730               15.4%                          13.7%
c/o Advanced Viral Research Corp.
1250 Hallandale Beach Blvd.
Hallandale, FL 33009

William Bregman                                     36,468,653(2)            13.7%                          12.3%
939 W. 47 Court
Miami Beach, FL 33140

Louis J. Silver                                        501,000               .002%                          .002%
5100 S.W. 127th Place
Miami, FL 33175

All Officers & Directors                            77,886,383               29.2%                          26.3%
- -----------------------------------------------------------------------------------------------------------------

(1) Based on 265,437,558 shares outstanding as of July 31, 1996.
(2) Includes 23,705,000 Shares held in a trust for which Mr. Bregman is the sole trustee and sole beneficiary.
(3) Reflects the exercise of the 32,205,800 Option Shares being registered hereunder for Selling Security (Option) Holders. See "Selling Security Holders" below.


                              CERTAIN TRANSACTIONS

     For the past three fiscal years, there were no material transactions between the Company and any of its officers and/or directors which involved $60,000 or more.



                            SELLING SECURITY HOLDERS

     The following table sets forth the number and percentage of Shares of Common Stock, including the Shares underlying the Options (the "Option Shares") that are being registered by this Prospectus for the account of Selling Security Holders. The foregoing also include Shares and Option Shares previously registered in the Company's registration statements declared effective on July 1,1994 and July 27, 1995. No underwriter is obligated to sell or repurchase any of such Shares. The Shares may be sold by such Selling Security Holders from time to time in the public marketplace. The Company has agreed to update the information contained in this Prospectus to reflect any facts or events arising after the date of this Prospectus, which, individually, or in the aggregate, represents a fundamental change in the information set forth in this Prospectus and to include any material information respecting a plan of distribution materially different from the plan of distribution disclosed in this Prospectus.

      The Company granted to the Selling Security Holders certain registration rights, pursuant to which the Registration Statement of which this Prospectus is a part, has been filed:


Name                         Number of Shares                   Number of Shares By          Number of Shares By
                             Beneficially Owned By              Offered For Each Selling     Each Selling Security
                             Each Selling Security Holder(s)    Security Holder's Account    After ComletionOf
                                                                                             Offerings(2)

- ------------------------------------------------------------------------------------------------------------------
Richard Waldman                 1,218,000                        1,218,000                         0
David Sass                        400,000                          400,000                         0
Charles Miller(a)               1,383,100                        1,383,100                         0
David Duffy(b)                    800,000                          800,000                         0
Jeffrey A. &
Cheryl L. Miller(c)               503,800                          503,800                         0
Leonard Cohen(d)                4,100,000                        4,100,000                         0
David Cohen(j)                    650,000                          650,000                         0
Glenn Cohen(j)                    500,000                          500,000                         0
Todd Cohen(j)                     650,000                          650,000                         0
Richard Rubin(e)                1,500,000                        1,500,000                         0
Elliot Bauer(f)                 4,462,500                        4,462,500                         0
Shalom Hirschman (g)           16,100,000                       16,100,000                         0
Deborah Silver (e)              1,600,000                        1,600,000                         0
Commonwealth(h)                 3,000,000                        3,000,000                         0
Freddie Velez(i)                1,000,000                        1,000,000                         0
Gary Hussian(i)                   500,000                          500,000                         0
Cesar Blumtritt(i)                500,000                          500,000                         0
Arthur Hawkins(j)                 500,000                          500,000                         0
Mark Montifiore(j)                112,500                          112,500                         0
Leandro Rizzuto(j)                100,000                          100,000                         0
Michael Binder(j)                  50,000                           50,000                         0
Laurie Cornell                    100,000                          100,000                         0
- ------------------------------------------------------------------------------------------------------------------

(1) Option Shares to purchase 32,205,800 Shares underlying Options registered for Selling Security Holders hereunder, as follows: (a) Options to purchase 465,000 Option Shares at $.11 and 758,100 Option Shares at $.13 per Option Share and 160,000 Shares previously registered which are included for resale hereunder; (b) Options to purchase 800,000 Option Shares at $.11 per Option Share; (c) Options to purchase 83,300 Options Shares at $.11 and 100,000 Option Shares at $.13 per Option Share and 320,500 Shares; (d) Options to purchase 1,700,000 Option Shares at $.12 per Option Share and 320,500 Shares previously registered which are included for resale hereunder. David , Glenn and Todd Cohen are adult sons Leonard Cohen, who gifted the Shares to his sons, with respect to which Leonard Cohen disclaims any beneficial interest; (e) Options to purchase 1,500,000 Option Shares, with 500,000 Option Shares at each of $.19, $.27, and $.36 per Option Share; (f) Options to purchase 4,150,000 Option Shares at $.10 per Option Share and 312,500 Shares owned of record and beneficially by the minor children of Elliot Bauer, with respect to which he disclaims any beneficial interest, which Shares were previously registered and are included
for resale hereunder;   (g) Options to purchase 4,100,000 Option Shares at $.18
per Option Share, and 4,000,000 Option Shares at each of $.19, $.27 and $.36 per Option Share and with respect to Ms. Silver includes 100,000 Shares previously registered and are included for resale hereunder; (h) Options to purchase 3,000,000 Option Shares at $.25 per Option Share; (i) Options to purchase 2,000,000 Option Shares at $.20 per Option Share; and (j) Shares previously registered which are included for resale hereunder.

(2) Assumes all Shares and Options Shares are sold in this offering.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock, par value $.00001 per Share. The holders of Common Stock
(i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company;
(ii) entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid for and non-assessable.

NON-CUMULATIVE VOTING

     The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, when voting for the offices, Directors, can elect all of the Directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors.

     The Company has not paid or declared and dividends upon its common stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate, or anticipate paying any dividends upon its common stock in the foreseeable future.

REPORTS TO STOCKHOLDERS

     The Company intends to furnish its stockholders with annual reports containing audited financial statements as soon as practicable at the end of each year. In addition, the Company may, in its discretion, distribute quarterly reports containing unaudited financial information for each of the first three quarters of each year.

DIVIDENDS

     The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid -or declared any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. See "HIGH RISK FACTORS."

PLAN OF DISTRIBUTION

     A total of 32,205,800 Option Shares underlying the outstanding Options, and 2,155,500 Shares being registered for public resale by Selling Security Holders. The exercise prices for all of the Options was determined by negotiation between the Company and the Option Holders at the time the Options were granted. There is no relationship between the exercise price of the Options and the assets, book value, net worth of the Company or any other economic or recognized criterion of value.

     The Option Shares and Shares are registered for the account of the Selling Security Holders will be offered for sale by them from time to time in the public marketplace. None of the securities offered by Selling Security Holders are being offered through underwriters and no arrangements have been made with any outside broker, dealer or underwriter for the resale of such securities, all of which may be offered for sale from time to time through the over-the-counter market. The Company will not receive any proceeds from the sale of the Selling Security Holders Shares.

TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent for the Common Stock of the Company is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, assuming that all the Selling Security Holders Option Shares are exercised, the Company will have a total of 297,643,358 Shares of Common Stock outstanding. Of these shares, the 77,886,383 Shares of Common Stock will be "restricted" securities, within the meaning of Rule 144 ("Restricted Shares") excluding the securities being registered pursuant to this Registration Statement, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

     Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144. In general, under Rule 144, as currently in effect, beginning 90 days after this offering a person (or persons whose Shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including affiliates of the Company, would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of Restricted Shares that does not exceed the greater of one percent (1%) of (i) the then outstanding Shares outstanding after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company.

     Affiliates may sell Shares not constituting Restricted Shares in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period. Restricted Shares held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing two-year holding period, volume limitations and other restrictions.

     A person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned Restricted Shares for at least three years, is currently entitled to sell such Restricted Shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale provisions or notice requirements.

                                   LITIGATION

     The Company is not presently a party to any material litigation, nor, to the knowledge of management, is any such litigation presently threatened.

     During 1989, the U.S. Securities and Exchange Commission ("SEC") conducted an informal inquiry into certain of the Company's prior disclosure documents, including its original prospectus, press releases and annual reports. On December 14, 1989, the SEC, as plaintiff, filed a civil complaint-for permanent injunction and other equitable relief (the "Complaint") in the United States District Court, Southern District of Florida, Miami Division, against the Company, its President, Bernard Friedland, and its Secretary-Treasurer, William Bregman. The Complaint, a copy of which is filed as an exhibit to the Company's current report on Form 8-K dated December 14, 1989 which was filed with the SEC (the "Report"), alleged violations of Sections 5(b)(2) and 17(a) of the Securities Act of 1933, as amended, Sections lO(b) and 15(d) of the Securities Exchange Act of 1934, as amended, and Rules lOb-5, 12b-20, 15d-1 and 15d-13 promulgated thereunder.

     The Company, Bernard Friedland and William Bregman each, without admitting or denying the allegations of the Complaint, consented to the entry of an injunction. Copies of the consents of the Company, Bernard Friedland and William Bregman are filed as exhibits to the Report. A permanent injunction was entered in form and also attached as an exhibit to the Report.

     Between May 1, 1987, and May 10, 1988, 6,766,350 of the Company's B Warrants were exercised for the purchase of 6,766,350 shares at a price of $.05 per share for a total of $338,317.50. The prospectus delivered with the shares on exercise of the B Warrants was not current; accordingly, the Company was not in compliance with the prospectus delivery provisions of the Securities Act of 1933. The Company offered a right of rescission to al exercising B Warrant holders. The rescission offer period commenced on August 16, 1990 and terminated October 25, 1990. The Company was obligated to pay an aggregate of approximately $2,500 to shareholders who exercised their rescission right during the rescission offer period.

     The Company was advised in August 1988, by the Ministry of Health of the Government of the Bahamas that a license from the Ministry of Health is required for the manufacture of pharmaceuticals in the Freeport area of Grand Bahama Island. The Company has received an opinion of its counsel in the Bahamas that its license from the Grand Bahama Port Authority is valid for the manufacture, and export, of ethical pharmaceutical products in the Freeport area of Grand Bahama Island. No proceedings have been instituted or threatened by the Ministry of Health. If such proceedings are instituted the Company intends to vigorously contest such claim.

                                 LEGAL MATTERS

     Richard J. Rubin, Esq., 1650 Broadway, Suite 508, New York, N.Y. 10019 has rendered an opinion on matters relating to Federal securities law (which is filed as an exhibit to the Registration Statement of which this Prospectus is a part) to the effect that the shares of Common Stock offered hereby, when issued and paid for as described herein, will constitute legally issued securities of the Company, fully paid and nonassessable. Mr. Rubin has an Option to purchase 1,500,000 Option Shares, exercisable as follows: 500,000 at $.19, 500,000 at $.27 and 500,000 at $.36 per Option Share.

                                    EXPERTS

     The Consolidated Financial Statements and schedules of the Company included in this Prospectus and in the Registration Statement except as they pertain to periods unaudited, have been audited by Rachlin Cohen & Holtz, independent certified public accountants, for the periods indicated in their report appearing elsewhere herein, and are included herein in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

                                    SOURCES

The following is a list of pharmacological and clinical reports on RETICULOSE:

     * Anderson, Robert H., Encephalitis, Symposium, pages 39-52, 1960.

     * Anderson, Robert H. and Thompson, Ralph M., Treatment of Viral Syndrome with a Lipoprotein-Nucleic Acid Compound (RETICULOSE). A Report of Five Cases. Virginia Medical Monthly, 84, pages 347-353, 1957.

     * Behbehani, The Effect of RETICULOSE on Viral Infection of Experimental Animals, Southern Medical Journal, Vol. 55, No. 2, February 1962.

     * Berry, L. Joe and Mitchell, Roland B., The Influence of Polycythemia Produced at High Altitude on Resistance to Infection, School of Aviation Medicine, Project Report, 21-35-005, 1951.

     * Cooke, Stanford B., Upper Respiratory Viral Manifestations, Symposium, pages 25-32, 1960.

     * Debus, David A. and Meyer, Francis.J., (a) Acute Intraperitoneal Toxicity of RETICULOSE in the Mouse; (b) Acute Intraperitoneal Toxicity of RETICULOSE in the Rat; (c) Acute Intraperitoneal Toxicity of RETICULOSE in the Guniea Pig, Reports, Huntington Research Center, Inc., Baltimore, Maryland, September 15, 1969.

     * Kempe, Failure to Demonstrate Antiviral Activity of RETICULOSE, Diseases of Children, Vol. 103, No. 5, May 1962.
     * Kosaka, K and Shimada, Y., Infectious Hepatitis, Symposium, pages 61-74, 1960.

     * Kozima, Fumio, Osawa, Mitsuo and Oyama, Mitsuko, Animal Tests on RETICULOSE ("Key"), Kensan Report No. Sho 43-22, September 4, 1968.

     * Kuckku, Morri@ E., Herpetic Diseases, Symposium, pages 713, 1960.

     * McCrady, William D., RETICULOSE in Treatment Herpes Simplex Labialis, Personal Communication to B.E. LaPenta, March 18, 1964.

     * Medoff, Lawreence R., (a) Infectious Mononucleosis, Symposium, pages 33-37, 1960; (b) Use of a Lipoprotein-Nucleic-Acid Compound in Treatment of Infectious Mononucleosis, Clinical Medicine, 69: page@ 1-4, 1962.

     * Plucinski, Stanisloff J., Suspected Viral Varieties, Symposium, pages 53-59, 1960.

     * Reynolds, Margaret R., (a) Generalized Vaccinia Successfully Treated with Lipoprotein-Nucleic Acid Complex (RETICULOSE), Archives of Pediatrics, 77:421-422, 1960; (b) Generalized Vaccinia, Symposium, pages 5-6, 1960.

     * Sanders, Murray, Controlled Animal Studies with RETICULOSE Illustrating the Interference of Lipoprotein-Nucleic Acid Complex (RETICULOSE) in the Experimental Animal Infected with Human Pathogenic Viral Entities, Exhibit, Southern Medical Association, Dallas, Texas, November 1961.

     * Schaeffer, Oden A., Influenza, Symposium, pages 15-21, 1960.

     * Seydel, Frank, Epidemic, Asian Influenza, Symposium, pages 23-24, 1960.

     * Snyder, Walter E., Case Reportings and Observations on the Use of RETICULOSE in Dogs, Personal Communication to B.E. LaPenta.

     * Symposium: CIinicaI Symposium on ViraI Diseases Demonstrating the Anti-Viral Biotic Properties of the Drug RETICULOSE, Chemico Laboratories, Inc., Miami, Florida, September 1, 1960.

     * Thompson, Ralph M., A Lipoprotein-Nucleic Acid Complex in the Treatment of Radiation Injury (A Preliminary Report), The Military Surgeon, 110:51-58, 1952.

     * Wegryn, Stanley P., Marks, Robert A. and Baugh, John R., Herpes Gestationis, A Report of 2 Cases, American Journal of Obstetrics and Gynecology, 79:812-814, 1960.

     The following laboratories or individuals have also conducted studies on
RETICULOSE:

       * Southern Research Institute.
       * Scientific Associates.
       * International Diagnostics Ltd.
       * Dr. Ralph Cott (Dominican Republic).
       * Dr. Richard A. Morisset (Canada)

THESE SOURCES SHOULD BE READ IN CONJUNCTION WITH THE PORTIONS OF THIS PROSPECTUS WHICH DISCUSS THE NEGATIVE RESULTS OF CERTAIN STUDIES.

                   INDEX TO CONSOLIDATE FINANCIAL STATEMENTS
                   -----------------------------------------

                                                                        PAGE
                                                                        ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                       F-2


CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheet, December 31, 1995                            F-3

Consolidated Statement of Operations for the Years Ended December 31,
     1995 and 1994, and for the Period From Inception (February 20,
     1984) to December 31, 1995                                          F-4

Consolidated Statement of Stockholders' Equity for the Period From
     Inception (February 20, 1984) to December 31, 1995                  F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
     1995 and 1994, and for the Period From Inception
     (February 20, 1984) to December 31, 1995                            F-9

Notes to Consolidated Financial Statements                               F-10

Condensed Consolidated Balance Sheets, March 31, 1996 and
     December 31, 1995                                                   F-18

Condensed Consolidated Statement of Operations for the Three Months
     Ended March 31, 1996 and 1995, and for the Period From Inception
     (February 20, 1984) to March 31, 1996                               F-19

Condensed Consolidate Statement of Stockholders' Equity for the Period
     from Inception (February 20, 1984) to March 31, 1996                F-20

Condensed Consolidated Statement of Cash Flows for the Three Months
     Ended March 31, 1996 and 1995, and for the Period From Inception
     (February 20, 1984) to March 31, 1996                               F-24

Notes to Condensed Consolidated Financial Statements                     F-25

[LETTERHEAD OF RACHLIN COHEN & HOLTZ]



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               -------------------------------------------------

To the Stockholders and Directors
Advanced Viral Research Corp.
(A Development Stage Company)
Hallandale, Florida

We have audited the accompanying consolidated balance sheet of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995 and for the period from inception (February 20, 1984) to December 31, 1995. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 1995 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 and for the period from inception (February 20, 1984) to December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Rachlin Cohen & Holtz
RACHLIN COHEN & HOLTZ
Miami, Florida
March 7, 1996

                                 [LETTERHEAD]

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEET


                               December 31, 1995



                   ASSETS
                   ------
CURRENT ASSETS:
 Cash and cash equivalents                                       $   65,230
 Investments                                                        479,000
 Inventory                                                           18,091
 Other current assets                                                12,967
                                                                 ----------
  Total current assets                                              575,288


PROPERTY AND EQUIPMENT                                              214,494

OTHER ASSETS                                                          6,459
                                                                 ----------
  Total Assets                                                   $  796,241
                                                                 ==========


   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                $    3,750
 Accrued taxes                                                        3,101
 Customer deposits                                                    7,800
                                                                 ----------
  Total current liabilities                                          14,651
                                                                 ----------

COMMITMENTS AND CONTINGENCIES                                          -


STOCKHOLDERS' EQUITY:
 Common stock; 1,000,000,000 shares of $.00001 par
  value authorized; 251,181,774
  shares issued and outstanding;                                      2,512
 Additional paid-in capital                                       4,475,875
 Deficit accumulated in the development stage                    (3,696,797)
                                                                 ----------
  Total stockholders' equity                                        781,590
                                                                 ----------

  Total liabilities and stockholders' equity                     $  796,241
                                                                 ==========




             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                      CONSOLIDATED FINANCIAL STATEMENTS.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                            Inception
                                                          (February 20,
                                                            1984) to
                              Year ended December 31       December 31
                                1995          1994             1995
                                ----          ----        -------------

Revenues:
 Sales                    $     27,328    $     22,402     $   167,930
 Interest                       16,155           7,450         298,613
 Sales of Territorial
   Rights                       25,000          55,000          80,000
                          ------------    ------------     -----------
                                68,483          84,852         546,543
                          ------------    ------------     -----------

Costs and expenses:
 Research and development       34,931          30,040         850,748
 General & Administrative      420,757         478,984       3,230,218
 Interest                            -               -           2,210
 Depreciation and
  amortization                  14,679          16,665         160,164
                          ------------    ------------     -----------
                               470,367         525,689       4,243,340
                          ------------    ------------     -----------
Net loss                  $   (401,884)   $   (440,837)    $(3,696,797)
                          ============    ============     ===========
Net loss per share of
 common stock             $       (.00)   $       (.00)
                          ============    ============

Weighted average number
 of common shares
 outstanding               248,022,608     238,354,491
                          ============    ============





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1995

                                                      COMMON STOCK                                 DEFICIT
                                           ----------------------------------                    ACCUMULATED
                                           AMOUNT                                 ADDITIONAL       IN THE
                                             PER                                   PAID-IN       DEVELOPMENT
                                            SHARE        SHARES        AMOUNT      CAPITAL          STAGE
                                           -------     -----------     ------     ----------     -----------
Balance, inception (February 20,
 1984) previously reported                                       -    $ 1,000     $        -     $  (1,000)

Adjustment for pooling of interest               -               -     (1,000)         1,000             -
                                                       -----------     ------     ----------     ---------

Balance, inception, as restated                  -               -          -          1,000        (1,000)

Net loss, period ended December 31,
 1984                                            -               -          -              -       (17,809)
                                                       -----------     ------      ---------     ---------
Balance, December 31, 1984                                       -          -          1,000       (18,809)

Issuance of common stock for cash          $   .00     113,846,154      1,138            170             -

Net loss, year ended December 31,
 1985                                            -               -          -              -       (25,459)
                                                       -----------     ------     ----------     ---------

Balance, December 31, 1985                             113,846,154      1,138          1,170       (44,268)

Issuance of common stock - public
 offering                                      .01      40,000,000        400        399,600             -

Issuance of underwriter's warrants               -               -          -            100             -

Expenses of public offering                      -               -          -       (117,923)            -

Issuance of common stock; exercise
 of "A" warrants                               .03         819,860          9         24,587             -

Net loss, year ended December 31,
 1986                                            -               -          -              -      (159,674)
                                                       -----------     ------      ---------     ---------
Balance, December 31, 1986                             154,666,014      1,547        307,534      (203,942)

Issuance of common stock; exercise
 of "A" warrants                               .03      38,622,618        386      1,158,321             -

Expenses of stock issuance                       -               -          -        (11,357)            -

Acquisition of subsidiary for cash               -               -          -        (46,000)            -

Cancellation of debt due to stock-
 holders                                         -               -          -         86,565             -

Net loss, year ended December 31,
 1987                                            -               -          -              -      (258,663)
                                                       -----------     ------      ---------     ---------

Balance, December 31, 1987                             193,288,632      1,933      1,495,063      (462,605)


             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                      CONSOLIDATED FINANCIAL STATEMENTS.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

              INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1995

                                                      COMMON STOCK                                 DEFICIT
                                           ----------------------------------                    ACCUMULATED
                                           AMOUNT                                 ADDITIONAL       IN THE
                                             PER                                   PAID-IN       DEVELOPMENT
                                            SHARE        SHARES        AMOUNT      CAPITAL          STAGE
                                           -------     -----------     ------     ----------     -----------
Balance, December 31, 1987                             193,288,632     $1,933     $1,495,063     $  (462,605)
Net loss, year ended December 31, 1988                         --         --             --         (199,690)
                                                       -----------     ------     ----------     -----------
Balance December 31, 1988                              193,288,632      1,933      1,495,063        (662,295)
Net loss year ended December 31, 1989                          --         --             --         (270,753)
                                                       -----------     ------     ----------     -----------
Balance, December 31, 1989                             193,288,632      1,933      1,495,063        (933,048)
Issuance of common stock; expiration
 of redemption offer on "B" warrants           .05       6,729,850         67        336,475             --
Issuance of common stock; exercise of
 "B" warrants                                  .05         268,500          3         13,422             --
Issuance of common stock; exercise of
 "C" warrants                                  .08          12,900        --           1,032             --
Net loss, year ended December 31, 1990                         --         --             --         (267,867)
                                                       -----------     ------     ----------     -----------
Balance, December 31, 1990                             200,299,882      2,003      1,845,992      (1,200,915)
Issuance of common stock; exercise
 of "B" warrants                               .05          11,400        --             420             --
Issuance of common stock; exercise
 of "C" warrants                               .08           2,500        --             200             --
Issuance of common stock; exercise
 of underwriters warrants                      .12       3,760,000         38         45,083             --
Net loss, year ended December 31, 1991                         --         --             --         (249,871)
                                                       -----------     ------     ----------     -----------
Balance, December 31, 1991                             204,073,762     $2,041     $1,891,695     $(1,450,786)

             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                      CONSOLIDATED FINANCIAL STATEMENTS.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

              INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1995

                                                      COMMON STOCK                                 DEFICIT
                                           ----------------------------------                    ACCUMULATED
                                           AMOUNT                                 ADDITIONAL       IN THE
                                             PER                                   PAID-IN       DEVELOPMENT
                                            SHARE        SHARES        AMOUNT      CAPITAL          STAGE
                                           -------     -----------     ------     ----------     -----------
Balance, December 31, 1991                             204,073,782     $2,041     $1,891,695     $(1,450,786)

Issuance of common stock; exchange
 for testing                                 .0405      10,000,000        100        404,900          --

Issuance of common stock; exchange
 for consulting services                     .055          500,000          5         27,495          --

Issuance of common stock; exercise
 of "B" warrants                             .05         7,458,989         75        372,875          --

Issuance of common stock; exercise
 of "C" warrants                             .08         5,244,220         52        419,487          --

Expenses of stock issuance                                                            (7,795)

Net loss, year ended
 December 31, 1992                                          --           --            --           (839,981)
                                                       -----------     ------     ----------     -----------
Balance, December 31, 1992                             227,276,991      2,273      3,108,660     $(2,290,767)

Issuance of common stock; exchange
 for consulting services                     .055          500,000          5         27,495          --
                                             .03         3,500,000         35        104,965          --

Issuance of common stock; exchange
 for testing                                 .035        5,000,000         50        174,950          --

Net loss, year ended December 31, 1993                      --           --         --              (563,309)
                                                       -----------     ------     ----------     -----------
Balance, December 31, 1993                             236,276,991     $2,363     $3,416,070     $(2,854,076)
                                                       -----------     ------     ----------     -----------

             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                      CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANCED VIRAL RESEARCH CORP.
                       (A Developmental Stage Company)

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

              INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1995

                                               COMMON STOCK                              DEFICIT
                                      -------------------------------                  ACCUMULATED
                                      AMOUNT                             ADDITIONAL      IN THE
                                       PER                                PAID-IN      DEVELOPMENT
                                      SHARE       SHARES       AMOUNT     CAPITAL         STAGE
                                      ------    -----------    ------    ----------    -----------
Balance, December 31, 1993                      236,276,991    $2,363    $3,416,070    $(2,854,076)

Issuance of common stock;
  exchange for consulting services     .05        4,750,000        47       237,453         --

Issuance of common stock;
  exercise of options                  .08          400,000         4        31,996         --

Issuance of common stock;
  exercise of options                  .10          190,000         2        18,998         --

Net loss, year ended
  December 31, 1994                                  --          --          --           (440,837)
                                                -----------    ------    ----------    -----------

Balance, December 31, 1994                      241,616,991    $2,416    $3,704,517    $(3,294,913)

Issuance of common stock;
  exercise of options                  .05        3,333,333        33       166,633         --

Issuance of common stock;
  exercise of options                  .08        2,092,850        21       167,407         --

Issuance of common stock;
  exercise of options                  .10        2,688,600        27       268,833         --

Issuance of common stock;
  exchange for consulting services     .11        1,150,000        12       126,488         --

Issuance of common stock;
  exchange for consulting services     .14          300,000         3        41,997         --

Net loss, period ended
  December 31, 1995                                  --          --          --            401,884
                                                -----------    ------    ----------    -----------
                                                251,181,774    $2,512    $4,475,875    $(3,696,797)
                                                ===========    ======    ==========    ===========


             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                      CONSOLIDATED FINANCIAL STATEMENTS.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                   Inception
                                                                                                  (February 20,
                                                                                                    1984) to
                                                                     Year ended December 31,      December 31,
                                                                       1995           1994            1995
                                                                    ----------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                            $(401,884)      $(440,837)    $(3,696,797)
                                                                    ----------    ------------    ------------
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                        14,679          16,665         158,564
   Exchange of common stock for services rendered                      168,500         288,499       1,197,000
   (Increase) decrease in other current assets                          (2,804)          1,583         (12,967)
   (Increase) decrease in inventory                                    (18,091)             --         (18,091)
   (Increase) decrease in other assets                                  (4,659)             --          (6,459)
   Increase (decrease) in accounts payable and accrued taxes           (25,594)         32,095          14,651
                                                                    ----------    ------------    ------------
       Total adjustments                                               132,031         338,842       1,332,698
                                                                    ----------    ------------    ------------
       Net cash used in operating activities                          (269,853)       (101,995)     (2,364,099)
                                                                    ----------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 (Increase) decrease in investments                                   (474,000)        252,963        (479,000)
 Repayments on loan receivable -- stockholder                            8,762           5,000              --
 Expenditures for property and equipment                                (5,075)        (10,550)       (373,058)
                                                                    ----------    ------------    ------------
       Net cash provided by (used in) investing activities            (470,313)        247,413        (852,058)
                                                                    ----------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of securities, net of issuance costs               602,955              --       3,281,387
                                                                    ----------    ------------    ------------
       Net cash provided by financing activities                       602,955              --       3,281,387
                                                                    ----------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (137,211)        145,418          65,230

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           202,441          57,023              --
                                                                    ----------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                               $  65,230       $ 202,441     $    65,230
                                                                    ==========    ============    ============


            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                      F-9

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994


A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Business

      Advanced Viral Research Corp. (the Company) was incorporated in Delaware on July 31, 1985. The Company was organized for the purpose of manufacturing and marketing a pharmaceutical product named RETICULOSE. While the Company has had limited sales of this product, primarily for research purposes, the success of the Company will be dependent upon obtaining certain regulatory approval for its pharmaceutical product, RETICULOSE, to commence commercial operations. The Company was in the development stage at December 31, 1995.

    Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its 99.6% owned subsidiary, Advance Viral Research Limited (LTD), a Bahamian Corporation. All significant intercompany accounts have been eliminated.

    Cash Equivalents

      Cash Equivalents consist of highly liquid investments, with original maturities of three months or less.

    Investments

      Investments consist of certificates of deposit carried at cost which is market value, with maturities greater than three months, and U.S. Government discount notes. The notes are classified as "held to maturity" and are carried at their amortized cost.

    Consolidated Statement of Cash Flows

      As supplemental information related to the consolidated statement of cash flows, cash paid for interest was $2,210 for the period from inception (February 20, 1984) to December 31, 1995. See Note G for disclosure of noncash financing activities.

    Property and Equipment

      Property and equipment are recorded at cost and depreciated using the straight line method, over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Maintenance and repairs are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

    Reclassification

      Certain amounts in the 1994 financial statements have been reclassified to conform to 1995 presentation.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

B.  BASIS OF PRESENTATION

      The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuance of the Company as a going concern. The Company has suffered losses from operations during its operating history. The Company is dependent upon registration of RETICULOSE for sale before it can begin commercial operations. The Company's cash position will be inadequate to pay all the costs associated with the full range of testing and clinical trials required by the FDA. Management does not anticipate registration or other approval of RETICULOSE in the near future in the United States. Unless and until RETICULOSE is approved for sale in the United States or another industrially developed country, the Company may be dependent upon the continued sale of its securities for funds to meet its cash requirements. Management intends to continue to sell the Company's securities in an attempt to mitigate the effects of its poor cash position; however, no assurance can be given that such equity financing, if and when required, will be available. In the event that such equity financing is not available, in order to continue operations, management anticipates that they will have to defer their salaries. In addition, the Company will seek debt financing, but no such financing is in place or identified. Management does not believe that such financing will be readily obtainable on favorable terms unless U.S. Food and Drug Administration (FDA) approval for Phase I testing of RETICULOSE is granted. No assurance can be given that the Company will be able to sustain its operations until FDA approval is granted or that any approval will ever be granted. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue in existence.

C.  ACQUISITION

      The principal shareholders acquired LTD, a Bahamian Corporation with pharmaceutical manufacturing and warehousing facilities, on February 20, 1984. The acquisition is a combination of two entities under common control and has been accounted for in a manner similar to a pooling of interest. In 1986, the Company acquired exclusive rights to manufacture and market RETICULOSE from LTD for $50,000. The Company also purchased inventory of RETICULOSE from LTD for $45,000 and was obligated to pay $3 per ampule of RETICULOSE for the initial 100,000 ampules purchased and $2 per ampule for purchases exceeding 100,000 ampules. On December 16, 1987, the Company acquired the controlling beneficial interest in 99.6% of the common stock of LTD through an appropriate trust agreement to satisfy the rules of the Bahamian Government, from two principal shareholders of the Company at a cost of $46,000. Both shareholders concurrently canceled $86,565 of indebtedness, due them from LTD.

D.  LOAN RECEIVABLE-STOCKHOLDER

      The unsecured demand loan to a principal stockholder bore interest at 5% and at December 31, 1994 the outstanding balance was approximately $8,800. The balance was paid during 1995.

E.  PROPERTY AND EQUIPMENT



                                    ESTIMATED
                                     USEFUL     December 31,   December 31,
                                     (YEARS)        1995           1994
                                    ---------   -----------    -----------
      Land and improvements            15        $ 34,550       $ 34,550
      Building and improvements        30         239,434        239,434
      Machinery and equipment           5          99,074         94,000
                                                 --------       --------
                                                  373,058        367,984
      Less accumulated depreciation               158,564        143,886
                                                 --------       --------
                                                 $214,494        224,098
                                                 ========       ========


      The Company maintains certain property and equipment in Freeport, Bahamas. The property and equipment amounted to $361,602 as of December 31, 1995 including $17,623 expended in 1987 to purchase a land lease expiring in 2068. These amounts are included above.

F.  COMMITMENTS AND CONTINGENCIES

    Potential Claim for Royalties

      The Company may be subject to claims from certain third parties for royalties due on sales of RETICULOSE in an amount equal to 5% of net sales in the United States and 4% of net sales in foreign countries. The Company has not as yet received any notice of claim from such parties.

    Potential Loss of Bahamian Rights

      RETICULOSE is manufactured by Advance Viral Research, Ltd. (LTD.) in facilities located in Freeport, Grand Bahama Island. The Company has a license to manufacture pharmaceutical products for export from the Grand Bahama Port Authority. The Company was advised in August, 1988 by the Ministry of Health of the Government of the Bahamas that a license from the Ministry of Health is required for the manufacture of pharmaceuticals in the Freeport area of Grand Bahama Island. The Company has received an opinion of its counsel in the Bahamas that the license from the Grand Bahama Port Authority is valid for the manufacture for export by the Company of ethical pharmaceutical products in the Freeport area of Grand Bahama Island. No proceeding to prevent the Company's export of RETICULOSE has been instituted by the Government of the Bahamas. If such proceedings are instituted the Company intends to vigorously contest such claim. No assurance can be given that the Company would successfully defend such claim.

    Product Liability

      The Company could be subject to claims for adverse reactions resulting from the use of RETICULOSE. While the Company is unaware of any such claims or threatened claims since RETICULOSE was initially marketed in the 1940's, one study noted adverse reactions from highly concentrated doses in guinea pigs. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the marketability of RETICULOSE. As of the date hereof, the Company does not have product liability insurance for RETICULOSE. There can be no assurance that the Company will be able to secure such insurance in adequate amounts, at reasonable premiums. Should the Company be unable to secure such product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased.


    Lack of Patent Protection

      The Company does not presently have a patent for RETICULOSE and no application for a patent has been filed. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product using processes similar to those of the Company. In addition, although the Company has no present intention to file a patent application for RETICULOSE, there is no certainty that if such application is filed, that a patent will be granted, or if granted, that it will be sustained if judicially attacked, and, if declared valid, whether said patent will in fact operate to protect others against copying RETICULOSE.

    Office Lease

      Management executed a non-cancelable lease for new office space on January 1, 1996, expiring on December 31, 1998 at approximately $14,000 annually. Rental expense for 1995 and 1994 was $13,832 and $13,174, respectively


      Future minimum rental payments are as follows:

                   1996             $14,000
                   1997              14,000
                   1998              14,000
                                    -------
                                    $42,000
                                    =======


G.  TESTING AGREEMENTS

    Canadian Contract

      Pursuant to an agreement with a Canadian physician (the "Canadian Agreement"), the Canadian physician, Dr. R.A. Morisset, is conducting in Montreal, Canada, a Compassionate Treatment of ten HIV-positive patients being treated with the Company's drug Reticulose and comparing such treatment with ten HIV-positive persons not treated with Reticulose (the "Canadian Compassionate Treatment").

      Based on the Canadian Agreement the Company believes that the Canadian Compassionate Treatment will be conducted for a period of sixty days and the patients involved in the Canadian Compassionate Treatment will be monitored by Dr. Morisset for an additional thirty days. In November, 1993 the Company was informed by Dr. Morisset that the Canadian Compassionate Treatment commenced. As of March 1, 1996 no results or information has been delivered to the Company by Dr. Morisset regarding the Canadian Compassionate Treatment.

      Dr. Morisset has informed the Company on several occasions the last of which occurred on March 8, 1995 that the Canadian Compassionate Treatment was being extended to acquire additional data. The Company has requested but not received from Dr. Morisset a definitive date when the results from the Canadian Compassionate Treatment will be delivered to the Company. The Canadian Agreement provides that the Company is obligated to pay to the Canadian physician the sum of (i) U.S. $10,000, which has been paid, and an additional (ii) $82,000 Canadian (U.S. $59,854 as of March 1,
      1996) in three equal installments. As of December 31, 1995, two installments, totaling $62,000 Canadian (U.S. $44,300) have been made. Further, the Company has agreed to issue to Dr. Morisset 75,000 shares of the Company's Common Stock upon the Company's receipt from the Canadian physician of data regarding the Canadian Compassionate Treatment (the "Compassionate Treatment Data"). In the event that the Canadian Compassionate Treatment Data is published in an appropriate medical or scientific journal, the Canadian Agreement provides for the Company to deliver to Dr. Morisset an additional $35,000 Canadian (U.S. $25,600) as of December 31, 1995). The Company does not presently intend to a advance any further monies for the Canadian Compassionate Treatment, and due to delays in obtaining information and guidance form Dr. Morisset regarding the Canadian Compassionate Treatment, believes no further efforts are being employed by Dr. Morisset in connection with the Canadian Compassionate Treatment.

     Plata Partners Limited Partnership

      On March 20, 1992, the Company entered into an agreement with Plata Partners limited Partnership ("Plata") pursuant to which Plata agreed to perform a demonstration in the Dominican Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using RETICULOSE incorporated in the Protocol against AIDS (the "Plata Agreement"). Plata covered all costs and expenses associated with the demonstration.

      Pursuant to the Plata Agreement, the Company authorized the issuance to Plata of 5,000,000 shares of Common Stock and options to purchase additional 5,000,000 shares at $.08 per share through July 9, 1994 (the "Plata Options") and 5,000,000 shares at $.10 per share through July 9, 1994. Pursuant to several amendments, the Plata Options and the Additional Plata Options are exercisable through April 30, 1996. The Company has offered the holders of the Plata Options and the Additional Plata Options to extend the exercise date of the Plata Options and the Additional plata Options through December 31, 1996 in consideration for an increase in the exercise price to $.10 per share as to the Plata Options and $.13 per share as to the Additional Plata Options (the "December 31, 1996 Extension"). As of March 1, 1996, holders of Plata Options to acquire 1,100,000 shares and holders of Additional Plata Options to acquire 600,000 shares have agreed to the December 31, 1996. Through March, 1, 1996, The Company has received approximately $320,000 pursuant to the issuance of approximately 3.8 million shares in connection with the exercise of the Plata Options and the Additional Plata Options. The Plata Shares and the Underlying Shares have been registered pursuant to a Registration Statement declared effective by the Commission on July 1, 1994.

       TRM Management Corp. ("TRM")

       In August 1991, the Company entered into an agreement with TRM, whereby TRM would perform certain open human clinical trial tests in Haiti using RETICULOSE (the "TRM Agreement"). According to the TRM Agreement, the purpose of the Haiti tests was to assess the effectiveness of RETICULOSE against the Hepatitis "A" virus and Hepatitis "B" virus in accordance with and in compliance with a certain Hepatitis Open Label Clinical Trial Protocol developed by TRM. At the conclusion of the Haiti tests, TRM was required to prepare a paper describing the methods and results of testing, the form and substance of which shall be appropriate for publication by recognized scientific journals ("Results Paper"). The results paper was published in the December, 1992 issue of the Journal of the Royal Society of Health.

       On January 3, 1992, TRM delivered to the Company the Results Paper. In Accordance with the terms of the TRM Agreement, the Company has authorized the issuance to the shareholders and certain associated persons of TRM (1) an aggregate amount of 10,000,000 shares of the Company's common stock (the "TRM Shares") and (2) an option to acquire, at any time at one time, for a period of five years from the date of issuance of the option, 10,000,000 shares of the Company's common stock at a purchase price of $.05 per share (the "TRM Options"). As of December 31, 1995, 6,666,667 shares of Common Stock were issued pursuant to the exercise of the TRM Options for an aggregate exercise price of $333,333.

       Argentine Agreement

       In December 1993, the Company entered into an agreement (the "Argentine Agreement") with Dr. Juan Carlos Flichman, President of the Argentine Association Against Sexually Transmitted Diseases, whereby Dr. Flichman will conduct a double-blind study in Argentina (the "Double-Blind Study") of (i) forty patients who have been diagnosed by Dr. Flichman as suffering from Hepatitis "B" and (ii) twenty patients diagnosed by Dr. Flichman as suffering from Hepatitis "C", both groups being treated with the Company's pharmaceutical drug Reticulose. The Argentine Agreement provides that the treatment (I) for Hepatitis "B" is expected to last for 20 days followed by a 60 day observation period and (II) for Hepatitis "C" is expected to last for 20 days followed by a 180 day observation period.

       Dr. Flichman indicated to the Company that the Double-Blind Study would commence in March 1994; however as of December 31, 1995, due to delays in Argentina, the study has not yet commenced. Due to delays in commencing the Double-Blind Study, the Company has advised Dr. Flichman to discontinue his efforts relating to the Double-Blind Study.

       Hirschman Agreement

       In May 1995, the Company entered into a consulting agreement with Dr. Sholom Hirschman, M.D., Professor of Medicine of Mt. Sinai School of Medicine, New York, New York and Director of Mt. Sinai's Division of Infectious Diseases, whereby Dr. Hirschman shall provide consulting service to the Company.

      In connection with the consulting agreement, the Company issued to Dr. Hirschman 1,000,000 shares of the company's Common Stock and the option to acquire 5,000,000 shares of the Company's Common Stock for a period of three years as per the vesting schedule as referred to in the agreement, at a purchase price of $0.18 per share. In addition and in connection with the entering into the consulting agreement with Dr. Hirschman, the Company issued to a person unaffiliated with the Company, 100,000 shares of the Company's stock, and an option to acquire for a period of one year, from June 1, 1995 an additional 500,000 shares at a purchase price of $0.18 per share. As of December 31, 1995, no options had been exercised under this Agreement.

H.  CONSULTING AGREEMENTS

      In September 1992, the Company entered into a one year consulting agreement with Leonard Cohen (the "September 1992 Cohen Agreement"). The September 1992 Cohen Agreement required that Mr. Cohen provide certain consulting services to the Company in exchange for the Company issuing to Mr. Cohen 1,000,000 shares of Common Stock (the "September 1992 Cohen Shares"), 500,000 of which were issuable upon execution of the September 1992 Cohen Agreement and the remaining 500,000 shares of which were issuable upon Mr. Cohen completing 50 hours of consulting service to the Company. The Company issued the first 500,000 shares to Mr. Cohen in October 1992 and the remaining 500,000 shares to Mr. Cohen in February 1993. Further pursuant to the September 1992 Cohen Agreement, the Company granted to Mr. Cohen the option to acquire, at any time and from time to time through September 11, 1993 (which date has been extended through April 30, 1996), the option to acquire 3,000,000 shares of Common Stock of the Company at a purchase price of $.09 per share (which exercise price has been increased to $.12 per share) (the "September 1992 Cohen Options"). As of December 31, 1995, none of the September 1992 Cohen Options have been exercised. Pursuant to Mr. Cohen's request therefor (pursuant to his demand registration right), the September 1992 Cohen Shares and the shares of Common Stock underlying the September 1992 Cohen Options have been registered pursuant to the Company's Registration Statement on Form S-1 (SEC File No. 33-74454) declared effective by the U.S. Securities and Exchange Commission on July 1, 1994 (the "July Registration Statement").

      In February 1993, the Company entered into a second consulting agreement with Mr. Cohen (the "February 1993 Cohen Agreement"). The February 1993 Cohen Agreement provides that Mr. Cohen provide financial consulting services concerning the business operations of the Company in exchange for the Company issuing to Mr. Cohen 3,500,000 shares of Common Stock (the "February 1993 Cohen Shares"), 1,000,000 shares of which Mr. Cohen has informed the Company he has assigned to certain other persons non-affiliated with the Company. The February 1993 Cohen Shares have been registered pursuant to the July Registration Statement.

      In July 1994, in consideration for services related to the introduction negotiation and execution of the C.U.R.E. Agreement (as defined hereinbelow), the Company issued (i) to Mr. Cohen, an additional 2,500,000 shares (the "April 1994 Cohen Shares") and (ii) to each of Elliot Bauer and Lee Rizzuto, 625,000 shares (the "Bauer" and Rizzuto Shares) as well as options to acquire an additional 5,000,000 Shares at $.10 per share exercisable through May 1, 1996 (the "Bauer and Rizzuto options"). The April 1994 Cohen Shares, the Bauer and Rizzuto Shares and the shares of Common Stock underlying the Bauer and Rizzuto Options have been registered pursuant to the July Registration Statement. The Company has been informed that Messrs. Cohen, Bauer and Rizzuto and principals of C.U.R.E. (as defined hereinbelow). Through December 31, 1995, 2,000,000 shares were issued pursuant to exercise of the Bauer and Rizzuto Options. An additional 200,000 shares were issued in February 1996 pursuant to the exercise of the Bauer and Rizzuto Options.

      The issuance of the September 1992 Cohen Shares, the February 1993 Cohen Shares, the April 1994 Cohen Shares and the Bauer and Rizzuto Shares have been accounted for as an administrative expense in the amount of the Company's valuation of such shares as of the issuance date.

I.  DISTRIBUTION AGREEMENTS

      The Company has entered into separate agreements with five different entities (the "Entities"), whereby the Company has granted exclusive rights to distribute Reticulose in the countries of China, Japan, Thailand, Singapore, Hong Kong, Taiwan, Malaysia, Mexico, Saudi Arabia, Argentina, Bolivia, Paraguay, Uruguay, Brazil, Chile, Channel Islands, The Isle of Man, British West Indies, Jamaica, Haiti, Bermuda, and Belize. Pursuant to these agreements, distributors are obligated to cause Reticulose to be approved for commercial sale in such countries and upon such approval, to purchase from the Company certain minimum quantities of Reticulose to maintain the exclusive distribution rights. Leonard Cohen, a former consultant to the Company, has informed the Company that he is an affiliate of two of these entities.

J.  STOCKHOLDERS EQUITY

      During 1995, the Company issued 9,564,783 shares of Common Stock for an aggregate consideration of $771,454. These amounts were comprised of the issuance of Common Stock pursuant to the exercise of stock options of 8,114,783 shares for $602,954 and the issuance of Common Stock in exchange for consulting services of 1,450,000 shares for consideration of $168,500.

K.  INCOME TAXES

      As of December 31, 1995, the Company had a net operations loss carryover of approximately $3,500,000 for both financial reporting and tax reporting purposes which will, if unused, expire from 2000 to 2008.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                                       March 31,
                                                         1996         December 31,
                   ASSETS                             (Unaudited)         1995
                                                      -----------     -----------
Current Assets:
  Cash and cash equivalents                           $  360,988       $   65,230
  Investments                                            513,000          479,000
  Inventory                                               19,729           18,091
  Other current assets                                     7,618           12,967
                                                      ----------       ----------
    Total current assets                                 901,335          575,288

Property and Equipment                                   211,344          214,494

Other Assets                                               6,459            6,459
                                                      ----------       ----------
    Total assets                                      $1,119,138       $  796,241
                                                      ==========       ==========


     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                    $    2,943       $    3,750
  Accrued taxes                                            2,325            3,101
  Customer deposits                                        7,800            7,800
                                                      ----------       ----------
    Total current liabilities                             13,068           14,651
                                                      ----------       ----------

Commitments and Contingencies                                  -                -

Stockholders' Equity:
  Common stock; 1,000,000,000 shares of
    $.00001 par value authorized; 256,838,508
    shares issued and outstanding                          2,569            2,512
  Additional paid-in capital                           4,867,697        4,475,875
  Deficit accumulated in the development stage        (3,764,196)      (3,696,797)
                                                      ----------       ----------
    Total stockholders' equity                         1,106,070          781,590
                                                      ----------       ----------

    Total liabilities and stockholders' equity        $1,119,138       $  796,241
                                                      ==========       ==========

           See notes to condensed consolidated financial statements.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)





                                      Three Months Ended March 31
                                      ---------------------------
                                                                       Inception
                                                                      February 20,
                                                                        1984 to
                                          1996            1995       March 31, 1996
                                      -----------     ------------   --------------
Revenue:
  Sales                               $      7,685    $      2,359     $   175,615
  Interest                                   3,223           2,162         301,836
  Sales of territorial rights                    -          25,000          80,000
                                      ------------    ------------     -----------
                                            10,908          29,521         557,451
                                      ------------    ------------     -----------

Costs and Expenses:
  Research and development                     160          30,931         850,908
  General and administrative                74,477          61,026       3,304,695
  Depreciation and amortization              3,670           3,670         163,834
  Interest                                       -               -           2,210
                                      ------------    ------------     -----------
                                            78,307          95,627       4,321,647
                                      ------------    ------------     -----------

Net loss                              $    (67,399)   $    (66,106)    $(3,764,196)
                                      ============    ============     ===========
Net loss per share of common stock    $       (.00)   $       (.00)    $      (.00)
                                      ============    ============     ===========

Weighted Average Number of
  Common Shares Outstanding            250,922,624     244,031,991
                                      ============    ============


           See notes to condensed consolidated financial statements.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A DEVELOPMENT STAGE COMPANY)

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                INCEPTION (FEBRUARY 20, 1984) TO MARCH 31, 1996


                                                               Common Stock
                                                    -----------------------------------                     Deficit
                                                                                                          Accumulated
                                                    Amount                                 Additional       in the
                                                     Per                                    Paid-In       Development
                                                    Share        Shares        Amount       Capital          Stage
                                                    ------      --------       ------      ---------        -------
Balance, inception (February 20, 1994)                                   -     $ 1,000       $      -      $  (1,000)
  as previously reported

Adjustment for pooling of interest                                       -      (1,000)         1,000              -
                                                               -----------     -------       --------       --------
Balance, inception, as restated                                          -           -          1,000         (1,000)

  Net loss, period ended December 31, 1984                               -           -              -        (17,809)
                                                               -----------     -------       --------       --------

Balance, December 31, 1984                                               -           -          1,000        (18,809)

  Issuance of common stock for cash                 $.00       113,846,154       1,138            170              -

  Net loss, year ended December 31, 1985                                 -           -              -        (25,459)
                                                               -----------     -------       --------       --------

Balance, December 31, 1985                                     113,846,154       1,138          1,170        (44,268)

  Issuance of common stock - public offering         .01        40,000,000         400        399,600              -
  Issuance of underwriter's warrants                                     -           -            100              -
  Expenses of public offering                                            -           -       (117,923)             -
  Issuance of common stock, exercise of              .03           819,860           9         24,587              -
   "A" warrants
  Net loss, year ended December 31, 1986                                 -           -              -       (159,674)
                                                               -----------     -------       --------      ---------

Balance, December 31, 1986                                     154,666,014     $ 1,547       $307,534      $(203,942)
                                                               -----------     -------       --------      ---------

           See notes to condensed consolidated financial statements.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A DEVELOPMENT STAGE COMPANY)

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Continued)

                INCEPTION (FEBRUARY 20, 1984) TO MARCH 31, 1996



                                                               Common Stock
                                                    ----------------------------------                        Deficit
                                                                                                            Accumulated
                                                    Amount                                  Additional         in the
                                                     Per                                      Paid-In       Development
                                                    Share         Shares        Amount        Capital          Stage
                                                   -------       --------       ------        -------        ---------
Balance, December 31, 1986                                      154,666,014      $1,547      $  307,534      $  (203,942)

  Issuance of common stock; exercise of             $.03         38,622,618         386       1,158,321                -
   "A" warrants
  Expenses of stock issuance                                              -           -         (11,357)               -
  Acquisition of subsidiary for cash                                      -           -         (46,000)               -
  Cancellation of debt due to stockholders                                -           -          86,565                -
  Net loss, year ended December 31, 1987                                  -           -               -         (258,663)
                                                                -----------      ------     -----------      -----------
Balance, December 31, 1987                                      193,288,632       1,933       1,495,063         (462,605)

  Net loss, year ended December 31, 1988                                  -           -               -         (199,690)
                                                                -----------      ------     -----------      -----------

Balance, December 31, 1988                                      193,288,632       1,933       1,495,063         (662,295)

  Net loss, year ended December 31, 1989                                  -           -               -         (270,753)
                                                                -----------      ------     -----------      -----------

Balance, December 31, 1989                                      193,288,632       1,933       1,495,063         (933,048)

  Issuance of common stock, expiration of redemption
     offer on "B" warrants                             .05        6,729,850          67         336,475                -
  Issuance of common stock, exercise of "B" warrants   .05          268,500           3          13,422                -
  Issuance of common stock; exercise of "C" warrants   .08           12,900           -           1,032                -
  Net loss, year ended December 31, 1990                                  -           -               -         (267,867)
                                                                -----------      ------     -----------      -----------

Balance, December 31, 1990                                      200,299,882      $2,003      $1,845,992      $(1,200,915)
                                                                -----------      ------     -----------      -----------

           See notes to condensed consolidated financial statements.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A DEVELOPMENT STAGE COMPANY)

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Continued)

                INCEPTION (FEBRUARY 20, 1984) TO MARCH 31, 1996

                                                                          Common Stock
                                                               ----------------------------------                      Deficit
                                                                                                                     Accumulated
                                                               Amount                                 Additional       in the
                                                                Per                                    Paid-In       Development
                                                               Share      Shares           Amount      Capital          Stage
                                                               -----      ------           ------      -------         ------
Balance, December 31, 1990                                                200,299,882      $2,003      $1,845,992     $(1,200,915)

  Issuance of common stock; exercise of "B" warrants            $ .05          11,400        -                420            -
  Issuance of common stock; exercise of "C" warrants              .08           2,500        -                200            -
  Issuance of common stock; exercise of underwriters warrants    .012       3,760,000          38          45,083            -

Net loss, year ended December 31, 1991                                           -           -               -           (249,871)
                                                                          -----------      ------      ----------     -----------

Balance, December 31, 1991                                                204,073,782       2,041       1,891,695      (1,450,786)

  Issuance of common stock; exchange for testing                .0405      10,000,000         100         404,900            -
  Issuance of common stock; exchange for consulting services     .055         500,000           5          27,495            -
  Issuance of common stock; exercise of "B" warrants              .05       7,458,989          75         372,875            -
  Issuance of common stock; exercise of "C" warrants              .08       5,244,220          52         419,487            -

  Expenses of stock issuance                                                                               (7,792)

Net loss, year ended December 31, 1992                                           -           -               -           (839,981)
                                                                          -----------      ------      ----------     -----------

Balance, December 31, 1992                                                227,276,991       2,273       3,108,660      (2,290,767)
                                                                          -----------      ------      ----------     -----------

  Issuance of common stock, exchange for consulting services     .055         500,000           5          27,495
                                                                  .03       3,500,000          35         104,965
  Issuance of common stock; exchange for testing                 .035       5,000,000          50         174,950

Net loss, year ended December 31, 1993                                           -           -               -           (563,309)
                                                                          -----------      ------      ----------     -----------

Balance, December 31, 1993                                                236,276,991      $2,363      $3,416,070     $(2,854,076)
                                                                          -----------      ------      ----------     -----------

           See notes to condensed consolidated financial statements.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A DEVELOPMENT STAGE COMPANY)

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Continued)

                INCEPTION (FEBRUARY 20, 1984) TO MARCH 31, 1996

                                                                      Common Stock
                                                            ----------------------------------                       Deficit
                                                                                                                   Accumulated
                                                              Amount                               Additional         in the
                                                               Per                                   Paid-In       Development
                                                              Share      Shares        Amount        Capital          Stage
                                                              -----      ------        ------        -------        --------
Balance, December 31, 1993                                             236,276,991      $2,363      $3,416,070     $(2,854,076)

  Issuance of common stock; exchange for consulting services  $.05       4,750,000          47         237,453               -
  Issuance of common stock; exercise of options                .08         400,000           4          31,996               -
  Issuance of common stock; exercise of options                .10         190,000           2          18,998               -

Net loss, year ended December 31, 1994                                           -           -               -        (440,837)
                                                                       -----------      ------      ----------     -----------

Balance, December 31, 1994                                             241,616,991       2,416       3,704,517      (3,294,913)

  Issuance of common stock; exercise of options                .05       3,333,333          33         166,633               -
  Issuance of common stock; exercise of options                .08       2,092,850          21         167,407               -
  Issuance of common stock; exercise of options                .10       2,688,600          27         268,833               -
  Issuance of common stock; exchange for consulting services   .11       1,150,000          12         126,488               -
  Issuance of common stock; exchange for consulting services   .14         300,000           3          41,997               -

Net loss, year ended December 31, 1995                                           -           -               -        (401,884)
                                                                       -----------      ------      ----------     -----------

Balance, December 31, 1995                                             251,181,774       2,512       4,475,875      (3,696,797)
                                                                       -----------      ------      ----------     -----------

  Issuance of common stock; exercise of options                .05       3,333,334          33         166,633               -
  Issuance of common stock; exercise of options                .08         356,400           4          28,508               -
  Issuance of common stock; exercise of options                .10       1,967,000          20         196,680               -

Net loss, three months ended March 31, 1996                                      -           -               -         (67,399)
                                                                       -----------      ------      ----------     -----------

Balance, March 31, 1996                                                256,838,508      $2,569      $4,867,696     $(3,764,196)
                                                                       ===========      ======      ==========     ===========

           See notes to condensed consolidated financial statements.

                        ADVANCED VIRAL RESEARCH CORP.
                        (A DEVELOPMENT STAGE COMPANY)

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (UNAUDITED)

                                                                           Three Months Ended March 31
                                                                           ---------------------------     Inception
                                                                                                         (February 20,
                                                                                                            1984) to
                                                                               1996          1995        March 31, 1996
                                                                             --------      --------      --------------
Cash Flows from Operating Activities:
  Net loss                                                                   $(67,399)     $(66,106)       $(3,764,196)
                                                                             --------      --------        -----------
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                 3,670         3,670            162,234
  Exchange of common stock for services rendered                                    -             -          1,197,000
  (Increase) decrease in other current assets                                   5,349         5,222             (7,618)
  (Increase) decrease in inventory                                             (1,638)            -            (19,729)
  (Increase) in other assets                                                        -             -             (6,459)
  Increase (decrease) in accounts payable and accrued liabilities              (1,583)       (1,529)            13,068
                                                                             --------      --------        -----------
    Total adjustments                                                           5,798         7,363          1,338,496
                                                                             --------      --------        -----------
    Net cash used in operating activities                                     (61,601)      (58,743)        (2,425,700)
                                                                             --------      --------        -----------
Cash Flows from Investing Activities:
  (Increase) decrease in investments                                          (34,000)            -           (513,000)
  Repayments on loan receivable - stockholder                                       -         8,762                  -
  Expenditures for property and equipment                                        (520)            -           (373,578)
                                                                             --------      --------        -----------
     Net cash provided by investing activities                                (34,520)        8,762           (886,578)
                                                                             --------      --------        -----------
Cash Flows from Financing Activities:
  Proceeds from sale of securities, net of issuance costs                     391,879       342,287          3,673,266
                                                                             --------      --------        -----------
    Net cash provided by financing activities                                 391,879       342,287          3,673,266
                                                                             --------      --------        -----------

Net Increase in Cash and Cash Equivalents                                     295,758       292,306            360,988

Cash and Cash Equivalents, Beginning of Period                                 65,230       202,441                  -
                                                                             --------      --------        -----------
Cash and Cash Equivalents, End of Period                                     $360,988      $494,747        $   360,988
                                                                             ========      ========        ===========

          See notes to condensed consolidated financial statements.

                         ADVANCED VIRAL RESEARCH CORP.
                         (A Development Stage Company)

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996

A.         BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements at March 31, 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position as of March 31, 1996 and the results of operations for the three months then ended. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for year ended December 31, 1995.

B.         COMMITMENTS AND CONTINGENCIES

   Potential Claim for Royalties

   The Company may be subject to claims from certain third parties for royalties due on sales of RETICULOSE in an amount equal to 5% of net sales in the United States and 4% of net sales in foreign countries. The Company has not as yet received any notice of claim from such parties.

   Potential Loss of Bahamian Rights

   RETICULOSE is manufactured by Advance Viral Research, Ltd. (LTD.) in facilities located in Freeport, Grand Bahama Island. The Company has a license to manufacture pharmaceutical products for export from the Grand Bahama Port Authority. The Company was advised in August, 1988 by the Ministry of Health of the Government of the Bahamas that a license from the Ministry of Health is required for the manufacture of pharmaceuticals in the Freeport area of Grand Bahama Island. The Company has received an opinion of its counsel in the Bahamas that the license from the Grand Bahama Port Authority is valid for the manufacture for export by the Company of ethical pharmaceutical products in the Freeport area of Grand Bahama Island. No proceeding to prevent the Company's export of RETICULOSE has been instituted by the Government of the Bahamas. If such proceedings are instituted the Company intends to vigorously contest such claim. No assurance can be given that the Company would successfully defend such claim.

Product Liability

   The Company could be subjected to claims for adverse reactions resulting from the use of RETICULOSE. While the Company is unaware of any such claims or threatened claims since RETICULOSE was initially marketed in the 1940's, one study noted adverse reactions from highly concentrated doses in guinea pigs. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the marketability of RETICULOSE. As of the date hereof, the Company does not have product liability insurance for RETICULOSE. There can be no assurance that the Company will be able to secure such insurance in adequate amounts, at reasonable premiums. Should the Company be unable to secure such product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased.

   Lack of Patent Protection

   The Company does not presently have a patent for RETICULOSE and no application for a patent has been filed. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product using processes similar to those of the Company.

   Office Lease

   Management executed a non-cancelable lease for new office space on January 1, 1996, expiring on December 31, 1998 at approximately $14,000 annually. Rental expense for 1995 was $13,832.

                Future minimum rental payments are as follows:


                             1996           $14,000
                             1997            14,000
                             1998            14,000
                                            -------
                                            $42,000


   Plata Partners Limited Partnership

   On March 20, 1992, the Company entered into an agreement with Plata Partners Limited Partnership ("Plata") pursuant to which Plata agreed to perform a demonstration in the Dominican Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using RETICULOSE incorporated in the Protocol against AIDS (the "Plata Agreement"). Plata covered all costs and expenses associated with the demonstration.

   Pursuant to the Plata Agreement, the Company authorized the issuance to Plata of 5,000,000 shares of Common Stock and options to purchase additional 5,000,000 shares at $.08 per share through July 9, 1994 (the "Plata Options") and 5,000,000 shares at $.10 per share through July 9, 1994. Pursuant to several amendments, the Plata Options and the Additional Plata Options are exercisable through December 31, 1996. As of May 15, 1996 there are outstanding Plata Options to acquire 1,348,300 shares at $.11 per share and Additional Plata Options to acquire 858,000 shares at $.13 per share through December 31, 1996. Through March 31, 1996, the

Company has received approximately $384,000 pursuant to the issuance of approximately 4.5 million shares in connection with the exercise of the Plata Options and the Additional Plata Options.

   TRM Management Corp. ("TRM")

   In August 1991, the Company entered into an agreement with TRM, whereby TRM would perform certain open human clinical trial tests in Haiti using RETICULOSE (the "TRM Agreement"). According to the TRM Agreement, the purpose of the Haiti tests was to assess the effectiveness of RETICULOSE against the Hepatitis "A" virus and Hepatitis "B" virus in accordance with and in compliance with a certain Hepatitis Open Label Clinical Trial Protocol developed by TRM. At the conclusion of the Haiti tests, TRM was required to prepare a paper describing the methods and results of testing, the form and substance of which shall be appropriate for publication by recognized scientific journals ("Results Paper"). The Results Paper was published in the December, 1992 issue of the Journal of the Royal Society of Health.

   On January 3, 1992, TRM delivered to the Company the Results Paper. In accordance with the terms of the TRM Agreement, the Company has authorized the issuance to the shareholders and certain associated persons of TRM (1) an aggregate amount of 10,000,000 shares of the Company's common stock (the "TRM Shares") and (2) an option to acquire, at any time, for a period of five years from the date of issuance of the option, 10,000,000 shares of the Company's common stock at a purchase price of $.05 per share (the "TRM Options"). As of March 31, 1996, 6,666,666 shares of Common Stock were issued pursuant to the exercise of the TRM Options for an aggregate exercise price of $333,333.

   Argentine Agreement

   In April 1996 the Company entered into an agreement (the "Argentine Agreement") with DCT SRL, an Argentine corporation unaffiliated with the Company ("DCT") pursuant to which DCT was to cause a clinical trial to be conducted in two separate hospitals located in Buenos Aires, Argentina (the "Clinical Trials"). Pursuant to the Argentine Agreement, the Clinical Trials were to be conducted pursuant to a protocol developed by Juan Carlos Flichman, M.D. and the purpose of the Clinical Trials was to assess the efficacy of the Company's drug Reticulose on the Human Papilloma Virus (HPV). The protocol calls for, among other things, a study to be performed with clinical and laboratory follow-up on 20 male and female human patients between the ages of 18 and 50. The Clinical Trials will not include a placebo control group or reference to any other antiviral drug.

   Pursuant to the Argentine Agreement the Company is obligated to deliver $34,000 to DCT to cover out of pocket expenses associated with the Clinical Trials. The Argentine Agreement further provides that at the conclusion of the Clinical Trials, DCT shall cause Dr. Flichman to prepare and deliver a written report to the Company regarding the methodology and results of the Clinical Trials (the "Written Report"). Upon delivery of the Written Report to the Company, the Company shall deliver to the principals of DCT options to acquire 2,000,000 shares of the Company's Common Stock for a period of one year from the date of the delivery of the Written

Report, at a purchase price of $.20 per share.

   On April 22, 1996 DCT informed the Company that DCT was informed by Dr. Flichman that the Clinical Trials had commenced April 15, 1996 and that the Clinical Trials will last approximately 90 days.

   In June 1994, DCT SRL and the Company entered into an exclusive distribution agreement whereby the Company granted to DCT SRL the exclusive right to distribute the Company's drug Reticulose in certain South American countries, including Argentina and the other MERCOSUR States.

Hirschman Agreement

   In May 1995, the Company entered into a consulting agreement with Shalom Hirschman, M.D., Professor of Medicine of Mt. Sinai School of Medicine, New York, New York and Director of Mt. Sinai's Division of Infectious Diseases, whereby Dr. Hirschman shall provide consulting services to the Company through May 1997. The consulting services included the development and location of pharmaceutical and biotechnology joint venture partners and assisting the Company with regulatory approvals and protocols.

   In connection with the consulting agreement, the Company issued to Dr. Hirschman 1,000,000 shares of the Company's Common Stock and the option to acquire 5,000,000 shares of the Company's Common Stock for a period of three years as per the vesting schedule as referred to in the agreement, at a purchase price of $0.18 per share. In addition and in connection with entering into the consulting agreement with Dr. Hirschman, the Company issued to a person unaffiliated with the Company, 100,000 shares of the Company's Common Stock, and an option to acquire for a period of one year, from June 1, 1995 an additional 500,000 shares at a purchase price of $0.18 per share. As of March 31, 1996, no options had been exercised under this Agreement.

   In March 1996 the Company entered into an Addendum to Agreement with Dr. Hirschman whereby Dr. Hirschman agreed to provide consulting services to the Company through May 2000 (the "Addendum"). Pursuant to the Addendum, the Company granted to Dr. Hirschman the option to purchase 15,000,000 shares of the Company's Common Stock for a three year period pursuant to the following vesting schedule: (i) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1996 and ending March 23, 1999 at an exercise price of $.19 per share; (ii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1997 and ending March 23, 1999 at an exercise price of $.27 per share; and (iii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 23, 1998 and ending March 23, 1999 at an exercise price of $.36 per share. In addition, the Company has agreed to cause the shares underlying these options to be registered so long as there is no cost to the Company.

C.  CONSULTING AGREEMENTS

   In September 1992, the Company entered into a one year consulting agreement with Leonard Cohen (the "September 1992 Cohen Agreement"). The September 1992 Cohen Agreement required that Mr. Cohen provide certain consulting services to the Company in exchange for the Company issuing to Mr. Cohen 1,000,000 shares of Common Stock (the "September 1992 Cohen Shares"), 500,000 of which were issuable upon execution of the September 1992 Cohen Agreement and the remaining 500,000 shares of which were issuable upon Mr. Cohen completing 50 hours of consulting service to the Company. The Company issued the first 500,000 shares to Mr. Cohen in October 1992 and the remaining 500,000 shares to Mr. Cohen in February 1993. Further pursuant to the September 1992 Cohen Agreement, the Company granted to Mr. Cohen the option to acquire, at any time and from time to time through September 11, 1993 (which date has been extended through December 31, 1996), the option to acquire 3,000,000, shares of Common Stock of the Company at a purchase price of $.09 per share which exercise price has been increased to $.12 per share) (the "September 1992 Cohen Options"). As of March 31, 1996 none of the September 1992 Cohen Options have been exercised.

   In February 1993, the Company entered into a second consulting agreement with Mr. Cohen (the "February 1993 Cohen Agreement"). The February 1993 Cohen Agreement provides that Mr. Cohen provide financial consulting services concerning the business operations of the Company in exchange for the Company issuing to Mr. Cohen 3,500,000 shares of Common Stock (the "February 1993 Cohen Shares"), 1,000,000 Shares of which Mr. Cohen has informed the Company he has assigned to certain other persons non-affiliated with the Company.

   In July 1994, in consideration for services related to the introduction, negotiation and execution of a distribution agreement the Company issued (i) to Mr. Cohen, an additional 2,500,000 shares (the "April 1994 Cohen Shares") and
(ii) to each of Elliot Bauer and Lee Rizzuto, 625,000 shares (the "Bauer and Rizzuto Shares") as well as options to acquire an additional 5,000,000 Shares at $.10 per share exercisable through May 1, 1996 (the "Bauer and Rizzuto Options"). The April 1994 Cohen Shares, the Bauer and Rizzuto Shares and the shares of Common Stock underlying the Bauer and Rizzuto Options have been registered. The Company has been informed that Messrs. Cohen, Bauer and Rizzuto are principals of a firm which has been granted certain distribution rights. Through March 31, 1996 2,855,000 shares were issued pursuant to the exercise of the Bauer and Rizzuto Options for an aggregate exercise price of $285,500. During the three month period ended March 31, 1996, 855,000 shares of Common stock were issued pursuant to the exercise of the Bauer and Rizzuto Options.

   The issuance of the September 1992 Cohen Shares, the February 1993 Cohen Shares, the April 1994 Cohen Shares and the Bauer and Rizzuto Shares have been accounted for as an administrative expense in the amount of the Company's valuation of such shares as of the issuance date.

D.         DISTRIBUTION AGREEMENTS

   The Company has entered into separate agreements with five different entities (the "Entities"), whereby the Company has granted exclusive rights to distribute Reticulose in the countries of China, Japan, Thailand, Singapore, Hong Kong, Taiwan, Malaysia, Mexico, Saudi Arabia, Argentina, Bolivia, Paraguay, Uruguay, Brazil Chile, Channel Islands, The Isle of Man, British West Indies, Jamaica, Haiti Bermuda, and Belize. Pursuant to these agreements, distributors are obligated to cause Reticulose to be approved for commercial sale in such countries and upon such approval, to purchase from the Company certain minimum quantities of Reticulose to maintain the exclusive distribution rights. Leonard Cohen, a former consultant to the Company, has informed the Company that he is an affiliate of two of these entities.

E.         STOCKHOLDERS EQUITY

   During 1995, the Company issued 9,564,783 shares of Common Stock for an aggregate consideration of $771,454. These amounts were comprised of the issuance of Common Stock pursuant to the exercise of stock options of 8,114,783 shares for $602,954 and the issuance of Common Stock in exchange for consulting services of 1,450,000 shares for consideration of $168,500. During the three month period ended March 31, 1996, the Company issued, pursuant to the exercise of stock options, approximately 5.7 million shares of Common Stock for an aggregate consideration of approximately $175,000.

   Subsequent to March 31, 1996, the Company issued pursuant to the exercise of stock options approximately 5.0 million shares of Common Stock for an aggregate consideration of approximately $500,000.

No dealer, salesperson or other persons is authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

TABLE OD CONTENTS                        Page

Additional Information                      2
Prospectus Summary                          3
The Company                                 3
Glossary                                    6
Selected Financial Data                     7
High Risk Factors                           8
Dilution                                    15
Market Information                          16
Divided Policy                              17
Use of Proceeds                             17
Capitalization                              18
Management's
Discussion and Analysis
   of Financial Condition and Results
   of Operation                             19
Business                                    22
Management                                  43
Principal Shareholders                      46
Certain Transactions                        46
Selling Security Holders                    46
Description
   of Securities                            48
Shares Eligible for Future
 Sale                                       49
Litigation                                  49
Legal Matters                               50
Experts                                     50
Sources                                     52
Index of Financial
 Statements                                F-1



                  ADVANCED VIRAL
                  RESEARCH CORP.

                  ---------------

                    PROSPECTUS

                  ---------------



        34,361,300 Shares of Common Stock


                  August  , 1996

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
- -----------------------------------------------------

     The following table sets forth the estimated expenses to be incurred in connection with the offering of the securities:

                                                           Amount

     SEC Registration Fee                                  $2,369.00
     Printing Costs*                                       $  325.00
     Legal Fees and Expenses*                              $1,500.00
     Accounting Fees and Expenses*                         $2,000.00
     Miscellaneous*                                        $  500.00

     Total                                                 $6,694.00

*Indicates expenses that have been estimated for the purposes of this filing.

Item 14. Indemnification of Directors and Officers.
- ---------------------------------------------------

     Article "Ninth" of the Company's Certificate of Incorporation contains the following provision with respect to indemnification of Directors and
Officers:

Ninth:  The Corporation shall, to the fullest extent permitted by Section
145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person, who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 145 of the General: Corporate Law of the State of Delaware contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the General Corporate Law of the State of Delaware provides in relevant part:

           (a) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any, criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fee) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or, matter therein, he shall be "indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is in proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
                (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Company's Certificate of Incorporation, was amended December 30, 1987, to limit or eliminate director liability by incorporating in new Article "Eleventh" which provides:

     A director of the Corporation shall not be personally liable the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director duty of loyalty to the Corporation for its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities.
- -------------------------------------------------

     The following table sets forth the Company's sales of unregistered securities for past three years. All transactions listed below involved the issuance of Shares or Common Stock and options to acquire Shares of Common Stock and options to acquire Shares of Common Stock prior to commencement of the offering described in the foregoing Prospectus. No underwriters were employed with respect to the sale of any of the securities listed below. All shares were issued in reliance upon Section 4 (2) and/or 3 (b) of the Act.

- -------------------------------------------------------------------------------
Securities Issued        Purchaser         Date Acquired  Consideration
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
2,500,000                Leonard Cohen     4-25-94        Services (Consulting)
                                                          (1)
- -------------------------------------------------------------------------------
300,000                  Leonard Cohen     6-23-95        Services (Consulting)
                                                          (2)
- -------------------------------------------------------------------------------
300,000                  Richard Rubin     5-24-95        Service
- -------------------------------------------------------------------------------
500,000 Options at       Richard Rubin     4-1-96         Service
each of $.19, $.27 and
$.36
- -------------------------------------------------------------------------------
5,000,000 Options at     Elliot Bauer      4-25-94        Services (Consulting)
$.10 and 625,000                                          (1)
Shares
- -------------------------------------------------------------------------------
5,000,000 Options at     Lee Rizzuto       4-25-94        Services (Consulting)
$.10 and 625,000                                          (1)
Shares
- -------------------------------------------------------------------------------
1,000,000 Shares         Shalom Hirschman  5-24-95        Services (Consulting)
                                                          (1)
- -------------------------------------------------------------------------------
5,000,000 Options at     Shalom Hirschman  4-1-96         Services (Consulting
$.18 and 4,000,000                                        (2)
Options at each of
$.19, $.27 and $.36
- -------------------------------------------------------------------------------
100,000 Shares           Deborah Silver    5-24-95        Services (Consulting)
                                                          (2)
- -------------------------------------------------------------------------------
500,000 Options at       Deborah Silver    4-1-96         Services (Consulting)
$.18                                                      (2)
- -------------------------------------------------------------------------------
500,000 Options at       Deborah Silver    4-1-96         Services (Consulting)
each of $.19, $.27 and                                    (2)
$.36
- -------------------------------------------------------------------------------
3,000,000 Options at     Commonwealth      10-24-94       Services (Consulting)
$.25                                                      (2)
- -------------------------------------------------------------------------------
1,000,000 Options at     Freddie Veler     4-1-96         Services (Consulting)
$.20                                                      (2)
- -------------------------------------------------------------------------------
500,000 Options at       Gary Hussian      4-1-96         Services (Consulting)
$.20                                                      (2)
- -------------------------------------------------------------------------------
500,000 Options at       Cesar Blumtritt   4-1-96         Services (Consulting)
$.20                                                      (2)
- -------------------------------------------------------------------------------

(1) The 3,750,000 Shares issued for Consulting Services on 4-25-94 have been valued at $.05 per Share.
(2) The 1,700,000 Shares issued for Consulting Services on 5-24-95 and 6-23-95 have been valued at $.11 per Share.

Item 16. Exhibits and Financial Statement Schedules.
- ----------------------------------------------------

Exhibit Number description
- --------------------------

3(a)      Article of incorporation, as amended, and Bylaws.(1)
4(a)      Specimen Common Stock and Warrant Certificates Offer of
          Rescission.(1)
4(b) Warrant Agreement between the Company and American Stock Transfer and Trust Company.(2)
4(c) Forms of Common Stocks Options and Agreements granted by the Company to TRM Management Corp.(6)
4(d) Forms of Common Stocks Options and Agreements granted by the Company to Elliott Bauer and Lee Rizzuto.(7)
4(e) Forms of Common Stocks Options and Agreements granted by the Company to Shalom Hirschman and Deborah Silver.(7)
5(a)      Option of Richard J. Rubin and Consent.(8)
10(a)     Canadian Clinical Trials Agreement dated September 14, 1990.(4)
10(b) Letter, dated March 15, 1991 to the Company from Health Protection Branch.(5)
10(c) Lease Agreement, dated February 16, 1993 between Stortford Brickell Inc. and the Company.(9)
10(e) Report, dated October 4, 1989, of the tests conducted by Southern Research Institute, Birmingham, Alabama.(4)(a)
10(g) Agreement, dated August 20, 1991, between the Company and TRM Management Corp.(5)
10(h) Lease Agreement, dated December 18, 1991 between Bayview Associates, Inc. and the Company(5).
10(i) Agreement, dated March 20, 1992, between Plata Partners Limited Partnership and Company.(5)
10(j)     Consulting Agreement dated September 18, 1992 between Leonard
          Cohen and the Company.(6)
10(k) Option Agreement, dated February 28, 1993 between Leonard Cohen and the Company.(9)
10(l) Consulting Agreement dated February 28, 1993 between Leonard Cohen and the Company.(9)
10(m) Exclusive Distribution Agreement dated April 25, 1994 between C.U.R.E. Pharmaceutical Corp. and the Company.(10)
10(n) Exclusive Distribution Agreement dated as of June 1, 1994 between C.U.R.E. Pharmaceutical Central Americas Ltd. and the Company.(10)
10(o) Exclusive Distribution Agreement dated as of June 17, 1994 between DCT S.R.L. and the Company as amended.(10)
10(p) Exclusive Distribution Agreement dated as of October 25, 1994 between Commonwealth Pharmaceuticals and the Company.(10)
10(q) Correspondence dated October 28, 1994 from Dr. Morisset to the Company regarding the Canadian Compassionate Treatment.(11)(b)(v)
10(r)(i) Exclusive Distribution Agreement dated as of June 2, 1995 between AVIX International Pharamaceutical Corp. and the Company.(11)
10(r)(ii) Modification Agreement, Exclusive Distribution Agreement and
          Limited License Agreement and dated as of December 28, 1995 by and between the Company, AVIX and Unistone.(12)(vi)

10(s) Consulting Agreement between the Company and Shalom Hirschman and Deborah Silver dated May 24, 1995.(7)
22 Subsidiaries of Registration - Advanced Viral Research, Ltd., a Bahamian corporation.(6)
24(a) Consent of Rachlin, Cohen & Holtz, independent certified public accountants.(8)
24(b)  Consent of Dr. Angelo A. Chinnici.(8)
24(c)  Consent of Dr. Anthony J. Mangia.(8)
24(d)  Consent of Dr. Shalom Hirschman.(8)
24(e)  Consent of Dr. Juan Carlos Flichman.(8)


Footnotes to Exhibit List

(1) Documents incorporated by reference herein to certain exhibits the Company's Registration Statement on Form S-1, as amended, File No. 33-33895, filed with the Securities and Exchange Commission.

(2) Documents incorporated by reference herein to certain exhibits to the Company's Registration Statement on Form S-18, File No. 33-2262-A, filed with the Securities and Exchange Commission on February 12, 1998.

(3) Documents incorporated by reference herein to certain exhibits to the Company's Post-Effective Amendment No.'s 1, 2 and 3 to the Company's Registration Statement on Form S-1, File No. 33-33895, filed with the Securities and Exchange Commission.

(4)(a) Documents incorporated by reference herein to certain exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989.

(4)(b) Documents incorporated by reference herein to certain exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

(5) Documents incorporated by reference herein to certain exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

(6) Documents incorporated by reference herein to certain exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

(7) Documents incorporated by reference herein to certain exhibits the Company's Registration Statement on Form S-1, File No. 33-74454, filed with the Securities and Exchange Commission.

(8)    Filed herewith.

(9) Documents incorporated by reference herein to certain exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993.

(10) Documents incorporated by reference herein to certain exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

(11) Documents incorporated by reference herein to certain exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

(12) Incorporated by reference herein to the Company's Reports on Form 8-K and Exhibits thereto as follows:

      (i)     A report on Form 8-K dated December 27, 1993.
      (ii)    A report on Form 8-K dated April 25, 1994.
      (iii)   A report on Form 8-K dated June 24, 1994.
      (iv)    A report on Form 8-K dated October 26, 1994.
      (v)     A report on Form 8-K dated October 28, 1994.
      (vi)    A report on Form 8-K dated December 28, 1995.
      (vii)   A report on Form 8-K dated January 16, 1996.
      (viii)  A report on Form 8-K dated January 31, 1996.
      (ix)    A report on Form 8-K dated April 18, 1996.
      (x)     A report on Form 8-K dated April 30, 1996.

Item 17. Undertakings.
- ----------------------

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (iii) to include by material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act of 1933 as amended each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such

                                  Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Advanced Viral Research Corp., has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Miami, Florida on day of August, 1995.



                        ADVANCED VIRAL RESEARCH CORP.

                        By:____________________________
                           Bernard Friedland, President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed hereinbelow by the following persons in the capacities and on the dates indicated.



________________________      President - Chief Executive           8/ /1996
Bernard Friedland             Officer and Director


________________________      Secretary-Treasurer and               8/ /1996
William Bregman               Director (Principal
                              Financial and Accounting Officer)


________________________      Director                              8/ /1996
Louis J. Silver